    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             VIASYSTEMS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3672                         75-2668620
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                                                             DAVID M. SINDELAR
                                                 SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                  OFFICER
            VIASYSTEMS GROUP, INC.                         VIASYSTEMS GROUP, INC.
       101 SOUTH HANLEY ROAD, SUITE 400               101 SOUTH HANLEY ROAD, SUITE 400
          ST. LOUIS, MISSOURI 63105                      ST. LOUIS, MISSOURI 63105
                (314) 727-2087                                 (314) 727-2087
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
 Number, Including Area Code, of Registrant's    Telephone Number, Including Area Code, of
         Principal Executive Offices)                        Agent for Service)

---------------------------------------------------------------------------------------------
                                         Copies to:
                                                            BRIAN W. DUWE, ESQ.
             R. SCOTT COHEN, ESQ.                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          WEIL, GOTSHAL & MANGES LLP                             (ILLINOIS)
        100 CRESCENT COURT, SUITE 1300               333 WEST WACKER DRIVE, SUITE 2100
             DALLAS, TEXAS 75201                          CHICAGO, ILLINOIS 60606
                (214) 746-7700                                 (312) 407-0700

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM
                                                         AGGREGATE OFFERING           AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           PRICE(1)             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...............       $500,000,000               $132,000
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of      shares of common stock. The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of shares of common stock. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued January 10, 2000

                                                    Shares

                                VIASYSTEMS LOGO

                                  COMMON STOCK
                            ------------------------

VIASYSTEMS GROUP, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND
$     PER SHARE.
                            ------------------------

WE INTEND TO APPLY TO LIST OUR COMMON STOCK ON [THE NEW YORK STOCK EXCHANGE] [THE NASDAQ NATIONAL MARKET] UNDER THE SYMBOL " ."
                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                            ------------------------
                              PRICE $     A SHARE
                            ------------------------

                                                UNDERWRITING
                                   PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                    PUBLIC       COMMISSIONS    VIASYSTEMS
                                 ------------   -------------   -----------
Per Share......................             $              $              $
Total..........................  $               $              $

Viasystems Group, Inc. has granted the underwriters the right to purchase up to
an additional        shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
          , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                                      CREDIT SUISSE FIRST BOSTON
                                                                       CHASE H&Q

            , 2000

      [DESCRIPTION OF INSIDE FRONT COVER ART TO BE PROVIDED BY AMENDMENT]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Risk Factors.........................    11
Special Note About Forward-Looking
  Statements.........................    17
The Transactions.....................    18
Use of Proceeds......................    19
Dividend Policy......................    19
Dilution.............................    20
Capitalization.......................    21
Unaudited Pro Forma Financial
  Information........................    22
Selected Financial Data..............    33
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................    39
Business.............................    50

                                        PAGE
                                        ----
Management...........................    63
Principal Stockholders...............    71
Certain Transactions.................    73
Description of Indebtedness..........    75
Description of Capital Stock.........    77
Shares Eligible for Future Sale......    84
Important United States Federal Tax
  Considerations for Non-United
  States Holders.....................    85
Underwriters.........................    88
Legal Matters........................    91
Experts..............................    91
Additional Information...............    91
Index to Financial Statements........   F-1

                            ------------------------

     Our principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and our telephone number at that address is (314) 727-2087.

     Unless the context requires otherwise, "Viasystems," "we," "us," "our" and similar terms refer to Viasystems Group, Inc., its consolidated subsidiaries and the business conducted by its predecessor companies, after giving effect to the transactions described under "The Transactions" elsewhere in this prospectus. Unless we indicate otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option. The share and per
share information provided in this prospectus gives effect to a           for 1
reverse stock split, which will occur immediately prior to the completion of this offering, and, unless otherwise indicated, assumes the issuance of shares of common stock upon the conversion of outstanding shares of class A common stock and class A series II common stock based on an initial public
offering price of $       per share. We do not expect any holders of class A
common stock or class A series II common stock to convert their shares into common stock in connection with this offering.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

     UNTIL                , 2000, 25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus.

     We are a leading worldwide independent provider of electronics manufacturing services, or EMS. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion EMS market. Our revenues for the twelve months ended September 30, 1999 were approximately $1 billion. We are a supplier to over 50 original equipment manufacturers, or OEMs, including such industry leaders as Alcatel, Cisco Systems, Delco, Ericsson, General Electric, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems and 3Com. We operate 20 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands and China. These facilities are strategically located to take advantage of low-cost manufacturing environments and to better serve the needs of our customers.

     We offer EMS solutions to OEMs of electronic products. Our products and services consist of the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards, the manufacture of custom-designed backpanel assemblies, the manufacture of complex printed circuit board assemblies, the design and manufacture of wire harnesses and cable assemblies, the procurement and management of materials and the assembly and testing of our customers' complete systems and products. For the twelve months ended September 30, 1999, approximately 35% of our revenues were generated from value-added services such as the manufacture of custom-designed backpanel assemblies, printed circuit board assemblies and wire harnesses and cable assemblies, 26% of our revenues were generated from the fabrication of highly complex multi-layered printed circuit boards.

     We believe that our leadership in the design and fabrication of highly complex multi-layered printed circuit boards and custom-designed backpanel assemblies is a competitive advantage. As a result, we gain early access to our customers' new product designs, giving us the opportunity to leverage our printed circuit board and backpanel capabilities to capture the full system assembly business of our customers at the design stage of their product development cycles. Our integrated manufacturing capabilities, including our ability to manufacture wire harnesses and cable assemblies, enable us to provide a broad array of services and offer more value to our customers.

     We target leading OEMs primarily in the telecommunications and networking industries. We believe that these industries represent a large and attractive market for electronics manufacturing services. Networking companies were among the first communications equipment companies to aggressively outsource much of their manufacturing to EMS providers. Telecommunications equipment companies have only recently begun to use EMS providers, and we expect their use of EMS providers to increase.

     Approximately 55% of our revenues for the nine months ended September 30, 1999 were from telecommunications and networking customers. The products we manufacture for these customers include, or can be found in, a wide array of products including switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment such as hubs, routers and switches. Given our strong relationships with leading OEMs in the telecommunications and networking industries, we believe we are well positioned to participate in the outsourcing programs and asset dispositions of those OEMs.

     Our principal competitive advantages are our advanced product capabilities, strong customer relationships, global infrastructure, broad service offering, supply chain management capabilities and experienced and successful management team. These competitive advantages allow us to provide significant value to our customers by reducing their new product development cycles, time-to-market, time-to-volume and manufacturing cost. We believe we are the industry leader and have pioneered advances in the manufacture of complex, technologically advanced multi-layered printed circuit boards and custom-designed backpanel assemblies. In our state-of-the-art manufacturing facilities, we currently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three mils. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two mils.

We have leveraged these capabilities to participate in the product design of many next generation products for major OEMs in the telecommunications and networking industries.

OUR STRATEGY

     Our goal is to be the EMS full-solution partner of choice to leading OEMs. Our strategy is to:

     - focus on the high growth telecommunications and networking customer segments;

     - leverage our advanced printed circuit board and backpanel capabilities to further expand into complete assembly and other value-added services;

     - leverage our vertical integration to provide a full-service offering to, and expand relationships with, our customers;

     - concentrate on high value-added products and services;

     - exploit our low-cost manufacturing locations to reduce our customers' total costs;

     - expand our manufacturing facilities geographically to better meet the needs of our customers; and

     - pursue acquisition opportunities.

OUR HISTORY

     We were formed in 1996 by Hicks, Muse, Tate & Furst and Mills & Partners to create a preferred global manufacturing provider to leading OEMs through acquisitions of printed circuit board fabricators and backpanel assemblers. Since our formation, we have further broadened our focus to become a leading EMS full-solution provider. We have completed six acquisitions and established four greenfield operations, significantly broadening our service offering capabilities, expanding our geographic reach and building our customer base of leading OEMs. Our management team previously worked together at Berg Electronics, a leading electronics manufacturing enterprise, where they worked directly with many of the same OEM customers that are currently some of our largest customers.

THE TRANSACTIONS

     In connection with the offering, we will complete several transactions, including:

     - the transfer of nine European printed circuit board manufacturing facilities, referred to as the transferred operations, consisting primarily of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, to a new entity formed by our existing stockholders in consideration for a note payable to us for $150 million; and

     - the acquisition of the wire harness business of International Wire Group, Inc., an entity controlled by affiliates of Hicks, Muse, Tate & Furst, for a cash purchase price of $210 million.

     We are transferring the transferred operations as part of our overall strategy to focus our resources on value-added EMS services for telecommunications and networking customers. The acquisition of the wire harness business allows us to further vertically integrate our electronics manufacturing services.

     For the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999, the transferred operations had revenue and Adjusted EBITDA, as that term is defined in note 6 to the Summary Consolidated Financial Data, of $458.5 and $266.1 million and $81.1 and $10.9 million, respectively. During the same periods, the revenue and Adjusted EBITDA for the wire harness business was $170.4 and $148.4 million and $29 and $22.7 million, respectively.

     In connection with these transactions and concurrently with the offering, we expect to refinance our existing senior credit facility with a new senior credit facility.

     For a more detailed description of these transactions, please see "The Transactions" beginning on page 18.

                                  THE OFFERING

Common stock offered.......       shares(1)

Common stock offered in

  United States offering...       shares

  International offering...       shares

Common stock to be
outstanding after this
  offering.................       shares(1)(2)

Over-allotment option......       shares

Use of proceeds............  We intend to use the estimated net proceeds of
                             $     million from the offering to fund the
                             acquisition of the wire harness business and to repay a portion of our outstanding indebtedness. See "Use of Proceeds."

Proposed [New York Stock
  Exchange] [Nasdaq
  National Market]
  symbol...................
------------

(1) Excludes up to      shares that may be sold by us if the underwriters
    exercise their over-allotment option.

(2) Excludes      shares of common stock that are issuable upon the exercise of
    our outstanding stock options,      shares of common stock that are issuable
    upon the exercise of our outstanding warrants and      shares of common
    stock that are issuable upon the conversion of our outstanding class A common stock and class A series II common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary historical consolidated financial data of Viasystems Group, Inc. for the periods indicated. The financial data used in the preparation of the summary historical consolidated financial data has been derived from our audited and unaudited financial statements for the periods indicated. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair and accurate presentation of the data.

     The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                             NINE MONTHS
                                                                                ENDED
                                             YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -----------------------    ----------------------
                                              1997(1)      1998(2)       1998(2)      1999(3)
                                             ---------    ----------    ---------    ---------
                                                                             (UNAUDITED)
                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales................................   $795,289    $1,031,928     $767,307     $790,481
                                             ---------    ----------    ---------    ---------
  Cost of goods sold.......................    554,097       723,741      552,357      590,754
  Selling, general and administrative
     expenses..............................     75,650       106,749       81,655       78,052
  Depreciation and amortization............    110,037       166,606      109,152      120,807
  Write-off of acquired in-process research
     and development(4)....................    294,500        20,100       20,100       17,600
                                             ---------    ----------    ---------    ---------
     Operating income (loss)...............   (238,995)       14,732        4,043      (16,732)
                                             ---------    ----------    ---------    ---------
  Interest expense, net....................     64,612        92,535       68,273       79,972
  Amortization of deferred financing
     costs.................................      6,629         9,354        6,789        4,741
  Other expense............................      1,024         4,960        2,659        3,730
                                             ---------    ----------    ---------    ---------
     Loss before income taxes, cumulative
       effect of a change in accounting
       principle and extraordinary item....   (311,260)      (92,117)     (73,678)    (105,175)
  Provision (benefit) from income taxes....      8,432        (7,334)     (13,094)     (28,850)
     Loss before cumulative effect of
       change in accounting principle and
       extraordinary item..................   (319,692)      (84,783)     (60,584)     (76,325)
  Cumulative effect -- write-off of
     start-up costs, net of income tax
     benefit of $5,647.....................         --            --           --       16,942
                                             ---------    ----------    ---------    ---------
  Extraordinary item -- loss on early
     extinguishment of debt, net of income
     tax benefit of $4,332.................      7,796            --           --           --
                                             ---------    ----------    ---------    ---------
  Net loss.................................  $(327,488)   $  (84,783)   $ (60,584)   $ (93,267)
                                             =========    ==========    =========    =========
     Basic net loss per weighted average
       common share(5).....................  $            $             $            $
                                             =========    ==========    =========    =========
     Basic weighted average common
       shares(5)...........................
     Diluted net loss per weighted average
       common share(5).....................  $            $             $            $
                                             =========    ==========    =========    =========
     Diluted weighted average common
       shares(5)...........................

                                                                             NINE MONTHS
                                                                                ENDED
                                             YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -----------------------    ----------------------
                                              1997(1)      1998(2)       1998(2)      1999(3)
                                             ---------    ----------    ---------    ---------
                                                                             (UNAUDITED)
                                                              (IN THOUSANDS)
OTHER DATA:
  Adjusted EBITDA(6).......................  $ 165,542    $  201,438    $ 133,295    $ 121,675
  Adjusted EBITDA margin(7)................       20.8%         19.5%        17.4%        15.4%
  Capital expenditures.....................  $ 117,163    $  130,361    $  86,416    $  77,388
  Net cash from operating activities.......    104,906       (43,835)     (26,572)      (3,539)
  Net cash from investing activities.......   (273,067)     (276,026)    (231,880)    (391,331)
  Net cash from financing activities.......    184,077       303,530      238,788      404,936
BALANCE SHEET DATA:
  Cash and cash equivalents................  $  27,538    $    9,335    $  10,386    $  18,622
  Working capital..........................     16,659        19,538       19,235      109,488
  Total assets.............................  1,068,912     1,454,703    1,442,402    1,792,432
  Total debt, including current
     maturities............................    847,375     1,134,495    1,065,619    1,348,959
  Stockholders' deficit....................    (92,193)     (113,486)     (75,631)     (23,824)

------------

(1) Amounts are derived from our audited historical financial statements for the year ended December 31, 1997, and include the results of Forward Group PLC (Forward) and Interconnection Systems (Holdings) Limited (ISL) since the dates of acquisition in April 1997. See note 1 to our consolidated financial statements included elsewhere herein.

(2) Amounts are derived from our audited historical financial statements for the year ended December 31, 1998, and our historical unaudited interim financial statements for the nine months ended September 30, 1998, and include the results of the PCB production facility of Ericsson Telecom AB (Viasystems Sweden), Mommers Print Service B.V. (Mommers) and Zincocelere S.p.A. (Zincocelere) since the dates of acquisition in the first quarter of 1998. See note 1 to our consolidated financial statements included elsewhere herein.

(3) Amounts are derived from our historical unaudited interim financial statements for the nine months ended September 30, 1999, and include the results of the PCB manufacturing division of Termbray Industries International (Holdings) Limited (Kalex) since the date of acquisition in August 1999 and PAGG Corporation (PAGG) since the date of acquisition in April 1999. See note 1 to our consolidated financial statements included elsewhere herein.

(4) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the Forward and ISL acquisitions in 1997, the Mommers and Zincocelere acquisitions in 1998 and the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements included elsewhere herein.

(5) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion of the calculation of basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

(6) Adjusted EBITDA is defined as operating income (loss) plus depreciation, amortization and the non-cash charge relating to the write-off of acquired in-process research and development. We believe that Adjusted EBITDA enhances an understanding of our financial condition, results of operations and cash flows by providing additional information for determining our ability to meet debt service requirements. Adjusted EBITDA does not represent and should not be considered as an alternative to operating income, net income or cash flow from operations as determined by GAAP. Adjusted EBITDA is not indicative of operating performance and does not necessarily indicate whether cash flow will be sufficient for cash requirements. Items excluded from the calculation of Adjusted EBITDA are significant components in understanding and assessing our financial performance. For example, the calculation of Adjusted EBITDA does not include our commitments for capital expenditures and payment of debt and should not be deemed to represent funds available to us. Adjusted EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

(7) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales expressed as a percentage.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table presents summary pro forma financial data for the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999 giving effect to (1) the acquisitions we completed in 1998 and in the first nine months of 1999, referred to as the completed acquisitions, together with the transactions described under the heading "The Transactions" contained elsewhere in this prospectus, and (2) the offering, including the application of the net proceeds therefrom, in each case as if such transactions had occurred at January 1, 1998 and as more fully described under the heading "Unaudited Pro Forma Financial Information" contained elsewhere in this prospectus. The pro forma balance sheet data as of September 30, 1999 gives effect to (1) the transactions described under the heading "The Transactions" contained elsewhere in this prospectus, and (2) the offering, including the application of the net proceeds therefrom, in each case, as if such transactions had occurred at the balance sheet date.

     The summary pro forma financial data are not necessarily indicative of either our future results of operations or the results of operations that would have occurred if those events had been consummated on the indicated dates. The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                                         PRO FORMA
                                                          PRO FORMA               COMPLETED ACQUISITIONS,
                                                    COMPLETED ACQUISITIONS            THE TRANSACTIONS
                                                     AND THE TRANSACTIONS             AND THE OFFERING
                                                 ----------------------------   ----------------------------
                                                                 NINE MONTHS                    NINE MONTHS
                                                  YEAR ENDED        ENDED        YEAR ENDED        ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                     1998           1999            1998           1999
                                                 ------------   -------------   ------------   -------------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales....................................     $956,655       $769,973       $956,655       $769,973
  Cost of goods sold...........................      660,075        544,209        660,075        544,209
  Selling, general and administrative
     expenses..................................      100,863         68,295        100,863         68,295
  Depreciation and amortization................      119,663         91,200        119,663         91,200
  Write-off of acquired in-process research and
     development(1)............................        5,300         17,600          5,300         17,600
                                                  ----------     ----------       --------       --------
     Operating income..........................       70,754         48,669         70,754         48,669
                                                  ----------     ----------       --------       --------
  Interest expense, net........................      125,138         97,745
  Amortization of deferred financing costs.....        7,702          4,621
  Other expense (income).......................        1,100             25          1,100             25
                                                  ----------     ----------       --------       --------
     Loss before income taxes and cumulative
       effect of a change in accounting
       principle...............................      (63,186)       (53,722)
  Benefit from income taxes....................      (17,651)       (35,831)
                                                  ----------     ----------       --------       --------
     Loss before cumulative effect of a change
       in accounting principle.................      (45,535)       (17,891)
  Cumulative effect -- write-off of start-up
     costs, net of income tax benefit of
     $5,647....................................           --         16,942
                                                  ----------     ----------       --------       --------
     Net loss..................................   $  (45,535)    $  (34,833)      $              $
                                                  ==========     ==========       ========       ========
     Basic net loss per weighted average common
       share(2)................................                                   $              $
                                                                                  ========       ========
     Basic weighted average common shares(2)...
     Diluted net loss per weighted average
       common share(2).........................                                   $              $
                                                                                  ========       ========
     Diluted weighted average common
       shares(2)...............................

                                                                                        PRO FORMA
                                                              PRO FORMA          COMPLETED ACQUISITIONS,
                                                       COMPLETED ACQUISITIONS     THE TRANSACTIONS AND
                                                        AND THE TRANSACTIONS          THE OFFERING
                                                       -----------------------   -----------------------
                                                          NINE MONTHS ENDED         NINE MONTHS ENDED
                                                         SEPTEMBER 30, 1999        SEPTEMBER 30, 1999
                                                       -----------------------   -----------------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................        $   14,172                  $14,172
  Working capital....................................           141,845
  Total assets.......................................         1,487,839
  Total debt, including current maturities...........         1,526,447
  Stockholders' deficit..............................          (357,566)

------------

(1) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the Mommers acquisition in 1998 and the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements included elsewhere herein.

(2) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis (assuming an initial public offering price of
    $     per share). The shares used in the computation of net loss per share also include shares being sold pursuant to the offering that would be required to retire the debt and fund the wire harness business acquisition as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For a further discussion of the methodology used to calculate basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial conditions or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS AND CUSTOMER ORDERS

     Our operating results may vary significantly for a variety of reasons, including:

     - timing of orders from and shipments to major customers;

     - our capacity relative to the volume of orders;

     - expenditures in anticipation of future sales;

     - pricing pressures;

     - variations in product mix;

     - expenditures or write-offs related to acquisitions;

     - start-up expenses relating to new manufacturing facilities; and

     - overall economic conditions in the electronics industry.

     Many of these factors are outside of our control. Because a significant portion of our operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

A SIGNIFICANT PORTION OF OUR REVENUES ARE BASED ON SALES TO OUR LARGEST CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY

     Lucent Technologies accounted for approximately 34% and 35%, General Electric (GE) accounted for approximately 10% and 9% and our five largest customers as a group accounted for approximately 60% and 56% of our net sales for the calendar year 1998 and the nine months ended September 30, 1999, respectively. Although we cannot assure you that our principal customers will continue to purchase products from us at past levels, we expect a significant portion of our revenue will continue to be concentrated within a small number of customers. In addition, we anticipate that Lucent Technologies will continue to be our largest customer for at least the next few years, in part because of the five-year supply agreement that we entered into with them in November 1996, which is renewable in certain circumstances for two additional one-year terms. Additionally, GE will continue to be one of our largest customers as a result of the supply agreement that we entered into with them, which expires December 31, 2006. The loss of, or significant curtailment of purchases by, Lucent Technologies or GE or one or more of these other customers could have a material adverse effect on us.

WE RELY HEAVILY ON AND WILL BE AFFECTED BY THE TELECOMMUNICATIONS AND NETWORKING INDUSTRIES

     Our principal customers are in the telecommunications and networking industries, which are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the telecommunications and networking industries would likely have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS MAY BE HARMED IF WE FAIL TO EFFECTIVELY COMPETE

     The EMS industry is highly fragmented and characterized by intense competition. Certain of our competitors have substantially greater financial and manufacturing resources than we have. As a participant in the EMS industry, we compete on the basis of product quality, responsiveness to customers, manufacturing and engineering technology and price. During periods of recession in the EMS industry, our competitive advantages may be of reduced importance.

THE EMS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE

     The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and more complex products. In addition, the EMS industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. There can be no assurance that we will effectively respond to the technological requirements of the changing market, including the need for substantial additional capital expenditures that may be required as a result of those changes.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED

     We have grown rapidly in recent periods, and this growth may be difficult to sustain. Internal growth and further expansion of our value-added EMS offerings will require us to expand our existing operations and relationships and to improve our operational and information systems.

     We plan to expand our manufacturing capacity and value-added EMS offerings by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations, expand existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion on acceptable terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

     Our growth strategy includes acquiring complementary businesses. There is substantial competition for attractive acquisition candidates. We cannot assure you that we will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition, combination or other transaction on acceptable terms and prices. Furthermore, acquisitions involve a number of risks and challenges, including:

     - diversion of management's attention;

     - the need to integrate acquired operations;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of acquisitions.

THERE MAY BE SHORTAGES OF REQUIRED COMPONENTS WHICH WOULD CAUSE US TO CURTAIL OUR MANUFACTURING OR INCUR HIGHER THAN EXPECTED COSTS

     We purchase the components we use in producing printed circuit board and backpanel assemblies and other EMS services and, in certain circumstances, we may be required to bear the risk of component price fluctuations. In addition, shortages of certain types of electronic components have occurred in the past and may occur in the future. Component shortages or price fluctuations could have an adverse effect on our results of operations. Due to the continued increase of our contract manufacturing and assembly businesses as a percentage of our net sales, component shortages and price fluctuations would adversely affect our results of operations to a greater extent than in prior fiscal years.

WE WILL CONTINUE TO HAVE A SUBSTANTIAL AMOUNT OF DEBT AND THE ABILITY TO FURTHER INCREASE OUR DEBT

     After the consummation of the Transactions and the application of net proceeds that we receive, we will continue to have substantial indebtedness and leverage. As of September 30, 1999, after giving effect to the foregoing:

     - our total debt outstanding would have been approximately $     million;

     - our interest expense would have been approximately $     million for the
       nine months ended September 30, 1999 and $     million for the year ended
       December 31, 1998; and

     - our total stockholders' equity would have been approximately $ million.

     Upon completion of the Transactions and the offering, we expect to have
approximately $     million available for future borrowings under our new senior credit facility that may be used for future acquisitions and capital expenditures.

     Depending on our future performance, we and our subsidiaries will be permitted to incur significant additional debt in the future. Our high level of debt could have negative consequences. For example, it could:

     - increase our vulnerability to adverse industry and general economic conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments, acquisitions and other business activities;

     - limit our ability to obtain additional financing to fund future working capital, capital investments, acquisitions and other business activities;

     - expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

     - limit our flexibility to plan for, and react to, changes in our business and our industry; and

     - place us at a competitive disadvantage relative to our less leveraged competitors.

A SIGNIFICANT PORTION OF OUR BUSINESS IS CONDUCTED IN FOREIGN COUNTRIES, EXPOSING US TO ADDITIONAL RISK

     A significant portion of our operations is conducted in foreign countries and is subject to risks that are inherent in operating abroad, including:

     - currency fluctuations and restrictions;

     - inflation or changes in political and economic conditions;

     - governmental regulation;

     - changes in import duties;

     - trade restrictions;

     - work stoppages; and

     - other restraints and burdensome taxes.

     Net sales outside the United States during fiscal 1998 and the nine months ended September 30, 1999 were approximately $543.5 million and $475 million, or 56.8% and 60.1% of net sales, respectively.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS

     A significant portion of our business is conducted in the Euro. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Hong Kong dollar, the Chinese renminbi and the Mexican peso, as well as the Euro. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of goods sold and operating margins. We cannot predict the impact of future exchange rate fluctuations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES

     Our success depends in part on proprietary technology and manufacturing techniques. We have few patents for these proprietary techniques and choose to rely primarily on trade secret protection. Litigation may be necessary to protect our technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on us. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. We cannot assure you that a license would be available on reasonable terms or at all.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH EXPOSE US TO POTENTIAL FINANCIAL LIABILITY

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations in the fabrication of printed circuit boards because metals and other hazardous materials are used in the manufacturing process. Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. Such liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. In addition, it is possible that in the future new or more stringent requirements could be imposed.

SOME OF OUR EMPLOYEES ARE UNIONIZED

     Approximately 9% of our employees are unionized, all at our Richmond, Virginia facility. A prolonged dispute, work stoppage or strike at this facility could have a material adverse effect on us.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE THE BUSINESS

     The agreements governing our indebtedness contain covenants that restrict our ability to take various actions, such as incurring additional debt, paying dividends, repurchasing junior debt, making investments, entering into certain transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our new senior credit facility is expected to contain other limitations and also require us to maintain specified financial ratios. A breach of any of these provisions could result in a default under our indebtedness, which would allow our lenders to declare all amounts outstanding under such indebtedness immediately due and payable. In such an event, our assets might not be sufficient to repay those amounts. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

WE ARE CONTROLLED BY AFFILIATES OF HICKS MUSE

     Following the offering, approximately   % of our common stock will continue
to be controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, referred to as Hicks Muse. As a result, Hicks Muse will continue to have substantial influence on the election of our board of directors, the approval or disapproval of other matters requiring stockholder approval, and the direction of our management and policies.

WE MAY SUFFER YEAR 2000 RELATED FAILURES

     Many software applications, embedded computer chips and computer equipment have been designed to determine the year based upon only the last two digits. Accordingly, some of these systems may mistake the year 2000 for the year 1900, resulting in miscalculations and potential system failures. We cannot be certain that our efforts to address the Year 2000 issue have been appropriate, adequate or complete. We also depend on software and services from third parties that may have failed to adequately address their Year 2000 issues and, accordingly, cause our production, shipment and financial operations to be materially impaired.

THERE MAY NOT BE AN ACTIVE MARKET FOR OUR COMMON STOCK, MAKING IT DIFFICULT FOR YOU TO SELL YOUR STOCK

     This is our initial public offering, which means that there is no current market for our common stock. We cannot assure you that after this offering our stock will be traded actively. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering.

OUR STOCK PRICE MAY BE VOLATILE

     Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts or investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     The market price for our common stock could fall substantially if our stockholders who hold restricted shares of common stock sell large amounts of shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity related securities in the future. These sales in the public market are limited by restrictions under federal securities law and by lock-up agreements that we, our directors, officers and substantially all of our existing stockholders have agreed to enter into with the underwriters. With some exceptions, the lock-up agreements restrict us, our directors and officers and those stockholders from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     As of the date of this prospectus, we have           outstanding shares of
common stock, not including the shares of common stock being sold in the offering. All of the shares outstanding before the offering are "restricted" securities within the meaning of the federal securities laws and may not be resold unless registered under the Securities Act of 1933 or sold pursuant to an applicable exemption, including Rule 144. Following the offering, and in the case of our directors, officers and stockholders who have entered into lock-up
agreements, the expiration of 180 days following the offering,           shares
will be eligible for sale in the public market under Rule 144, subject to applicable volume and manner of sale limitations imposed by Rule 144.

IT MAY BE DIFFICULT TO TAKE OVER OUR COMPANY, AND THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Following the offering, affiliates of Hicks Muse will control approximately % of our outstanding common stock. Accordingly, Hicks Muse effectively controls the decision whether a change of control will occur. Moreover, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you. These provisions and controlling ownership by Hicks Muse could also adversely affect our common stock price.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the transactions described herein, this offering, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or other similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include fluctuations in our operating results and customer orders, our competitive environment, our reliance on our largest customers, risks associated with our international operations, our ability to protect our patents and trade secrets, environmental laws and regulations, our relationship with unionized employees, risks associated with our acquisition strategy, our substantial indebtedness, control by our largest stockholders and risks associated with Year 2000 systems failures.

                                THE TRANSACTIONS

     In connection with this offering, we will complete the following transactions, referred to herein as the "Transactions":

TRANSFER OF NINE EUROPEAN PRINTED CIRCUIT BOARD MANUFACTURING FACILITIES

     Concurrently with the consummation of this offering, we will transfer all of the capital stock of our subsidiaries that own nine European printed circuit board manufacturing facilities (collectively, the "Transferred Operations") to our existing stockholders. The Transferred Operations consist primarily of the operations formerly conducted by Interconnection Systems (Holdings) Limited ("ISL"), the Forward Group PLC ("Forward"), Zincocelere S.p.A. ("Zincocelere") and Viasystems Sweden AB ("Viasystems Sweden"). The Transferred Operations are being transferred because:

     - they do not provide value-added assembly services;

     - they do not produce complex higher technology products; and

     - they supply products to EMS providers.

The Transferred Operations will focus on the European market for quick-turn and low-layer count printed circuit board fabrication. In consideration for the Transferred Operations, we will receive a note payable to us in the aggregate principal amount of $150 million.

     The Transferred Operations are expected to enter into:

     - a transition services agreement with us, whereby we will provide certain administrative and financial services for the Transferred Operations for a limited period of time; and

     - a service and supply agreement, whereby the Transferred Operations will continue to provide various manufacturing services to us from their facilities at North Tyneside in the United Kingdom and Norrkoping, Sweden, together with an option for us to purchase certain assets.

ACQUISITION OF THE WIRE HARNESS BUSINESS OF INTERNATIONAL WIRE GROUP

     Immediately prior to the consummation of the offering, we will acquire for $210 million in cash all of the outstanding shares of Wirekraft Industries, Inc. (the "Wire Harness Acquisition"), a wholly-owned subsidiary of International Wire Group, Inc. ("International Wire"), through which it conducts its business of manufacturing and assembling wire harness products. A wire harness is an assembly of wires with connectors and terminals attached to their ends that transmit electricity between two or more end points.

     The acquisition of the wire harness business allows us to increase our vertical integration. By manufacturing wire harnesses and cable assemblies, we are able to shorten our customers' product development cycles, lower their cost and provide expertise not generally available from other EMS suppliers. In addition, our vertical integration provides us with greater control over quality, delivery and costs, and enables us to offer our customers a complete EMS solution.

     Following the completion of the acquisition of the wire harness business, we will enter into a supply agreement with International Wire whereby International Wire will continue to supply insulated wire to us for use in the wire harness business at market prices. The Wire Harness Acquisition will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

     Each of the boards of directors of Viasystems and International Wire are expected to receive opinions of nationally recognized financial advisors that the purchase price for the wire harness business is fair, from a financial point of view, to each of the respective parties.

                                USE OF PROCEEDS

     The net proceeds to Viasystems from this offering are estimated to be
approximately $     million (approximately $     million if the underwriters'
over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Viasystems. Viasystems intends to use the net proceeds to fund the $210 million purchase price of the wire harness business and to repay approximately
$     million in borrowings outstanding under our senior credit facilities.

     On September 30, 1999, the weighted average annual interest rate applicable to our existing senior credit facility was approximately 9.2%. The outstanding indebtedness under our existing senior credit facility was used in part to fund the acquisition of the printed circuit board manufacturing business ("Kalex") of Termbray Industries International (Holdings) Limited in August 1999. Our existing senior credit facility is scheduled to expire on June 30, 2005. Concurrently with the offering, we expect to refinance the remaining amounts outstanding under our current senior credit facility with a new senior credit facility.

     The wire harness business is being acquired from International Wire, a designer, manufacturer and marketer of wire products and wire harnesses controlled by affiliates of Hicks Muse, for $210 million in cash. The purchase price was determined by senior management of Viasystems and International Wire. In addition, each of the boards of directors of Viasystems and International Wire are expected to receive opinions from nationally recognized financial advisors that the purchase price is fair, from a financial point of view, to each of the respective parties. The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

                                DIVIDEND POLICY

     We do not currently anticipate paying cash dividends on our common stock in the foreseeable future because we expect to retain our future earnings, if any, for use in the operation and expansion of our business. Moreover, the indentures governing our senior subordinated notes and our Series B preferred stock restrict, and we anticipate that our new senior credit facility will restrict, our ability to pay dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant.

                                    DILUTION

     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value (deficit) per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of September 30, 1999, we had a pro forma tangible book value
(deficit) of $(     ) or $(     ) per share after giving effect to the   for 1
reverse stock split, the assumed issuance of           shares of common stock
upon conversion of outstanding shares of class A common stock and class A series II common stock, and the Transactions described elsewhere in this prospectus,
but excluding this offering. Assuming the sale of      shares at an initial
public offering price of $     per share and deducting estimated underwriting
discounts and commissions and estimated offering expenses, our pro forma
tangible book value (deficit) as of September 30, 1999 would have been $     or
$     per share. This represents an immediate increase in pro forma net tangible
book value to existing stockholders of $     per share and an immediate dilution
to new investors of $     per share. The following table illustrates this per
share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value (deficit) per share
     before the offering....................................  $    ()
  Increase in pro forma net tangible book value per share
     resulting from the offering............................
                                                              ------
Pro forma net tangible book value (deficit) per share after
  the offering..............................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The following table summarizes, on a pro forma, as adjusted basis as of September 30, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

                                              SHARES PURCHASED        TOTAL CONSIDERATION
                                         --------------------------   -------------------   AVERAGE PRICE
                                         NUMBER OF SHARES   PERCENT    AMOUNT    PERCENT      PER SHARE
                                         ----------------   -------   --------   --------   -------------
Existing Stockholders..................                          %    $               %       $
New Investors..........................
                                           -----------        ---     -------      ---
          Total........................                          %    $               %       $
                                                              ===     =======      ===

     As of             , 2000, there were outstanding options and warrants to
purchase an additional      shares of common stock at exercise prices ranging
from $     to $     per share. To the extent these options or warrants are
exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999:

     - on an actual basis; and

     - as adjusted to give effect to the Transactions and the offering, including the application of the net proceeds of the offering, assuming
       an initial public offering price of $            per share.

     The information set forth below should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of Viasystems and the notes thereto, included elsewhere in this prospectus.

                                                                   SEPTEMBER 30, 1999
                                                              -----------------------------
                                                                           AS ADJUSTED FOR
                                                                           THE TRANSACTIONS
                                                                ACTUAL       AND OFFERING
                                                              ----------   ----------------
                                                                     (IN THOUSANDS)
Long-term debt, including current portion:
  Existing credit facility..................................  $  517,988       $    --
  New credit facility.......................................          --              (1)
  Loan notes................................................     285,312
  9 3/4% senior subordinated notes(2).......................     503,952
  Other(3)..................................................      41,707
                                                              ----------       -------
         Total long-term debt...............................   1,348,959
                                                              ----------       -------
Stockholders' equity:
  Series B preferred stock, $.01 par value, 6,000,000 shares authorized, 1,492,049.19 shares issued and outstanding,
    aggregate liquidation value $37,301(4)..................          15            15
  Common stock, $.01 par value,          shares authorized,
             shares issued and outstanding (actual)(5),
             shares issued and outstanding (as
    adjusted)(5)(6).........................................
  Class A common stock, $.01 par value,          shares
    authorized,          shares issued and outstanding(6)...
  Class A series II common stock, $.01 par value,
    shares authorized,          shares issued and
    outstanding(6)..........................................
  Additional paid-in capital................................                          (7)
  Accumulated deficit.......................................    (564,442)             (8)
  Treasury stock............................................        (122)
  Accumulated other comprehensive income....................      (8,024)
                                                              ----------       -------
         Total stockholders' equity (deficit)...............     (23,824)
                                                              ----------       -------
           Total capitalization.............................  $1,325,135       $
                                                              ==========       =======

------------

(1) The new senior credit facility is expected to provide for revolving
    borrowings of up to $     million. As of September 30, 1999, on a pro forma
    basis after giving effect to the Transactions and the offering and the use
    of net proceeds therefrom, we would have had $     million of available
    revolving borrowings under the new senior credit facility.

(2) Includes unamortized premium of $3,952.

(3) Includes $12,139 of capital lease obligations.

(4) Does not include 9,947 shares, $249 liquidation preference, issuable to holders of series B preferred stock for the period from August 31, 1999 to September 30, 1999.

(5) Does not include (i)      shares of common stock issuable upon exercise of
    outstanding stock options, (ii)      shares of common stock issuable upon
    exercise of outstanding warrants and (iii)      shares of common stock
    issuable upon the conversion of outstanding shares of class A common stock and class A series II common stock, based upon an initial public offering
    price of $     per share.

(6) Assumes that no shares of class A common stock and class A series II common stock are converted into shares of common stock in connection with the offering.

(7) Reflects an adjustment of $43,004 related to the Transferred Operations and
    a compensation charge of $     related to performance options which will be
    amended and become exercisable in connection with the offering.

(8) Reflects the write-off of (i) deferred financing costs previously
    capitalized of $     (net of income tax benefit of $     ), (ii) the net
    adjustment of $154,442 related to the Wire Harness Acquisition and (iii) a
    compensation charge of $     related to performance options which will be
    amended and become exercisable in connection with the offering.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on our condensed consolidated financial statements, the condensed financial statements of the Transferred Operations and the condensed financial statements of the wire harness business of International Wire, which we are acquiring prior to the offering and the condensed financial statements of businesses acquired in 1999 and 1998. The unaudited pro forma balance sheet as of September 30, 1999 gives effect to the Transactions and the consummation of the offering, as though each such transaction had occurred on September 30, 1999. The unaudited pro forma statement of operations for the year ended December 31, 1997 gives effect to the Wire Harness Acquisition as though the acquisition had occurred at January 1, 1997. The unaudited pro forma statement of operations for the year ended December 31, 1998 gives effect to the acquisition of Mommers Print Service B.V. (the "1998 Acquisition"), the acquisitions of PAGG Corporation ("PAGG") and Kalex (collectively, the "1999 Acquisitions"), the Transactions and the consummation of the offering as though each such transaction had occurred at January 1, 1998. The unaudited pro forma statement of operations for the nine months ended September 30, 1999, gives effect to the 1999 Acquisitions, the Transactions and the consummation of the offering, as though each such transaction had occurred at January 1, 1998.

     The pro forma financial information gives effect to pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The Wire Harness Acquisition will be accounted for at historical cost, on a basis similar to a pooling of interest, as Viasystems Group, Inc. and International Wire are under common control. Viasystems Group, Inc.'s transfer of the Transferred Operations to a new entity formed by our existing stockholders will be transferred at historical cost. The pro forma financial information should be read in conjunction with our historical financial statements and the related notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein.

     The pro forma financial information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                                             PRO FORMA
                                                                                                            ADJUSTMENTS
                                      WIRE HARNESS     "AS IF POOLED"     "AS IF POOLED"                      FOR THE
                          COMPANY       BUSINESS         PRO-FORMA           COMPANY         TRANSFERRED    TRANSFERRED
                         HISTORICAL   HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL      OPERATIONS(6)   OPERATIONS
                         ----------   -------------   ----------------   ----------------   -------------   -----------
                                                        ASSETS
Current assets:
  Cash.................  $   18,662     $    339         $      --          $   19,001        $  (4,829)     $     --
  Accounts
    receivable.........     262,425       14,858                --             277,283          (78,410)           --
  Inventories..........     132,261       17,773                --             150,034          (42,447)           --
  Prepaid expenses &
    other..............      38,657        3,613                --              42,270           (7,296)           --
                         ----------     --------         ---------          ----------        ---------      --------
        Total current
          assets.......     452,005       36,583                --             488,588         (132,982)           --
Property, plant &
  equipment, net.......     680,098       19,448                --             699,546         (220,416)           --
Deferred financing
  costs, net...........      43,762        3,507            (3,507)(3)          43,762           (1,172)           --
Intangible assets,
  net..................     550,993       41,672                --             592,665          (50,065)           --
Other assets...........      65,574        6,592            (2,700)(3)          69,466           (1,553)           --
                         ----------     --------         ---------          ----------        ---------      --------
        Total assets...  $1,792,432     $107,802         $  (6,207)         $1,894,027        $(406,188)     $     --
                         ==========     ========         =========          ==========        =========      ========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of
    long-term
    obligations........  $   25,214     $     59         $     (59)(3)      $   25,214        $ (16,197)     $     --
  Accounts payable.....     157,480       10,933              (200)(3)         168,213          (74,474)           --
  Accrued and other
    liabilities........     138,447       12,228            (1,060)(3)         149,615          (36,552)           --
  Income taxes
    payable............      21,376          218                --              21,594          (23,652)           --
                         ----------     --------         ---------          ----------        ---------      --------
        Total current
         liabilities...     342,517       23,438            (1,319)            364,636         (150,875)           --
Deferred taxes.........      75,291        6,553                --              81,844          (10,692)           --
Long-term obligations,
  less current
  maturities...........   1,323,745          300           209,700(4)        1,533,745          (16,315)           --
Other noncurrent
  liabilities..........      74,703           --                --              74,703          (31,641)           --
Intercompany...........          --       60,166           (60,166)(3)              --          (43,004)       43,004(7)
Stockholders' equity
  (deficit)............     (23,824)      17,345          (154,422)(5)        (160,901)        (153,661)      (43,004)(8)
                         ----------     --------         ---------          ----------        ---------      --------
        Total
          liabilities
          and
          stockholders'
          equity
          (deficit)....  $1,792,432     $107,802         $  (6,207)         $1,894,027        $(406,188)     $     --
                         ==========     ========         =========          ==========        =========      ========

                           COMPANY
                          PRO FORMA     PRO FORMA
                           FOR THE     ADJUSTMENTS        COMPANY
                         TRANSFERRED     FOR THE        PRO FORMA,
                         OPERATIONS     OFFERING        AS ADJUSTED
                         -----------   -----------      -----------
Current assets:
  Cash.................  $   14,172      $    --        $   14,172
  Accounts
    receivable.........     198,873           --           198,873
  Inventories..........     107,587           --           107,587
  Prepaid expenses &
    other..............      34,974           --            34,974
                         ----------      -------        ----------
        Total current
          assets.......     355,606           --           355,606
Property, plant &
  equipment, net.......     479,130           --           479,130
Deferred financing
  costs, net...........      42,590             (9)
Intangible assets,
  net..................     542,600           --           542,600
Other assets...........      67,913           --            67,913
                         ----------      -------        ----------
        Total assets...  $1,487,839      $    --        $
                         ==========      =======        ==========
Current liabilities:
  Current maturities of
    long-term
    obligations........  $    9,017      $      (10)    $
  Accounts payable.....      93,739           --            93,739
  Accrued and other
    liabilities........     113,063           --           113,063
  Income taxes
    payable............      (2,058)          --            (2,058)
                         ----------      -------        ----------
        Total current
         liabilities...     213,761           --
Deferred taxes.........      71,152           --            71,152
Long-term obligations,
  less current
  maturities...........   1,517,430             (11)
Other noncurrent
  liabilities..........      43,062           --            43,062
Intercompany...........          --           --                --
Stockholders' equity
  (deficit)............    (357,566)            (12)
                         ----------      -------        ----------
        Total
          liabilities
          and
          stockholders'
          equity
          (deficit)....  $1,487,839      $    --        $
                         ==========      =======        ==========

          See accompanying notes to Unaudited Pro Forma Balance Sheet.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

 (1) The detail of the historical financial data as of September 30, 1999 has been obtained from the unaudited historical financial statement of the wire harness business.

 (2) The Wire Harness Acquisition will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control. The excess of the consideration paid over historical cost has been reflected as a distribution to Viasystems Group, Inc.'s stockholders.

 (3) Adjustment reflects the elimination of assets not acquired and liabilities not assumed.

 (4) Adjustment reflects:

 Borrowing for purchase of the wire harness business........    $210,000
 Repayment of historical debt of wire harness business......        (300)
                                                                --------
                                                                $209,700
                                                                ========

 (5) Adjustment reflects the impact on stockholders' equity of the acquisition of the wire harness business which is considered a distribution to Viasystems Group, Inc.'s stockholders.

 (6) Concurrently with the completion of the offering, we will complete a transfer of the Transferred Operations to a new entity formed by our existing stockholders. The financial information related to the Transferred Operations has been derived from the unaudited historical financial statements of the Transferred Operations as of September 30, 1999. Viasystems will receive a $150,000 note for the Transferred Operations. For financial reporting purposes, the note will be deducted from stockholders' equity.

 (7) Reflects the elimination of intercompany balances related to the Transferred Operations.

 (8) Adjustment reflects the effect on equity of intercompany balance not transferred.

 (9) Reflects the write-off of $     of previously capitalized deferred
     financing costs related to the prior credit agreement, net of the
     capitalization or $     of deferred financing costs related to the new
     credit agreement and the offering.

(10) Reflects the repayment of current maturities of indebtedness under the existing credit agreement.

(11) Reflects the repayment of long-term maturities of indebtedness under the existing credit agreement.

(12) Reflects the following:

(a) The estimated net proceeds of the offering..............    $
(b) Write-off of deferred financing costs previously
    capitalized (net of income tax benefit of $     ).......
(c) Fees and expenses relating to the refinancing of the
  existing credit facility..................................
                                                                -------
                                                                $
                                                                =======

     Additionally, accumulated deficit and additional paid in capital will be increased as a result of a charge related to performance options which will be amended in connection with the offering and become exercisable.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                 WIRE
                                                HARNESS       "AS IF POOLED"     "AS IF POOLED"                        1999
                                 COMPANY       BUSINESS         PRO-FORMA           COMPANY         TRANSFERRED    ACQUISITIONS
                                HISTORICAL   HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL      OPERATIONS(7)   HISTORICAL(8)
                                ----------   -------------   ----------------   ----------------   -------------   -------------
Net sales.....................  $ 790,481      $148,440                --           $ 938,921        $(266,089)       $97,141
Costs of goods sold...........    590,754       107,392                --             698,146         (216,205)        62,268
Selling, general and
 administrative expenses......     78,052        18,318             1,000(3)           97,370          (38,968)         9,893
Depreciation and
 amortization.................    120,807         6,609                --             127,416          (62,996)         8,195
Write-off of acquired
 in-process research and
 development..................     17,600            --                --              17,600               --             --
                                ---------      --------           -------           ---------        ---------        -------
Operating income (loss).......    (16,732)       16,121            (1,000)             (1,611)          52,080         16,785
Interest expense, net.........     79,972         5,886             9,077(4)           94,935           (6,568)         1,555
Amortization of deferred
 financing costs..............      4,741           546              (546)(5)           4,741             (120)            --
Other expense (income)........      3,730            --                --               3,730           (1,133)        (2,572)
                                ---------      --------           -------           ---------        ---------        -------
Income (loss) before income
 taxes and cumulative effect
 of a change in accounting
 principle....................   (105,175)        9,689            (9,531)           (105,017)          59,901         17,802
Provision (benefit) for income
 taxes........................    (28,850)        3,876            (3,812)(6)         (28,786)          (6,174)         2,347
                                ---------      --------           -------           ---------        ---------        -------
Income (loss) before
 cumulative effect of a change
 in accounting principle......  $ (76,325)     $  5,813           $(5,719)          $ (76,231)       $  66,075        $15,455
                                =========      ========           =======           =========        =========        =======
Basic net loss per weighted
 average common share before
 cumulative effect of a change
 in accounting
 principle(16)................  $
                                =========
Basic weighted average common
 shares(16)...................
Diluted net loss per weighted
 average common share before
 cumulative effect of a change
 in accounting
 principle(16)................  $
                                =========
Diluted weighted average
 common shares(16)............

                                 PRO FORMA        COMPANY
                                ADJUSTMENTS      PRO FORMA
                                  FOR THE         FOR THE
                                TRANSFERRED     TRANSFERRED
                                 OPERATIONS      OPERATIONS     PRO FORMA
                                  AND THE         AND THE      ADJUSTMENTS       COMPANY
                                    1999            1999         FOR THE       PRO FORMA,
                                ACQUISITIONS    ACQUISITIONS   OFFERING(12)    AS ADJUSTED
                                ------------    ------------   ------------    -----------
Net sales.....................          --        $769,973             --       $769,973
Costs of goods sold...........          --         544,209             --        544,209
Selling, general and
 administrative expenses......          --          68,295             --         68,295
Depreciation and
 amortization.................      18,585(9)       91,200             --         91,200
Write-off of acquired
 in-process research and
 development..................          --          17,600             --         17,600
                                  --------        --------       --------       --------
Operating income (loss).......     (18,585)         48,669             --         48,669
Interest expense, net.........       7,823(10)      97,745               (13)
Amortization of deferred
 financing costs..............          --           4,621               (14)
Other expense (income)........          --              25             --             25
                                  --------        --------       --------       --------
Income (loss) before income
 taxes and cumulative effect
 of a change in accounting
 principle....................     (26,408)        (53,722)            --
Provision (benefit) for income
 taxes........................      (3,218)(11)    (35,831)              (15)
                                  --------        --------       --------       --------
Income (loss) before
 cumulative effect of a change
 in accounting principle......    $(23,190)       $(17,891)      $     --       $
                                  ========        ========       ========       ========
Basic net loss per weighted
 average common share before
 cumulative effect of a change
 in accounting
 principle(16)................                    $                             $
                                                  ========                      ========
Basic weighted average common
 shares(16)...................
Diluted net loss per weighted
 average common share before
 cumulative effect of a change
 in accounting
 principle(16)................                    $                             $
                                                  ========                      ========
Diluted weighted average
 common shares(16)............

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

(1) The detail of the historical financial data during the nine months ended September 30, 1999 has been obtained from the unaudited historical financial statement of the wire harness business.

(2) The Wire Harness Acquisition will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

(3) Reflects estimated payment of direct acquisition costs in connection with the Wire Harness Acquisition.

(4) Reflects the impact on interest expense of the additional borrowings as if the Wire Harness Acquisition had been consummated as of the beginning of the period calculated as follows:

Borrowings -- $210,000 at 9.5%..............................  $14,963
Elimination of historical interest of the wire harness
  business..................................................   (5,886)
                                                              -------
                                                              $ 9,077
                                                              =======

(5) Reflects the elimination of historical amortization of deferred financing costs.

(6) Adjustment reflects the tax effect of the adjustments (3), (4) and (5) above.

(7) Concurrently with the completion of the offering, we will complete a transfer of the Transferred Operations to a new entity formed by our existing stockholders. The financial information related to the Transferred Operations has been derived from the unaudited historical financial statements of the Transferred Operations for the nine months ended September 30, 1999. Viasystems will receive a $150,000 note for the Transferred Operations. For financial reporting purposes, the note will be deducted from stockholders' equity.

(8) The detail of the historical financial data from the 1999 Acquisitions for the pre-acquisition periods during the nine months ended September 30, 1999 has been obtained from the unaudited historical financial statements of the respective companies below:

                                                                                                      1999
                                                                      PAGG            Kalex       Acquisitions
                                                                  Historical(a)   Historical(b)    Historical
                                                                  -------------   -------------   ------------
       Net sales................................................     $ 4,925         $92,216        $97,141
        Costs of goods sold.....................................       4,644          57,624         62,268
        Selling, general and administrative expenses............         815           9,078          9,893
        Depreciation and amortization...........................         439           7,756          8,195
                                                                     -------         -------        -------
        Operating income (loss).................................        (973)         17,758         16,785
        Interest expense, net...................................         256           1,299          1,555
        Other expense (income)..................................          32          (2,604)        (2,572)
                                                                     -------         -------        -------
        Income (loss) before income taxes and cumulative effect
          of a change in accounting principle...................      (1,261)         19,063         17,802
        Provision (benefit) for income taxes....................        (161)          2,508          2,347
                                                                     -------         -------        -------
        Income (loss) before cumulative effect of a change in
          accounting principle..................................     $(1,100)        $16,555        $15,455
                                                                     =======         =======        =======

     (a) Amounts reflect the historical unaudited results of PAGG for the period prior to its acquisition by Viasystems from January 1, 1999 to April 30, 1999.

     (b) Amounts reflect the historical unaudited results of Kalex for the period prior to its acquisition by Viasystems from January 1, 1999 to July 31, 1999. The financial information for Kalex was translated at a rate of HK$7.7536 = US$1.00, the average rate in effect for the respective period.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

 (9) Adjustment reflects the effect of the amortization of acquired intangibles and goodwill related to the 1999 Acquisitions. Amortization is computed using systematic methods over the estimated useful lives ranging from 1 to 20 years.

(10) Reflects the net impact to interest expense of the following borrowings as if the 1999 Acquisitions and the Transactions had been consummated as of the beginning of the period.

Tranche C Term Loan -- $291,000 at 9.2%.....................  $ 15,617
 Interest income of cash collateral account -- $89,900 at
   4.5%.....................................................    (2,360)
 US Revolver -- paydown $70,000 at 8.3%.....................    (3,389)
 Term Loan -- paydown $10,125 at 8.3%.......................      (490)
                                                              --------
                                                                 9,378
 Eliminate historical interest of the 1999 Acquisitions.....    (1,555)
                                                              --------
                                                              $  7,823
                                                              ========

(11) Reflects the tax effect of adjustments (9) and (10) above.

(12) The pro forma income statement data does not reflect a noncash
     extraordinary charge of approximately $            (net of income tax
     benefit of $            ) for the write-off of previously capitalized debt
     issuance costs and a compensation charge for performance options outstanding which will be amended and become exercisable in connection with the offering.

(13) Reflects the impact on interest due to the paydown of senior indebtedness
     of $     at an assumed average interest rate of      %.

(14) Adjustment reflects $       related to the amortization of deferred
     financing costs associated with the refinancing of the existing senior
     credit facility net of the elimination of $       of historical
     amortization of deferred financing fees associated with the existing credit facility.

(15) Adjustment reflects the pro forma tax effect of the adjustments related to the offering described above.

(16) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis (assuming an initial public
     offering price of $     per share on a pro forma basis). The shares used in
     the computation of net loss per share also include shares being sold pursuant to the offering that would be required to retire the debt and fund the Wire Harness Acquisition as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate the basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                    1998 AND
                                            WIRE HARNESS     "AS IF POOLED"     "AS IF POOLED"                        1999
                                COMPANY       BUSINESS         PRO FORMA           COMPANY         TRANSFERRED    ACQUISITIONS
                               HISTORICAL   HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL      OPERATIONS(6)   HISTORICAL(7)
                               ----------   -------------   ----------------   ----------------   -------------   -------------
Net sales....................  $1,031,928     $170,393          $     --          $1,202,321        $(458,449)      $212,783
Costs of goods sold..........     723,741      119,144                --             842,885         (328,499)       145,689
Selling, general and
 administrative expenses.....     106,749       22,248                --             128,997          (48,896)        20,762
Depreciation and
 amortization................     166,606        7,589                --             174,195         (100,396)        12,431
Write-off of acquired
 in-process research and
 development.................      20,100           --                --              20,100          (14,800)            --
                               ----------     --------          --------          ----------        ---------       --------
Operating income (loss)......      14,732       21,412                --              36,144           34,142         33,901
Interest expense, net........      92,535        8,510            11,440(3)          112,485           (4,398)         2,934
Amortization of deferred
 financing costs.............       9,354          689              (689)(4)           9,354           (1,652)            --
Other expense (income).......       4,960            4                --               4,964           (1,300)        (2,564)
                               ----------     --------          --------          ----------        ---------       --------
Income (loss) before income
 taxes.......................     (92,117)      12,209           (10,751)            (90,659)          41,492         33,531
Provision (benefit) for
 income taxes................      (7,334)       4,884            (4,300)(5)          (6,750)          (7,784)         3,312
                               ----------     --------          --------          ----------        ---------       --------
Net income (loss)............  $  (84,783)    $  7,325          $ (6,451)         $  (83,909)       $  49,276       $ 30,219
                               ==========     ========          ========          ==========        =========       ========
Basic net loss per weighted
 average common share(15)....  $
                               ==========
Basic weighted average common
 shares(15)..................

Diluted net loss per weighted
 average common share(15)....  $
                               ==========
Diluted weighted average
 common shares(15)...........

                                PRO FORMA        COMPANY
                               ADJUSTMENTS      PRO FORMA
                                 FOR THE         FOR THE
                               TRANSFERRED     TRANSFERRED
                                OPERATIONS      OPERATIONS     PRO FORMA
                               AND THE 1998      AND 1998     ADJUSTMENTS       COMPANY
                                 AND 1999        AND 1999       FOR THE       PRO FORMA,
                               ACQUISITIONS    ACQUISITIONS   OFFERING(11)    AS ADJUSTED
                               ------------    ------------   ------------    -----------
Net sales....................    $     --        $956,655       $     --       $956,655
Costs of goods sold..........          --         660,075             --        660,075
Selling, general and
 administrative expenses.....          --         100,863             --        100,863
Depreciation and
 amortization................      33,433(8)      119,663             --        119,663
Write-off of acquired
 in-process research and
 development.................          --           5,300             --          5,300
                                 --------        --------       --------       --------
Operating income (loss)......     (33,433)         70,754             --         70,754
Interest expense, net........      14,117(9)      125,138               (12)
Amortization of deferred
 financing costs.............          --           7,702               (13)
Other expense (income).......          --           1,100             --          1,100
                                 --------        --------       --------       --------
Income (loss) before income
 taxes.......................     (47,550)        (63,186)
Provision (benefit) for
 income taxes................      (6,429)(10)    (17,651)              (14)
                                 --------        --------       --------       --------
Net income (loss)............    $(41,121)       $(45,535)      $              $
                                 ========        ========       ========       ========
Basic net loss per weighted
 average common share(15)....                    $                             $
                                                 ========                      ========
Basic weighted average common
 shares(15)..................
Diluted net loss per weighted
 average common share(15)....                    $                             $
                                                 ========                      ========
Diluted weighted average
 common shares(15)...........

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

 (1) The detail of the historical financial data as for the year ending December 31, 1998 has been obtained from the unaudited historical financial statement of the wire harness business.

 (2) The Wire Harness Acquisition will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

 (3) Reflects the impact on interest expense of the additional borrowings as if the Wire Harness Acquisition had been consummated as of the beginning of the period calculated as follows:

Borrowings -- $210,000 at 9.5%..............................  $19,950
     Elimination of historical interest of the wire harness
      business..............................................   (8,510)
                                                              -------
                                                              $11,440
                                                              =======

 (4) Reflects the elimination of historical amortization of deferred financing costs.

 (5) Adjustment reflects the tax effect of adjustments (3) and (4) above.

 (6) Concurrently with the completion of the offering, we will complete a transfer of the Transferred Operations to a new entity formed by our existing stockholders. The financial information related to the Transferred Operations has been derived from the unaudited historical financial statements of the Transferred Operations for the year ended December 31, 1998. Viasystems will receive a $150,000 note for the Transferred Operations. For financial reporting purposes, the note will be deducted from stockholders' equity.

 (7) The detail of the historical financial data from the 1998 and 1999 Acquisitions for the pre-acquisition period during the year ended December 31, 1998 has been obtained from the unaudited historical financial statements of the respective companies detailed below:

                                                                                               1998 and
                                                                                                 1999
                                                Mommers          PAGG            Kalex       Acquisitions
                                             Historical(a)   Historical(b)   Historical(c)    Historical
                                             -------------   -------------   -------------   -------------
Net sales..................................     $10,278         $29,401        $173,104        $212,783
Costs of goods sold........................       9,729          25,398         110,562         145,689
Selling, general and administrative
  expenses.................................       1,393           2,648          16,721          20,762
Depreciation and amortization..............       1,067             907          10,457          12,431
                                                -------         -------        --------        --------
Operating income (loss)....................      (1,911)            448          35,364          33,901
Interest expense, net......................          --             585           2,349           2,934
Other expense (income).....................          --             (35)         (2,529)         (2,564)
                                                -------         -------        --------        --------
Income (loss) before income taxes..........      (1,911)           (102)         35,544          33,531
Provision (benefit) for income taxes.......        (669)              8           3,973           3,312
                                                -------         -------        --------        --------
Net loss...................................     $(1,242)        $  (110)       $ 31,571        $ 30,219
                                                =======         =======        ========        ========

    (a) Amounts reflect the historical unaudited results of Mommers for the period prior to its acquisition by Viasystems for the year ended December 31, 1998. The financial information for Mommers was translated from local currency to United States dollars at a rate of NGL 2.064 = US$1.00, the average exchange rate in effect for the respective period.

    (b) Amounts reflect the historical unaudited results of PAGG for the year ending December 31, 1998.

    (c) Amounts reflect the historical audited results of Kalex for the year ending March 31, 1999. The financial information of Kalex was translated from local currency to United States dollars at a rate of HK$7.7479 = US$1.00 the average exchange rate in effect for the respective period.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

 (8) Adjustment reflects the effect of the amortization of acquired intangibles and goodwill related to the 1998 and 1999 Acquisitions. Amortization related to the 1998 and 1999 Acquisitions is computed using systematic methods over the estimated useful lives ranging from 1-20 years.

 (9) Reflects the net impact to interest expense of the following borrowings as if the 1998 and 1999 Acquisitions and the Transactions had been consummated as of the beginning of the period.

Tranche C Term Loan -- $291,000 at 9.2%.....................  $ 26,772
Borrowings related to Mommers Acquisition -- $60,000 at
  9.75%.....................................................       975
Interest income of cash collateral account -- $89,900 at
  4.5%......................................................    (4,046)
US Revolver -- paydown $70,000 at 8.3%......................    (5,810)
Term Loan -- paydown $10,125 at 8.3%........................      (840)
                                                              --------
                                                                17,051
Eliminate historical interest of the 1998 and 1999
  Acquisitions..............................................    (2,934)
                                                              --------
                                                              $ 14,117
                                                              ========

(10) Reflects the tax effect of adjustments (8) and (9) above.

(11) The pro forma income statement data does not reflect a noncash
     extraordinary charge of approximately $      (net of income tax benefit of
     $      ) for the write-off of previously capitalized debt issuance costs and a compensation charge for performance options which will be amended and become exercisable in connection with the offering.

(12) Reflects the impact on interest due to the paydown of senior indebtedness
     of $          at an assumed average interest rate of      %.

(13) Adjustment reflects $     related to the amortization of deferred financing
     costs associated with the refinancing of the existing senior credit
     facility net of the elimination of $     of historical amortization of
     deferred financing fees associated with the existing credit facility.

(14) Adjustment reflects the tax effect of adjustments (12) and (13) above.

(15) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis (assuming an initial public
     offering price of $      per share on a pro forma basis). The shares used
     in the computation of net loss per share also include shares being sold pursuant to the offering that would be required to retire the debt and fund the Wire Harness Acquisition as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          WIRE HARNESS     "AS IF POOLED"     "AS IF POOLED"
                                                              COMPANY       BUSINESS         PRO-FORMA           COMPANY
                                                             HISTORICAL   HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL
                                                             ----------   -------------    --------------     --------------
Net sales..................................................  $ 795,289      $165,430                --          $ 960,719
Cost of goods sold.........................................    554,097       119,268                --            673,365
Selling, general and administrative expenses...............     75,650        18,377                --             94,027
Depreciation and amortization..............................    110,037         7,437                --            117,474
Write-off of acquired in-process research and
  development..............................................    294,500            --                --            294,500
                                                             ---------      --------          --------          ---------
Operating income (loss)....................................   (238,995)       20,348                --           (218,647)
Interest expense, net......................................     64,612         8,710            11,240(3)          84,562
Amortization of deferred financing costs...................      6,629           710              (710)(4)          6,629
Other expense (income).....................................      1,024           114                --              1,138
                                                             ---------      --------          --------          ---------
Income (loss) before income taxes and extraordinary item...   (311,260)       10,814           (10,530)          (310,976)
Provision (benefit) for income taxes.......................      8,432         4,326            (4,212)(5)          8,546
                                                             ---------      --------          --------          ---------
Income (loss) before extraordinary item....................  $(319,692)     $  6,488          $ (6,318)         $(319,522)
                                                             =========      ========          ========          =========
Basic net loss per weighted average common share before
  extraordinary item(6)....................................  $                                                  $
                                                             =========                                          =========
Basic weighted average common shares(6)....................
Diluted net loss per weighted average common share before
  extraordinary item(6)....................................  $                                                  $
                                                             =========                                          =========
Diluted weighted average common shares(6)..................

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

(1) The detail of the historical financial information for the year ended December 31, 1997 has been obtained from the unaudited historical financial statement of the wire harness business.

(2) The wire harness acquisition is accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

(3) Adjustment reflects:

    Borrowings for Wire Harness Acquisition -- $210,000 at
    9.5%........................................................  $19,950
    Elimination of historical interest of the wire harness
      business..................................................   (8,710)
                                                                  -------
                                                                  $11,240
                                                                  =======

(4) Reflects elimination of historical amortization of deferred financing fees related to the wire harness business.

(5) Reflects tax effect of adjustments (3) and (4) above.

(6) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis (assuming an initial public offering price of
    $     per share on a pro forma basis). Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculated basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

                            SELECTED FINANCIAL DATA

VIASYSTEMS GROUP, INC.

     The selected financial and other data below for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 presents consolidated financial information of Viasystems Group, Inc. and subsidiaries. The data for the period from inception (August 28, 1996) to December 31, 1997 and 1998 has been derived from our audited consolidated financial statements. The selected information below for the nine months ended September 30, 1998 and 1999 has been derived from our unaudited consolidated interim financial statements. Such financial statements reflect all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair and accurate presentation of the data. The interim results are not necessarily indicative of results of operations for the entire year. The following information should be read in conjunction with our audited consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                              FROM INCEPTION
                               (AUGUST 28,             YEAR ENDED
                                 1996) TO             DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                               DECEMBER 31,    ---------------------------   -------------------------------
                                   1996            1997           1998            1998             1999
                              --------------   ------------   ------------   --------------   --------------
                                                                                       (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
DATA:
  Net sales.................   $     50,400    $    795,289   $  1,031,928    $    767,307     $    790,481
  Cost of goods sold........         42,052         554,097        723,741         552,357          590,754
  Selling, general and
     administrative
     expenses...............          3,844          75,650        106,749          81,655           78,052
  Depreciation..............          4,102          51,884        104,831          59,125           80,678
  Amortization of intangible
     assets.................            533          58,153         61,775          50,027           40,129
  Write-off of acquired in-
     process research and
     development(1).........         50,800         294,500         20,100          20,100           17,600
                               ------------    ------------   ------------    ------------     ------------
  Operating income (loss)...        (50,931)       (238,995)        14,732           4,043          (16,732)
  Interest expense..........          2,503          64,612         92,535          68,273           79,972
  Amortization of deferred
     financing costs........            470           6,629          9,354           6,789            4,741
  Other expense.............            262           1,024          4,960           2,659            3,730
                               ------------    ------------   ------------    ------------     ------------
  Loss before income taxes,
     cumulative effect of a
     change in accounting
     principle, and
     extraordinary item.....        (54,166)       (311,260)       (92,117)        (73,678)        (105,175)
  Provision (benefit) for
     income taxes...........         (5,424)          8,432         (7,334)        (13,094)         (28,850)
                               ------------    ------------   ------------    ------------     ------------
  Loss before, cumulative
     effect of a change in
     accounting principle,
     extraordinary
     item...................        (48,742)       (319,692)       (84,783)        (60,584)         (76,325)
  Cumulative
     effect-write-off of
     start-up costs, net of
     income tax benefit of
     $5,647(2)..............             --              --             --              --           16,942
  Extraordinary loss, net of
     tax(3).................             --           7,796             --              --               --
                               ------------    ------------   ------------    ------------     ------------
  Net loss..................   $    (48,742)   $   (327,488)  $    (84,783)   $    (60,584)    $    (93,267)
                               ============    ============   ============    ============     ============

                              FROM INCEPTION
                               (AUGUST 28,             YEAR ENDED
                                 1996) TO             DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                               DECEMBER 31,    ---------------------------   -------------------------------
                                   1996            1997           1998            1998             1999
                              --------------   ------------   ------------   --------------   --------------
                                                                                       (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Basic net loss per weighted
average common
share(4)....................   $               $              $               $                $
                               ============    ============   ============    ============     ============
  Basic weighted average
     common shares(4).......
  Diluted net loss per
     weighted average common
     share(4)...............   $               $              $               $                $
                               ============    ============   ============    ============     ============
  Diluted weighted average
     common shares(4).......
BALANCE SHEET DATA:
  Cash and cash
     equivalents............   $     16,117    $     27,538   $      9,335    $     10,386     $     18,622
  Working capital...........         44,938          16,659         19,538          19,235          109,488
  Total assets..............        387,741       1,068,912      1,454,703       1,442,402        1,792,432
  Total debt, including
     current maturities.....        265,620         847,375      1,134,495       1,065,619        1,348,959
  Stockholders' equity
     (deficit)..............         54,973         (92,193)      (113,486)        (75,631)         (23,824)

------------

(1) Represents charges relating to the write-off of acquired in-process research and development costs associated with the acquisitions of Circo Craft and the assets of the Interconnection Technologies Unit of the Microelectronics Group (the "Lucent Division") of Lucent Technologies Inc. ("Lucent Technologies") in 1996, Forward and ISL in 1997, Mommers Print Service B.V. and Zincocelere in 1998 and Kalex in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements included elsewhere herein.

(2) Represents the write-off of the net book value of start-up costs as of January 1, 1999 related to the required adoption of the Financial Accounting Standards Board's issuance of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organizational costs to be expensed as incurred effective January 1, 1999.

(3) We recorded, as an extraordinary item, a non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity.

(4) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion on the calculation of basic and diluted loss per share, refer to note 21 of our consolidated financial statements.

PREDECESSORS

     Each of Circo Craft Co. Inc., Viasystems Technologies Corp., Forward Group PLC and Interconnection Systems (Holdings) Limited are considered predecessors to Viasystems Group, Inc. and, as such, the following selected financial data is presented for each predecessor.

     CIRCO CRAFT CO. INC.

     The selected financial and other data below represents the financial information of Circo Craft for the periods indicated. The data for the two fiscal years ended December 31, 1995 and the nine months ended September 30, 1996 (the period prior to the acquisition of Circo Craft by Viasystems), set forth in Canadian GAAP in Canadian dollars ("C$"), has been derived from the audited consolidated financial statements of Circo Craft. The consolidated financial statements of Circo Craft have been prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP (see note 7 to the consolidated financial statements of Circo Craft). The data set forth in U.S. GAAP for the two fiscal years ended December 31, 1995 and the nine months ended September 30, 1996, has been derived from the audited consolidated financial statements of Circo Craft and adjusted for differences between Canadian GAAP and U.S. GAAP. The following information should be read in conjunction with the audited consolidated statements of earnings, retained earnings and changes in financial position of Circo Craft and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                              CANADIAN GAAP                 APPROXIMATE AMOUNTS IN U.S. GAAP
                                  -------------------------------------   -------------------------------------
                                    FISCAL YEAR ENDED      NINE MONTHS      FISCAL YEAR ENDED      NINE MONTHS
                                      DECEMBER 31,            ENDED           DECEMBER 31,            ENDED
                                  ---------------------   SEPTEMBER 30,   ---------------------   SEPTEMBER 30,
                                   1994(1)     1995(1)        1996         1994(1)     1995(1)        1996
                                  ---------   ---------   -------------   ---------   ---------   -------------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................  C$151,825   C$185,156     C$129,633     C$142,840   C$194,140     C$129,633
  Cost of goods sold............    124,929     148,788       101,532       122,513     148,788       101,532
  Selling, general and
    administrative expenses.....     10,079      11,087         7,969        10,217      10,846         8,072
  Depreciation and
    amortization................      7,160       7,931         8,456         7,160       7,931         8,456
                                  ---------   ---------     ---------     ---------   ---------     ---------
    Operating income............      9,657      17,350        11,676         2,950      26,575        11,573
  Interest expense..............        515         852           646           515         852           646
  Other income..................       (195)       (915)         (880)         (195)       (915)         (880)
  Expenses related to sale(2)...         --          --         5,907            --          --         5,907
                                  ---------   ---------     ---------     ---------   ---------     ---------
    Income before income
      taxes.....................      9,337      17,413         6,003         2,630      26,638         5,900
  Provision for income taxes....      2,719       5,564         3,847         2,822       6,079         3,680
                                  ---------   ---------     ---------     ---------   ---------     ---------
         Net income before non-
           controlling
           interest.............  C$  6,618   C$ 11,849     C$  2,156     C$   (192)  C$ 20,559     C$  2,220
                                  =========   =========     =========     =========   =========     =========
BALANCE SHEET DATA (END OF
  PERIOD):
  Cash and cash equivalents.....  C$  7,202   C$ 19,231     C$ 28,438     C$  4,703   C$ 16,600     C$ 21,411
  Working capital...............     34,260      40,057        41,909        25,276      40,057        41,909
  Total assets..................    101,175     128,964       134,725        91,139     128,964       134,725
  Total debt, including current
    maturities..................                                             14,101      15,998        17,563

------------

(1) Under Canadian GAAP in effect at the time, Circo Craft recognized certain revenues related to a gain on an out-of-court settlement in 1994. Under U.S. GAAP, that gain would have been deferred and recognized in 1995.

(2) Represents non-recurring expenses incurred in connection with the sale of Circo Craft to Viasystems which includes, among others, brokerage and legal fees.

     VIASYSTEMS TECHNOLOGIES CORP.

     The selected financial and other data below presents financial information of the Lucent Division (renamed Viasystems Technologies) for the periods indicated. The data for the fiscal years ended December 31, 1994 and 1995, and the eleven months ended November 30, 1996 (the period prior to the acquisition of the Lucent Division by Viasystems Technologies), has been derived from the audited statements of operations of Viasystems Technologies. We have omitted balance sheet data because we do not believe that the presentation of balance sheet data for Viasystems Technologies is meaningful because such business was a division of Lucent Technologies for the periods indicated. In addition, Viasystems Technologies was a captive producer for Lucent Technologies and historical financial results for Viasystems Technologies may not be indicative of its results of operations as an independent entity. The following information should be read in conjunction with the audited statements of operations of Viasystems Technologies and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                                      ELEVEN
                                                              FISCAL YEAR ENDED       MONTHS
                                                                DECEMBER 31,          ENDED
                                                             -------------------   NOVEMBER 30,
                                                               1994       1995         1996
                                                             --------   --------   ------------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales................................................  $310,559   $325,047     $325,102
  Cost of goods sold.......................................   238,623    274,824      244,313
  Selling, general and administrative expenses.............    42,930     42,445       34,792
  Depreciation and amortization............................    16,111     16,378       18,317
                                                             --------   --------     --------
     Operating income (loss)...............................    12,895     (8,600)      27,680
  Interest expense(1)......................................         5        204          917
  Other income.............................................       (75)       (94)        (228)
                                                             --------   --------     --------
     Income (loss) before income taxes.....................    12,965     (8,710)      26,991
  Provision (benefit) for income taxes.....................     4,927     (3,310)      10,257
                                                             --------   --------     --------
          Net income (loss)................................  $  8,038   $ (5,400)    $ 16,734
                                                             ========   ========     ========

------------

(1) Interest expense represents interest incurred on capital leases.

     FORWARD GROUP PLC

     The selected financial and other data below presents financial information of Forward for the periods indicated. The data for the three fiscal years ended January 31, 1997, set forth in U.K. GAAP in U.K. pounds sterling ("U.K.L"), has been derived from the audited consolidated financial statements of Forward. The consolidated financial statements of Forward have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see note 17 to the consolidated financial statements of Forward included elsewhere herein). The data set forth in U.S. GAAP as of and for the three fiscal years ended January 31, 1997, has been derived from the audited consolidated financial statements of Forward and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with the audited consolidated financial statements of Forward and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                               U.K. GAAP              APPROXIMATE AMOUNTS IN U.S. GAAP
                                     FISCAL YEAR ENDED JANUARY 31,     FISCAL YEAR ENDED JANUARY 31,
                                    -------------------------------   --------------------------------
                                      1995       1996       1997        1995       1996        1997
                                    --------   --------   ---------   --------   ---------   ---------
                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................  L23,819    L66,839    L105,029    L23,819    L 66,839    L105,029
  Costs of goods sold.............   17,032     49,850      79,030     17,032      49,850      79,030
  Selling, general and
     administrative expenses......    3,179      6,425      11,189      3,179       6,390      11,029
  Depreciation and amortization...    1,215      2,701       4,694      1,219       2,787       4,870
  Restructuring charges(1)........       --         --       1,244         --          --       1,244
                                    -------    -------    --------    -------    --------    --------
     Operating income.............    2,393      7,863       8,872      2,389       7,812       8,856
  Interest expense................      228        412         996        228         412         996
  Other income....................      (52)      (113)       (229)       (52)       (113)       (229)
  Gain on disposal of discontinued
     operation(2).................   (1,503)        --          --     (1,523)         --          --
                                    -------    -------    --------    -------    --------    --------
     Income before income taxes...    3,720      7,564       8,105      3,736       7,513       8,089
  Provision for income taxes......      744      2,641       2,707      1,488       2,652       2,760
                                    -------    -------    --------    -------    --------    --------
          Net income..............  L 2,976    L 4,923    L  5,398    L 2,248    L  4,861    L  5,329
                                    =======    =======    ========    =======    ========    ========
BALANCE SHEET DATA (END OF
  PERIOD):
  Cash and cash equivalents.......  L     3    L   789    L     --    L     3    L    789    L     --
  Working capital.................    1,245      1,898      (3,074)     1,534       2,553      (3,074)
          Total assets............   15,589     51,124      60,282     15,134      56,539      67,406
          Total debt, including
            current maturities....                                      1,746       7,879      15,535

------------

(1) Represents non-recurring restructuring charges related to the consolidation and rationalization of several facilities at Forward.

(2) Represents the gain recognized from the sale of an unrelated business in December 1994.

     INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     The selected financial and other data below presents financial information of ISL as of and for the periods indicated. The data as of and for the fiscal years ended March 31, 1995, March 29, 1996, and April 4, 1997 set forth in U.K. GAAP in U.K.L, has been derived from the audited consolidated financial statements ISL. The consolidated financial statements of ISL have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see note 13 to the consolidated financial statements of ISL included elsewhere herein). The data set forth in U.S. GAAP as of and for the fiscal years ended March 31, 1995, March 29, 1996 and April 4, 1997, has been derived from the audited consolidated financial statements of ISL and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with the audited consolidated financial statements of ISL and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                          APPROXIMATE AMOUNTS IN
                                             U.K. GAAP                          U.S. GAAP
                                         FISCAL YEAR ENDED                  FISCAL YEAR ENDED
                                 ---------------------------------   --------------------------------
                                 MARCH 31,   MARCH 29,   APRIL 4,    MARCH 31,   MARCH 29,   APRIL 4,
                                   1995        1996        1997        1995        1996        1997
                                 ---------   ---------   ---------   ---------   ---------   --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net Sales....................   L70,805    L104,611    L141,643    L 70,805    L104,611    L141,643
  Costs of goods sold..........    49,149      73,407      94,466      49,149      73,407      94,446
  Selling, general and
     administrative expenses...     6,242       7,522      10,514       6,112       7,464      10,437
  Depreciation and
     amortization..............    10,822      17,302      26,771       9,124      15,752      17,522
                                  -------    --------    --------    --------    --------    --------
  Operating income.............     4,592       6,380       9,892       6,420       7,988      19,218
  Interest expense.............       921         807         818         921         807         818
  Other income.................      (109)         --         (44)       (109)         --         (44)
                                  -------    --------    --------    --------    --------    --------
  Income before income taxes...     3,780       5,573       9,118       5,608       7,181      18,444
  Provision for income taxes...     2,539       4,422       6,874       2,080       2,584       6,112
                                  -------    --------    --------    --------    --------    --------
          Net income...........   L 1,241    L  1,151    L  2,244    L  3,528    L  4,597    L 12,332
                                  =======    ========    ========    ========    ========    ========
BALANCE SHEET DATA (END OF
  PERIOD):
  Cash and cash equivalents....   L 2,087    L  2,636    L 26,244    L  2,087    L  2,636    L 26,244
  Working capital..............    (1,094)     (5,851)     11,516        (677)     (3,929)     14,276
  Total assets.................    52,616      67,349     129,921      45,397      62,893     105,452
  Total debt, including current
     maturities................                                        11,295      15,699      35,754

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     We are a leading worldwide independent provider of electronics manufacturing services. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion EMS market. Our revenues for the twelve months ended September 30, 1999 were approximately $1.0 billion. We are a supplier to over 50 OEMs, including such industry leaders as Alcatel, Cisco Systems, Delco, Ericsson, General Electric, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems and 3Com. We operate 20 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands and China.

     We offer EMS solutions to OEMs of electronic products. Our products and services consist of the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards, the manufacture of custom-designed backpanel assemblies, the manufacture of complex printed circuit board assemblies, the design and manufacture of wire harnesses and cable assemblies, the procurement and management of materials and the assembly and testing of our customers' complete systems and products. For the twelve months ended September 30, 1999, approximately 35% of our revenues were generated from value-added services such as the manufacture of customer-designed backpanel assemblies, printed circuit board assemblies and wire harnesses and cable assemblies, and 26% of our revenues were generated from the fabrication of highly complex multi-layered printed circuit boards.

     We were formed in 1996 by Hicks Muse and Mills & Partners to create a preferred global manufacturing provider to leading OEMs through acquisitions of printed circuit board fabricators and backpanel assemblers. Recently, we decided to transfer nine of our European printed circuit board manufacturing facilities in order to sharpen our focus on value-added services for our core telecommunications and networking customers.

ACQUISITIONS

     A significant portion of our growth has been generated through acquisitions completed since 1996. Giving effect to the Transactions, our business will include six acquired businesses, including:

     - the purchase of Circo Craft in Canada in October 1996 for $129.9 million cash;

     - the purchase of the Lucent Division in Richmond, Virginia in December 1996 for $170 million cash and $30 million series B preferred stock;

     - the purchase of Mommers in the Netherlands in February 1998 for $59.4 million cash;

     - the purchase of PAGG Corporation in Milford, Massachusetts in April 1999
       for $9.3 million cash, plus the issuance of           shares of our
       common stock, and warrants to purchase           shares of common stock;

     - the purchase of Kalex in the People's Republic of China in August 1999 for $301 million cash; and

     - the purchase of the wire harness business of International Wire, which will occur immediately prior to the consummation of the offering, for $210 million cash.

     We continue to examine numerous acquisition opportunities in order to:

     - diversify end-product programs with existing customers;

     - locate manufacturing facilities close to OEMs or their end users;

     - expand our capacity in selected geographic regions to take advantage of existing infrastructure or low cost manufacturing;

     - complement our service offerings; and

     - diversify our customer base to serve a wide variety of end-markets with new telecommunications and networking customers.

Consistent with our past practices and as a normal course of business, we are engaged in discussions with respect to several possible acquisitions. Acquisitions considered by us could include a single facility, significant multiple facilities or OEM asset acquisitions. There can be no assurance that any of these discussions will result in a definitive purchase agreement and, if they do, what the terms or timing of any agreement would be. We expect to continue the current discussions and actively pursue other opportunities. However, we do not currently have any definitive acquisition agreements other than those discussed in "The Transactions."

     We expect each acquisition to be accretive to earnings and cash flow after a transition period for such acquisition, generally approximately one year. The initial margins from a newly acquired business or facility will likely be lower than our current overall margins for several reasons: an acquired business or facility may be underutilized; existing business at a new or acquired business or facility may be lower margin, such as printed circuit board assembly or system assembly; a newly acquired business or facility may be less efficient initially; and we may accept lower initial margins on large-scale operations with significant new customers. The risks of lower margins frequently are mitigated during transition periods by supply arrangements agreed to in connection with a particular acquisition. These arrangements may include limited overhead contribution commitments, take or pay arrangements or limited revenue or product volume guarantees to support the financial viability of the facility until it reaches self-sufficiency. We expect that the results for an acquired business or facility will improve over the transition period as we:

     - increase capacity utilization and reduce cost;

     - complete integration activities, including replacing third-party suppliers of printed circuit boards, backpanel assemblies and wire harnesses and cable assemblies with our own internal production of such components;

     - implement our processes and disciplines to reduce costs and obtain the cost benefits of our procurement leverage; and

     - introduce new business from the original customer and others.

GREENFIELD FACILITIES

     Since our inception in 1996, we have opened four greenfield facilities in the United States, Mexico, Europe and Asia. These facilities provide us with operations in key geographic markets. The four greenfield facilities are:

     - a 35,000 square foot facility opened September 1998 in Columbus, Ohio providing full system assembly services;

     - a 51,000 square foot facility opened August 1998 in Juarez, Mexico providing backpanel assembly services;

     - a 52,000 square foot facility opened June 1998 in Boldon, England providing backpanel assembly and full system assembly services; and

     - a 17,000 square foot facility opened November 1998 in Nantong, China providing backpanel assembly services.

Consistent with our past practices and as a normal course of business, we will continue to evaluate establishing new greenfield facilities particularly when greenfield operations have the potential to enable us to increase our sales or service to our existing customers, access new geographic markets or provide favorable cost advantages.

HISTORICAL RESULTS OF OPERATIONS -- VIASYSTEMS

     NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net sales for the nine months ended September 30, 1999 were $790.5 million, representing a $23.2 million, or 3% increase from the comparable period in 1998. The increase was due primarily to the acquisitions of Mommers and Zincocelere in 1998 and the acquisition of Kalex in 1999, partially offset by industry-wide pricing pressures, as well as the negative impact of the stronger U.K. pound as it relates to continental European and certain Asian currencies and contractual price reductions.

     Cost of goods sold for the nine months ended September 30, 1999 was $590.8 million, or 74.7% of net sales compared to $552.4 million, or 72% of net sales for the nine months ended September 30, 1998. Cost of goods sold as a percent of net sales increased year over year as a result of product mix changes as well as the contractual price reductions experienced by the Company, partially offset by cost containment activities.

     Selling, general and administrative expenses for the nine months ended September 30, 1999 decreased by $3.6 million versus the comparable period in 1998. These costs decreased primarily due to cost containment efforts made by the Company partially offset by increases in general and administrative expenses related to the Kalex acquisition.

     Other expense increased $10.7 million, from $77.7 million for the nine months ended September 30, 1998 to $88.4 million in the same period of 1999, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the acquisitions of Mommers and Zincocelere in the first quarter of 1998 and Kalex in August 1999.

     Depreciation and amortization increased $11.7 million for the nine months ended September 30, 1999, primarily as a result of the impact to depreciation of acquired fixed assets and to amortization of acquired intangibles from the acquisitions of Mommers and Zincocelere in the first quarter of 1998.

     During the first nine months of 1999, the Company recorded a one-time non-cash cumulative effect of a change in accounting principle of $16.9 million (net of $5.6 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During the first nine months of 1998, the Company recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During the nine months ended September 30, 1999, the Company recorded a one-time non-cash write-off of $17.6 million related to in-process research and development acquired in the Kalex acquisition.

     We believe that the operating results of Viasystems for the nine months ended September 30, 1999 are not comparable to the operating results for the nine months ended September 30, 1998 nor to the operating results expected to be achieved in the future due to, among other things, the acquisitions completed during 1998 and 1999.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net sales for the year ended December 31, 1998 were $1,031.9 million, representing an increase of $236.6 million, or 29.8%, over the year ended December 31, 1997. The increase was primarily attributable to the acquisitions of Viasystems Sweden, Mommers and Zincocelere completed in the first quarter of 1998 and increased volume partially offset by typical, industry-wide pricing pressures as well as the negative impact of the stronger U.K. pound as it relates to continental European and certain Asian currencies and contractual price reductions.

     Cost of goods sold for the year ended December 31, 1998 was $723.7 million, or 70.1% of net sales, compared to $554.1 million, or 69.7% of net sales for the year ended December 31, 1997. Cost of goods sold as a percent of net sales increased as a result of product mix changes from the 1998 Acquisitions as well as the above mentioned currency-related and contractual price reductions we experienced. These factors were partially offset by cost containment and reduction activities.

     Selling, general and administrative expenses for the year ended December 31, 1998 increased by $31.1 million over selling, general and administrative expenses for the year ended December 31, 1997. These costs increased primarily due to the 1998 Acquisitions, increased sales and marketing expenses and increases in administrative expenses at our Richmond, Virginia facility related to the separation from Lucent Technologies.

     Depreciation and amortization for the year ended December 31, 1998 increased $56.6 million over the comparable period for 1997 primarily as a result of the full year impact of the acquisitions of Forward and ISL in the second quarter of 1997 and of the Ericsson Facility, Mommers and Zincocelere in the first quarter of 1998.

     During the year ended December 31, 1998 we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During the year ended December 31, 1997, we recorded a similar charge of $294.5 million related to the acquisitions of Forward and ISL.

     Other expense increased $34.5 million, from $72.3 million for the year ended December 31, 1997 to $106.8 million for the same period in 1998, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the 1998 Acquisitions.

     YEAR ENDED DECEMBER 31, 1997

     Our net sales for the year ended December 31, 1997 were $795.3 million and cost of goods sold were $554.1 million, or 69.7% of net sales. Selling, general and administrative expenses for the same period were $75.6 million, or 9.5% of net sales. During the year ended December 31, 1997, we recorded a one-time non-cash write-off of $294.5 million related to the acquisitions of Forward and ISL.

     THE PERIOD FROM INCEPTION (AUGUST 28, 1996) TO DECEMBER 31, 1996

     Our net sales for the period from inception (August 28, 1996) to December 31, 1996 were $50.4 million and cost of goods sold were $42.1 million, or 83.4% of net sales. Selling, general and administrative expenses for the same period were $3.8 million, or 7.5% of net sales. During the period from inception to December 31, 1996, net cash provided by operating activities was $1.7 million. For the same period, we used approximately $286.3 million in investing activities primarily for the acquisitions of Circo Craft and the Lucent Division. The acquisitions were funded through the issuance of $238.3 million of long-term obligations and the proceeds of $73.8 million of equity offerings offset by $11.4 million of financing costs.

     We believe that our operating results are not comparable between the period from inception to December 31, 1996 and the years ended December 31, 1997 and 1998 nor to the operating results expected to be achieved in the future due to, among other things, our startup in 1996, the acquisitions made in 1996, 1997 and 1998, the anticipated future acquisitions, and the financing incurred to fund past and future acquisitions. We believe that, due to the acquisitions made, sales in subsequent periods will increase from those reported for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998.

HISTORICAL RESULTS OF OPERATIONS -- PREDECESSORS

     Each of Circo Craft, Viasystems Technologies, Forward and ISL are considered predecessors to Viasystems and, as such, the following is a discussion of the results of operations of each separate predecessor. The discussion of the results of operations of the separate entities has been prepared based upon the results of each separate entity in accordance with the local GAAP of the entity and should be read in conjunction with the "Selected Financial Data" for each predecessor and the financial statements and notes thereto of Circo Craft, Viasystems Technologies, Forward and ISL, all of which are included elsewhere herein.

     CIRCO CRAFT

     Nine Months Ended September 30, 1996 Compared to Fiscal 1995. Net sales and cost of goods sold for the nine months ended September 30, 1996, were C$129.6 million and C$101.5 million, respectively, compared to sales and cost of goods sold for fiscal 1995 of C$185.2 million and C$148.8 million, respectively. Net sales for the nine months ended September 30, 1996, were approximately 70% of sales for fiscal 1995. In general, Circo Craft's sales were lower during 1996 due to a shift in the product mix to lower layer count products driven primarily by the demand of one of Circo Craft's customers in the automotive industry. As a percentage of sales, cost of goods sold for the nine months ended September 30, 1996, decreased to 78.3% from 80.4% for fiscal 1995 primarily as a result of cost savings achieved through improved production processes. Selling, general and administrative expenses for the nine months ended September 30, 1996, were C$8 million compared to selling, general and administrative expenses for fiscal 1995 of C$11.1 million. Selling, general and administrative expenses as a percentage of sales for the nine months ended September 30, 1996, increased to 6.1% from 6% for fiscal 1995 primarily as a result of the lower sales caused by the product mix shift discussed above.

     VIASYSTEMS TECHNOLOGIES

     Eleven Months Ended November 30, 1996 Compared to Fiscal 1995. Net sales and cost of goods sold for the eleven months ended November 30, 1996, were $325.1 million and $244.3 million, respectively, compared to sales and cost of goods sold for fiscal 1995 of $325.0 million and $274.8 million, respectively. Net sales for the eleven months ended November 30, 1996, were approximately 100% of sales for fiscal 1995 as sales for Viasystems Technologies increased during 1996 due to increased demand by Lucent Technologies caused by the rapidly expanding telecommunications market. As a percentage of sales, cost of goods sold for the eleven months ended November 30, 1996, decreased to 75.1% from 84.5% for fiscal 1995 primarily as a result of the favorable impact of productivity improvements. Selling, general and administrative expenses for the eleven months ended November 30, 1996, were $34.8 million compared to selling, general and administrative expenses for fiscal 1995 of $42.4 million. Selling, general and administrative expenses as a percentage of sales for the eleven months ended November 30, 1996, decreased to 10.7% from 13.1% for fiscal 1995 as a result of decreased allocations from Lucent Technologies.

     FORWARD

     Fiscal Year Ended January 31, 1997 Compared to Fiscal Year Ended January 31, 1996. Net sales and cost of goods sold for the fiscal year ended 1997 were L105.0 million and L79 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1996 of L66.8 million and L49.9 million, respectively. Sales during the fiscal year ended 1997 increased over the fiscal year ended 1996 due primarily to the full year impact of the 1995 acquisition of Exacta Circuits and three smaller companies in 1996. As a percentage of sales, cost of goods sold for the fiscal year ended 1997 increased to 75.2% from 74.6% for the fiscal year ended 1996 primarily as a result of the three smaller acquisitions of companies in 1996 which have products with lower margins. Selling, general and administrative expenses for the fiscal year ended 1997 were L11.2 million compared to selling, general and administrative expenses for the fiscal year ended 1996 of L6.4 million. Selling, general and administrative expenses increased in the fiscal year ended 1997 primarily due to the impact of the acquisitions discussed above.

     ISL

     Fiscal Year Ended April 4, 1997 Compared to Fiscal Year Ended March 29, 1996. Net sales and cost of goods sold for the fiscal year ended 1997 were L141.6 million and L94.5 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1996 of L104.6 million and L73.4 million, respectively. Sales during the fiscal year ended 1997 increased over the fiscal year ended 1996 due to increased demand for higher layer count PCBs for the telecommunications and computer industries. As a percentage of sales, cost of goods sold for the fiscal year ended 1997 decreased to 66.7% from 70.2% for the fiscal year ended 1996 primarily as a result of improved absorption of costs due to higher sales and productivity improvements achieved as a result of a number of cost savings projects, including projects to decrease the cost of process materials and improve process automation. Selling, general and administrative expenses for the fiscal year ended 1997 were L10.5 million compared to selling, general and administrative expenses for the fiscal year ended 1996 of L7.5 million. Selling, general and administrative expenses as a percentage of sales for the fiscal year ended 1997 remained relatively consistent at 7.4% compared to 7.2% for the fiscal year ended 1996.

SUPPLEMENTAL PRO FORMA RESULTS OF OPERATION -- VIASYSTEMS

     The following table presents supplemental pro forma financial data for the fiscal years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, giving effect to the acquisitions we completed in 1997, 1998 and the first nine months of 1999, referred to as the Completed Acquisitions, together with the Transactions, in each case as if such acquisitions and Transactions had occurred on January 1, 1997. The following table of supplemental pro forma financial data is intended to be for informational purposes only and is not necessarily indicative of either our financial position or results of operations in the future, or what would have occurred had such acquisitions or the Transactions occurred on January 1, 1997. This data has not been prepared in accordance with generally accepted accounting principles.

     We believe that supplemental pro forma financial information may be helpful in understanding the past operations of our business excluding those operations which will be transferred to a new entity formed by our existing stockholders and including the operation of the wire harness business, which we will acquire as part of the Transactions. The acquisition of the wire harness business will be accounted at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control. The following information should be read in conjunction with our historical consolidated financial statements and those of our predecessors, including the related notes thereto.

                                                      UNAUDITED PRO FORMA FOR THE COMPLETED ACQUISITIONS
                                                                     AND THE TRANSACTIONS
                                                     -----------------------------------------------------
                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                     -------------------------   -------------------------
                                                        1997          1998          1998          1999
                                                     -----------   -----------   -----------   -----------
                                                                        (IN THOUSANDS)
Net sales..........................................   $931,361      $956,655      $741,099      $769,973
Gross profit.......................................    276,965       296,580       218,149       225,764
Operating expenses.................................     91,433       100,863        83,473        68,295
Adjusted EBITDA....................................    185,532       195,717       134,676       157,469
Depreciation.......................................     55,425        78,047        47,412        60,224
Amortization.......................................     62,902        41,617        38,502        30,976
Adjusted EBIT......................................     67,205        76,053        48,762        66,269

     SUPPLEMENTAL PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net sales for the nine months ended September 30, 1999 were $770 million compared to the same period 1998 net sales of $741.1 million. This increase of $28.9 million, or 3.9%, was due to significant volume growth of approximately 25%, spread across all product lines, including printed circuit boards, backpanel and printed circuit board assemblies, wire harnesses and system assembly services. The printed circuit board fabrication growth occurred within each of the various layer count products that we produce, with the most significant growth in our higher layer count products. Partially offsetting this volume growth were industry-wide price reductions as well as the price reductions required by the Lucent supply agreement.

     Cost of goods sold for the nine months ended September 30, 1999 was $544.2 million, or 70.7% of net sales compared to $523 million, or 70.6% of net sales for the nine months ended September 30, 1998. Cost of goods sold as a percent of net sales remained constant year over year as the incremental volume and the impact of company-wide cost reduction activities partially offset the contractual price reductions related to the Lucent supply agreement and industry-wide price reductions.

     Selling, general and administrative expenses for the nine months ended September 30, 1999 decreased by $15.2 million versus the comparable period in 1998. These costs decreased primarily due to cost containment efforts that we initiated in 1999.

     Depreciation and amortization for the nine months ended September 30, 1999, increased $5.3 million over the comparable period in 1998 primarily as a result of the increased capital investments.

     SUPPLEMENTAL PRO FORMA YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net sales for the year ended December 31, 1998, were $956.7 million, compared to net sales of $931.4 million for 1997. This increase of $25.3 million, or 2.7%, was due to volume growth of approximately 4.9%, spread across all product lines, including printed circuit boards, backpanel and printed circuit board assemblies, wire harnesses and system assembly services. Additionally, we benefited from an improved printed circuit board product mix. Partially offsetting this volume growth were contractual price reductions related to the Lucent supply agreement and industry-wide price reductions. Finally, a noncore portion of the wire harness business was sold during 1997, which contributed approximately $6.1 million in net sales in 1997.

     Cost of goods sold for the year ended December 31, 1998 was $660.1 million, or 69% of net sales compared to $654.4 million, or 70.3% of net sales for the year ended December 31, 1997. Cost of goods sold as a percent of net sales decreased primarily as a result of the volume growth and cost reduction activities of Viasystems, partially offset by contractual price reductions related to the Lucent supply agreement and industry-wide price reductions.

     Selling, general and administrative expenses for the year ended December 31, 1998 were $100.9 million, representing an increase of 10.4% over the year ended December 31, 1997. This increase was due primarily to increased sales and marketing expenses and increases in administrative expenses at our Richmond, Virginia facility related to the separation from Lucent Technologies.

     Depreciation and amortization for the year ended December 31, 1998 increased $1.3 million over 1997 as a result of the increased capital investments.

LIQUIDITY AND CAPITAL RESOURCES -- VIASYSTEMS

     Net cash used in operating activities was $3.5 million for the nine months ended September 30, 1999 compared to net cash used in operating activities of $26.6 million for the same period in 1998. The decrease in net cash used in operating activities related primarily to timing of payments to certain vendors. Net cash used in investing activities was $391.2 million for the nine months ended September 30, 1999, compared to $231.9 million for the nine months ended September 30, 1998. The net cash used in investing activities for the first nine months of 1999 included $313.8 million related to the acquisitions of Kalex and PAGG with the remainder related to capital expenditures. In 1998, net cash used in investing activities included $145.5 million related to the 1998 acquisitions with the remainder related to capital expenditures.

     In connection with the acquisition of Kalex in August 1999, we entered into a third amended and restated credit agreement with terms substantially similar to the prior credit agreement. Our credit agreement was amended to, among other things, establish an additional $291 million term loan facility, repay $10.1 million outstanding under the term loans available to refinance the Loan Notes (the "Term Loans"), and collateralize future amounts due under the Term Loans with approximately $89.9 million in cash. Additionally, we received an equity contribution of $200 million.

     As of September 30, 1999, our indebtedness consisted of amounts outstanding under the existing senior credit facilities, the senior subordinated notes, the Loan Notes, capital leases and other debt.

     We anticipate that our primary uses of cash in 2000 will be:

     - for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product and process technology development; and

     - to pay interest on, and to repay principal of, indebtedness under our senior credit facilities, the senior subordinated notes and our other outstanding indebtedness as discussed in note 8 to the notes to our consolidated financial statements set forth elsewhere herein.

     We anticipate making capital expenditures of approximately $120 million in 2000. In 2000, we will be obligated to make principal and interest payments of
approximately $       million under our new senior credit facilities and the
senior subordinated notes.

     We expect that our primary sources of cash will be cash from operating activities and revolving borrowings under our senior credit facilities. In connection with the offering, we expect to refinance our existing senior credit facilities and our obligations under the Loan Notes with a new senior secured credit facility. Our new credit facility is expected to consist of term loan borrowings and revolving loans. As of September 30, 1999, as adjusted for the
offering and the Transactions, there would have been $     million outstanding
under the revolving credit facilities available under the new senior credit
facilities, and approximately $     million of available borrowing capacity
thereunder, subject to certain limitations. We anticipate that the cash flow from operations and additional funds available under the revolving facilities of our new senior credit facilities will be sufficient to meet our foreseeable requirements for working capital, capital expenditures and debt service and other operating cash requirements. However, any future acquisitions would likely require external sources of debt and/or equity financing. There can be no assurance that such funds would be available on terms satisfactory to us, or at all. In addition, our future operating performance and ability to meet our financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond our control.

     Borrowings under our senior credit facilities are expected to bear interest at floating rates and will require interest payments on varying dates depending on the interest rate option we select. The senior subordinated notes bear interest at the rate of 9 3/4% per annum, which is payable semiannually in arrears.

     The senior subordinated notes restrict us from, and the new senior credit facilities are expected to restrict us from, among other things:

     - incurring additional indebtedness (other than permitted indebtedness);

     - making capital expenditures in excess of specified amounts;

     - creating liens;

     - disposing of assets;

     - guaranteeing indebtedness;

     - merging or selling substantially all of our assets;

     - declaring and paying certain dividends;

     - making certain investments and loans; and

     - entering into certain transactions with affiliates, in each case with certain exceptions customary for credit facilities such as the new senior credit facilities.

NET OPERATING LOSS CARRYFORWARD

     We estimate that for United States federal income tax purposes we will have net operating loss carryforwards, or NOLs, amounting to approximately $545 million as of January 1, 2000. Such NOLs expire in 2018 through 2019 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder impose limitations on the ability of corporations to use NOLs if the corporation experiences more than a 50% change in ownership during certain periods. Changes in ownership in future periods could substantially restrict our ability to utilize our tax net operating loss carryforwards. We believe that no such ownership change has occurred or will occur as a result of the offering. There can be no assurances, however, that such an ownership change will not occur in the future. In addition, as of January 1, 2000 we had NOLs of $11 million in the People's Republic of China, $6 million in

Puerto Rico, $55 million in the United Kingdom, and $19 million in the Netherlands. The NOLs in the People's Republic of China and Puerto Rico begin to expire in 2000, while the other NOLs carry forward indefinitely.

EXTRAORDINARY ITEM AND NON-CASH COMPENSATION EXPENSE

     In connection with this offering and the Transactions, we will repay our existing senior credit facility. That repayment will result in the write-off of deferred financing costs, which we expect will be reported as an extraordinary item in the first quarter of fiscal year 2000. Had the offering and the Transactions been completed at September 30, 1999, we would have recorded an
extraordinary charge of $          million with respect to the write-off of
these deferred financing costs.

     Also in connection with this offering, we are amending the terms of our performance stock options held by certain members of management to eliminate the exercisability restrictions and variable exercise price terms. The amended performance options will have a fixed exercise price and will be immediately exercisable. As a result of these amendments, we expect to record a one-time
non-cash charge of $          million, based on an initial public offering price
of $          , to compensation expense in the first quarter of fiscal year
2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the FASB adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. Effective January 1, 1999, we adopted SOP 98-5 and accordingly recorded a cumulative effect of a change in accounting principle for the write-off of the net book value of start-up costs as of January 1, 1999, of approximately $16.9 million (net of a tax benefit of $5.6 million).

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and require that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor have we determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

YEAR 2000 ISSUE

     The year 2000 issue is the result of computer programs written using two digits rather than four digits to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, produce invoices, or engage in similar normal business activities.

     In anticipation of the year 2000 issue, management implemented a company-wide initiative to ensure that both its information technology systems and non-information technology systems applications are capable of processing data and transactions pertaining to the year 2000. The initiative utilized both our own internal resources and external resources to identify and assess systems and applications affected, to correct existing systems or to acquire replacement systems, and to test the systems and applications for compliance with the requirements for processing year 2000 information. Our information systems have been either corrected in order to enable them to process year 2000 information or, if necessary, were replaced with year 2000 compliant systems. We have, to the best of our knowledge, achieved Year 2000 readiness in mission critical business applications, computers and communications, facilities and process equipment, and do not anticipate any material disruption in our operations as the result of any failure to be in compliance. However, there can be no assurance that all issues were identified or that the remediation process will be fully effective. We will capitalize and depreciate the cost of replacement systems consistent with our existing capital expenditures policies. Costs incurred to modify and maintain existing systems are expensed as incurred. Management believes that a substantial portion of the costs for the new systems and the modifications have not represented incremental costs, but rather represent the reallocation of existing and planned information technology resources. We estimate approximately $1.5 to $2 million has been spent to remediate the year 2000 issue, and management expects that amounts required to be expensed in future periods will not have a material effect on our financial position or results of operations.

     We have also evaluated the external risk associated with the year 2000 issue. All critical or significant suppliers were identified and surveyed regarding their year 2000 readiness. Although we use a select group of suppliers, the materials used in manufacturing printed circuit boards are generally readily available in the open market. Therefore, we believe any costs associated with the anticipated effect of third parties will be immaterial on our business, financial position or results of operations. However, there can be no guarantee that any failures of third party systems would not have a material adverse effect on us.

     If we have failed to identify and remediate year 2000 issues or key third parties who do business with us have failed to timely remediate their year 2000 issues, it could cause systems failures or errors, business interruptions and in a worst case scenario, the inability to engage in normal business practices for an unknown length of time. Litigation could also ensue. The effect on our business, financial condition, results of operations and cash flows could be materially adverse.

IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the acquisitions made in 1996, 1997 and 1998 we incurred significant charges related to purchased in-process research and development. We believe that efforts to complete the acquired in-process research and development projects will consist primarily of internal engineering costs over the next two to four years. These costs are estimated to be approximately $22 million. This estimate is subject to revision should there be changes in the operating environment or the technical knowledge available to us or the industry. We believe that the new product and process technologies which result from ongoing research and development will build on the existing core printed circuit board technology and contribute to an anticipated growth in our sales and anticipated improvements in our cost of production in the future. If acceptable advancements are not achieved, failed research and development projects could have a material adverse effect on our financial position or results of operations. We are unable to accurately quantify the potential impact in the future of the failure of any single project or multiple projects which were acquired as in-process research and development in the acquisitions. Although there can be no guarantee that the acquired in-process research and development projects will achieve technological feasibility, we believe that the likelihood of development is reasonable for these projects. We do not believe that we are subject to any greater risk of failure than our competitors, and, in fact, believe that our size, access to financial resources and relationships with customers contribute to a reduction of that risk which gives us a competitive technical advantage.

CONVERSION TO THE EURO

     On January 1, 1999, eleven participating countries of the European Union converted to the Euro as their common national currency. The previous national currencies of these countries will still be accepted as legal tender until at least January 1, 2002. We do not expect the conversion to the Euro to have a material effect on our results of operations, financial condition or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK

     At September 30, 1999, approximately $900 million of our long-term debt, specifically borrowings outstanding under our existing senior credit facility and the Loan Notes, bear interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the average interest rate under these borrowings, it is estimated that our interest expense for the nine months ended September 30, 1999, would have increased by approximately $13.4 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     FOREIGN CURRENCY RISK

     We conduct our business in various regions of the world, and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. From time to time, we engage in hedging operations, such as forward exchange contracts, to reduce our exposure to foreign currency fluctuations. We do not engage in hedging transactions for speculative investment reasons. Our hedging operations historically have not been material and gains or losses from these operations have not been significant. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies.

                                    BUSINESS

GENERAL

     We are a leading worldwide independent provider of electronics manufacturing services to OEMs primarily in the telecommunications and networking industries. We offer our EMS solutions to OEMs that outsource the design and manufacture of their products. Our products and services consist of the manufacture of printed circuit board assemblies, in particular highly complex multi-layered printed circuit boards, the manufacture of custom-designed backpanel assemblies, the design and manufacture of wire harnesses and custom cable assemblies, the procurement and management of materials and the assembly and testing of our customers' complete systems and products. By manufacturing highly complex multi-layered printed circuit boards and custom-designed backpanel assemblies, we are able to gain early access to our customers' new product designs. This access gives us an opportunity to leverage our printed circuit board and backpanel capabilities to capture the full assembly of our customers' products at the design stage of their product development cycle.

     Our customer base primarily consists of OEMs in the telecommunications and networking industries. We currently are a supplier to over 50 OEMs, including industry leaders such as Alcatel, Cisco Systems, Delco, Ericsson, General Electric, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems and 3Com. For the nine months ended September 30, 1999, approximately 55% of our revenues were from telecommunications and networking customers. The products we manufacture include, or can be found in, a wide array of products including switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment such as hubs, routers and switches.

     Our revenues for the twelve months ended September 30, 1999 were approximately $1 billion. We operate 20 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands and China.

ELECTRONICS MANUFACTURING SERVICES INDUSTRY

     OVERVIEW

     The EMS industry is comprised of companies that provide a range of manufacturing services to OEMs. The industry is experiencing a rapid rate of growth. Technology Forecasters, Inc., or TFI, forecasts that the EMS industry will grow annually at approximately 20% from 1998 through 2003, with total industry revenue projected to be $149.4 billion by 2003. Additionally, TFI forecasts that the EMS providers with annual 1998 revenue of greater than $500 million will have a growth rate of approximately 30% over the same period. In addition, the EMS industry is highly fragmented, with only eight EMS providers achieving total revenue in excess of $1 billion, and the ten largest participants accounting for approximately 39% of total industry revenue in 1998, based on estimates by TFI.

     EMS industry growth is being fueled by the growth of the overall electronics industry and increased outsourcing of manufacturing and related functions by electronics OEMs worldwide. This outsourcing trend is being fueled by an increasing number of OEMs that are outsourcing a substantial portion of their manufacturing in order to focus resources on core competencies, in certain instances through the sale of manufacturing operations to EMS providers. We believe that, as the trend to outsourcing continues, OEMs will increasingly outsource more complex products and services. This trend will favor larger EMS providers that have clear advantages of scale, geographic diversity, technology and quality, and is expected to lead to a sustained period of consolidation in the EMS industry.

     We believe that the telecommunications and networking equipment industries represent large and attractive markets for electronics manufacturing services. The rapid growth of the Internet has changed the way that networks must be constructed in order to handle the growing volume of both voice and data traffic. This shift is causing network providers to make significant capital expenditures to expand and upgrade the existing network infrastructure. Networking companies such as Cisco, Bay Networks and Ascend Communications were among the first communications equipment companies to aggressively outsource much of their manufacturing to EMS providers. These companies set the standard for the networking industry, demonstrat-ing the benefits that can be realized from an OEM model that relies heavily on the services of EMS providers. Telecommunications equipment companies have only recently begun to use EMS providers. In part because of acquisitions such as Lucent's purchase of Ascend and Nortel's acquisition of Bay Networks, telecommunications equipment vendors have seen the success that the networking companies they acquired have achieved through outsourcing. In addition, networking companies are increasingly offering products that compete with those of telecommunications equipment vendors, forcing telecommunications OEMs to react to and adopt the outsourcing practices of their networking competitors to be able to compete effectively.

     EVOLUTION OF EMS INDUSTRY

     Historically, OEMs were vertically integrated manufacturers that invested heavily in manufacturing assets and facilities around the world to support the manufacture, service and distribution of their products. In the early stages of the EMS industry, EMS companies acted as subcontractors and performed simple, labor-intensive material assembly functions to provide excess production capacity for OEMs during peak demand periods. Accordingly, the relationship between OEMs and EMS providers tended to be transactional in nature.

     Significant advancements in manufacturing process technology in the 1980s, such as surface mount technology, enabled EMS companies to provide cost savings to OEMs while at the same time improving the quality of their products. Furthermore, as the capabilities of EMS companies expanded, an increasing number of OEMs adopted and increasingly relied upon manufacturing outsourcing strategies. In recent years, large sophisticated EMS companies have further expanded their capabilities to include services ranging from front-end design to back-end full system assembly, product test, test development, order fulfillment and distribution and after-sales support. Large EMS companies generally have a lower cost structure, superior manufacturing technological expertise and more advanced manufacturing processes relative to the OEM customers they serve.

     By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service, while leveraging the expertise of EMS providers for design, procurement, assembly and test operations and supply chain management. As a result, larger, more sophisticated EMS providers have established strong strategic relationships with many of their OEM customers.

     We believe that the principal reasons OEMs establish relationships with EMS providers include the following:

          Decrease Time-to-Market and Time-to-Volume. Electronics products are experiencing shorter product life cycles, requiring OEMs to continually reduce the time required to bring products to market. OEMs can significantly shorten product development cycles and decrease time-to-market by benefiting from the design and manufacturing expertise and infrastructure of EMS providers. This includes capabilities relating to design, quick-turn prototype development and rapid ramp-up of new products to high volume production, combined with critical worldwide supply chain management expertise.

          Reduce Operating Costs and Invested Capital. As electronics products have become more technologically advanced, manufacturing processes have become increasingly automated, requiring greater levels of investment in capital equipment. EMS companies provide OEMs access to advanced manufacturing facilities, supply chain management and engineering capabilities, additional capacity, greater production flexibility and economies of scale without capital investment.

          Focus Resources on Core Competencies. The electronics industry is experiencing greater levels of competition and rapid technological change. In this environment, many OEMs are seeking to focus on their core competencies of product development, sales, marketing and customer service, and to outsource design, manufacturing and related requirements to their EMS providers.

          Access Leading Manufacturing Technologies. Electronics products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for many OEMs to maintain the necessary technological expertise and focus required to efficiently manufacture products themselves. By working closely with EMS providers, OEMs gain access to high quality manufacturing expertise and capabilities in the areas of advanced process, interconnect and test technologies.

          Utilize EMS Companies' Procurement, Inventory Management and Logistics Expertise. OEMs that manufacture internally are faced with greater complexities in planning, procurement and inventory management due to frequent design changes, short product life cycles and product demand fluctuations. OEMs can address these complexities by outsourcing to EMS providers that possess sophisticated supply chain management capabilities and can leverage significant component procurement advantages to reduce product costs.

          Improve Access to Global Markets. OEMs are generally increasing their international activities in an effort to expand their sales through access to foreign markets. EMS companies with worldwide capabilities are able to offer OEMs global manufacturing solutions to assist them in meeting local content requirements, distributing products efficiently around the world and reducing costs.

       KEY SUCCESS FACTORS

     We believe that the following are the key success factors for EMS providers seeking to establish and expand relationships with leading OEMs:

          Large-Scale and Flexible Production Capacity. Increasingly, leading OEMs are seeking to outsource large-scale manufacturing programs. Generally, those EMS providers that can meet the volume and time-to-market requirements associated with these programs will be able to exploit these opportunities. EMS providers must have sufficient scale and flexible production capacity to be awarded large outsourcing programs, as OEMs often seek partners with the resources to support simultaneous product launches in multiple markets.

          Broad Service Offering. In order to establish strategic relationships with OEM customers that are seeking to reduce their number of suppliers, EMS companies must be able to provide a broad portfolio of services. These services include front-end product design and design for manufacturability, component selection and procurement, quick-turn prototyping, product testing, product assurance and failure analysis as well as back-end functions such as full system assembly, order fulfillment, worldwide distribution and after-sales support, including repair services.

          Sophisticated Technological Capabilities. The desire of OEMs to increase product performance, functionality and quality is driving a requirement for increasingly complex printed circuit board fabrication, assembly and test technologies. EMS providers that possess expertise in manufacturing technology, and that continually innovate and develop advanced fabrication, assembly and test techniques, provide a competitive advantage to their OEM customers. We believe that as the trend to outsourcing continues, OEMs will increasingly outsource more complex products.

          Global Supply Chain Management Skills. EMS providers must possess the skills required to optimize many aspects of an OEM's global supply chain, from managing a sophisticated supplier base, including component selection and cost-effective procurement to inventory management and rapid product distribution directly to end customers. EMS providers who lack the sophisticated material resource planning and information technology systems necessary to effectively optimize the supply chain will be at a significant disadvantage in the marketplace.

          Global Presence. EMS companies with global facilities can simplify and shorten an OEM's supply chain and significantly reduce the time required to bring products to market. Additionally, EMS providers are locating facilities in lower-cost regions such as Mexico and Asia in order to complement their offerings by providing lower cost manufacturing solutions for certain price-sensitive applications. As a result of these trends, many large OEMs are beginning to work with a smaller number of EMS providers that, as worldwide suppliers, can meet their needs in multiple geographic markets.

     MARKET CONSOLIDATION

     We believe that larger EMS providers that possess the foregoing attributes are well positioned to take advantage of anticipated growth in the EMS industry. Conversely, we believe that smaller providers who seek to serve leading OEMs are disadvantaged due to lack of scale and difficulty in meeting OEM requirements relating to capacity, broad service offerings, technology, supply chain management and global manufacturing capabilities.

     The EMS industry has experienced an increase in large-scale acquisition activity in recent years, primarily as a result of the sale of OEM facilities and manufacturing operations to EMS providers. OEMs have tended to award these opportunities to larger EMS providers that possess the capital, management expertise and advanced systems required to acquire and integrate the acquired businesses effectively. For the EMS provider, these acquisitions have been driven by the need for additional capacity, a desire to enter new geographic or product markets and services, or a desire to establish or further develop a customer relationship with a particular OEM.

     Given this environment, we believe that the EMS industry may experience significant consolidation, driven by the continued trend among OEMs to outsource large-volume programs to leading EMS providers, the continued disposition of OEM manufacturing assets to these companies and acquisition activity among EMS businesses themselves.

OUR STRATEGY

     Our goal is to be the EMS full-solution partner of choice to leading OEMs through leadership in technology, quality and supply chain management. To meet this goal, we are implementing the following strategy which we believe will allow us to achieve superior financial performance and enhance stockholder value:

          Focus on the High Growth Telecommunications and Networking Customer Segments. We have focused our marketing efforts on the fast-growing telecommunications and networking industries. Approximately 55% of our revenues for the nine months ended September 30, 1999 were from telecommunications and networking customers. Our sales efforts will focus on generating revenue from new programs as well as diversifying our customer base in these high growth segments by increasing our penetration of our existing customer base and attracting new customers.

          Leverage our Advanced Printed Circuit Board and Backpanel Capabilities. We believe we are the industry leader in the manufacture of complex, technologically advanced multi-layer printed circuit boards and custom-designed backpanel assemblies. Our state-of-the-art manufacturing facilities allow us to efficiently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three mils. We also have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two mils. We have pioneered advances in some of the most significant areas of printed circuit board fabrication. Because many of the next generation products in the telecommunications and networking industries will require highly advanced printed circuit boards and backpanel assemblies, we are well positioned to leverage our capabilities in those areas to compete for the complete assembly of customers' products that utilize our printed circuit boards and backpanels. Currently, we are involved in the design of several new platforms for large telecommunication OEMs where we are leveraging our printed circuit board and backpanel capabilities to generate additional assembly revenues.

          Leverage our Vertical Integration to Provide a Full-Service Offering to, and Expand Relationships with, Our Customers. Building on our integrated manufacturing capabilities, we can provide our customers with a broad range of EMS solutions from fabrication of bare boards to final system assembly and test. Our wire harness and cable assembly capabilities provide us with further opportunities to sell these services to our existing OEM customers. Our capability to manufacture a range of product components from printed circuit boards to wire harnesses and cable assemblies used in final assemblies, enables us to shorten our customers' product development cycles and to lower their cost. In addition, our vertical integration provides us with greater control over quality, delivery and cost, and enables us to offer our customers a complete EMS solution. Each of the four greenfield facilities (all of which are assembly facilities) we have opened since 1996 has been in response to the expansion of our relationships with existing customers. We will continue to emphasize being a full-solution partner to our existing customers.

          Concentrate on High Value-Added Products and Services. We focus on providing EMS solutions to leading manufacturers of advanced electronic products that generally require custom designed, more complex interconnect products and short lead-time manufacturing services. These products are typically lower-volume, higher-margin products.

          Exploit our Low Cost Manufacturing Locations. By aggressively pursuing the transfer of products and services from high cost areas to China and Mexico, we have successfully reduced our customers' total cost, improved our margins and freed up our capacity in other regions of the world to focus on more technologically advanced products and services. Our Kalex facilities in China and our wire harness and cable assembly facilities in Mexico allow us to offer OEM customers a lower cost solution for printed circuit board fabrication, wire harness and cable assembly as well as full system assembly.

          Expand Manufacturing Facilities Geographically. Since 1996, we have significantly expanded our operations through acquisitions and the opening of greenfield facilities. In order to increase our scale and expand our capabilities, we have opened four greenfield facilities in the United States, Mexico, Europe and Asia. These facilities provide us with operations in key geographic markets for our existing customers as well as the electronics industry in general. We will continue to pursue future expansion opportunities.

          Pursue Acquisition Opportunities. We continue to pursue business acquisition opportunities in order to broaden our service offerings, gain access to new geographic markets, implement our vertical integration strategy and/or obtain facilities and equipment at a lower cost than building or leasing them. We have acquired entire companies, such as Circo Craft, Mommers, PAGG and Kalex. In addition, given our strong relationships with leading OEMs in the telecommunications and networking segments, we expect to proactively pursue acquisition opportunities from our OEM customers that divest their captive manufacturing assets. Prior acquisitions of this nature include the acquisition of the Richmond, Virginia, operations of Lucent Technologies and the acquisition of the wire harness assets of General Electric.

MARKETS AND CUSTOMERS

     We provide EMS services to more than 50 OEMs. Our position as a strategic supplier of EMS services, including printed circuit boards, backpanel assemblies and wire harnesses and cable assemblies fosters close relationships with our customers. These relationships result in additional growth opportunities as we have expanded our capabilities and capacity to meet our customers' wide range of needs.

     The following table shows our net sales as a percentage by principal end-user markets we serve:

                                                                YEAR ENDED      NINE MONTHS
                                                               DECEMBER 31,        ENDED
                                                              --------------   SEPTEMBER 30,
MARKETS                                                       1997     1998        1999
-------                                                       -----    -----   -------------
Telecommunications and networking...........................   52.8%    52.7%       55.0%
Industrial/Consumer.........................................   22.2     22.0        23.5
Computer....................................................   14.8     14.9        10.9
Automotive..................................................    6.8      7.1         9.0
Other.......................................................    3.4      3.3         1.6
                                                              -----    -----       -----
          Total combined net sales..........................  100.0%   100.0%      100.0%
                                                              =====    =====       =====

     The following table lists our telecommunications and networking customers in alphabetical order and the end products for which we provide manufacturing services.

CUSTOMER                                                  END PRODUCT
--------                                                  -----------
Alcatel..................................  Telecommunications switching and transmission equipment,
                                           datacommunications networks, routing and
                                           switching equipment, mobile phones
Cisco....................................  Datacommunications high end routers,
                                           LAN/WAN, routing and switching equipment
Ericsson.................................  Telecommunications switching and transmission equipment, mobile phones,
                                           datacommunications routing and switching
                                           equipment
Lucent Technologies......................  Telecommunications switching and transmission equipment, business
                                           communication systems, datacommunications
                                           routing and switching equipment
Marconi Communications...................  Telecommunications optical transmission equipment, WAN network switching
                                           equipment
Motorola.................................  Telecommunications infrastructure equipment, wireless datacommunications
                                           equipment, satellite communication
                                           equipment
Newbridge................................  Datacommunications carrier switch routing equipment, advanced enterprise networking
                                           equipment
Nortel Networks..........................  Telecommunications optical network equipment, LAN/WAN routers, access
                                           switching equipment
Siemens..................................  Telecommunications switching equipment,
                                           LAN/WAN network equipment, mobile
                                           switching equipment
3Com.....................................  Datacommunications hubs, routing and switching equipment, modems, network
                                           interface cards
Tellabs..................................  Datacommunications routing and switching equipment

     Other than Lucent Technologies, no customer accounted for more than 10% of consolidated net sales for the nine months ended September 30, 1999.

PRODUCTS AND SERVICES

     We believe that our ability to deliver a wide spectrum of services to our OEM customers provides us with a competitive advantage over EMS providers focused in few service areas. We offer a full range of manufacturing services, including those depicted in the following diagram.

                        [SUPPLY CHAIN MANAGEMENT CHART]

     Design and Prototyping Services. We provide comprehensive front-end engineering services, including circuit board layout and design services for efficient manufacturing and testing. We offer quick-turn prototyping, which is the rapid production of a new product sample. Our quick-turn prototype service allows us to provide small test quantities to our customers' product development groups. Our participation in product design and prototyping allows us to reduce our customers' manufacturing costs and their time-to-market and time-to-volume. These services enable us to strengthen our relationships with customers that require advanced engineering services. In addition, by working closely with customers throughout the development and manufacturing process, we gain insight into their future product requirements.

     Printed Circuit Board and Backpanel Fabrication. Printed circuit boards and backpanels are platforms that connect semiconductors and other electronic components. Backpanels also connect printed circuit boards. We manufacture multi-layer printed circuit boards and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. In recent years, the trend in the electronics industry has been to increase the speed and performance of components while reducing their size. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, tightly spaced wiring. These advancements in component technologies have driven the change in printed circuit board design to higher density printed circuits. We have invested approximately $150 million in the last two years primarily for the advanced engineering systems and process equipment needed to meet these higher density requirements.

     Systems Assembly and Test. Our manufacturing operations include the placement of electronic parts onto printed circuit boards as well as the manufacture of complete electronics products. As OEMs seek to provide greater functionality in smaller products, they require more sophisticated systems assembly technologies and processes. Our investment in advanced manufacturing equipment and our experience with the latest technologies enable us to offer a variety of complex systems assembly services. We offer testing of assembled printed circuit boards and testing of all of the functions of the completed product, and we work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies.

     Wire Harnesses and Cable Assemblies. A wire harness and cable assembly is an assembly of wires with connectors and terminals attached to their ends that transmits electricity between two or more points. Our capability to provide wire harness and cable assembly components complements our vertically integrated approach to providing our OEM customers a complete EMS solution. Our acquisition of the wire harness business makes us one of the leading suppliers of wire harnesses and cable assemblies for use in household appliances. Due to the similar process technology utilized in the manufacture of wire harnesses and cable assemblies for telecommunications and networking products to that utilzed in the manufacture of wire harnesses for use in household appliances, we intend to leverage this expertise to enhance the value of the products and services we supply to our OEM customers in the telecommunications and networking industries.

     Full System Assembly. We provide full system assembly services to OEMs. These services require sophisticated logistics capabilities and supply chain management capabilities to rapidly procure components, assemble products, perform complex testing and deliver products to end users around the world. Our full system assembly services involve combining a wide range of subassemblies, including printed circuit board assembly, and employing advanced test techniques to various subassemblies and final end products. Increasingly, OEMs require custom build-to-order system solutions with very short lead times. We are focused on exploiting this trend through our advanced supply chain management capabilities.

     Packaging and Global Distribution. We offer our customers flexible just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, we ship products directly into customers' distribution channels or directly to the end-user.

     After-Sales Support. We offer a wide range of after-sales support services. This support can be tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering change management.

     Supply Chain Management. Effective management of the supply chain is critical to the success of OEMs as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory. Our global supply chain organization works with customers and suppliers to meet production requirements. We utilize our enterprise resource planning systems to optimize inventory management.

SALES AND MARKETING

     We focus on developing close relationships with our customers at the earliest development and design phases and continuing throughout all stages of production. We identify, develop and market new technologies that benefit our customers and position us as a preferred EMS provider.

     We market our products through our own sales and marketing organization as well as manufacturers' representatives. This global sales organization is structured to ensure geographic coverage and account coordination. As of December 31, 1999, we employed 223 sales and marketing employees, of which 94 are direct sales representatives strategically located throughout fifteen countries in North America, Europe and Asia. The North American sales organization is divided into five regions which are jointly serviced by direct sales representatives and nineteen manufacturers' representatives. In Europe and Asia, our sales force is focused by country and by customer. Each sales region has a support staff of sales engineers, technical service personnel and customer service organizations to ensure high-quality, customer-focused service. The global marketing organization further supports the sales organization through market research, market development and communications.

     We have enhanced our global sales and marketing network in order to leverage our increased EMS capabilities. For those customers with locations in more than one region of the world, we offer consistently high-quality products and services which can be delivered from our facility which best meets that customer's requirements.

     We have a unique, long-term supplier relationship with Lucent, one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. To ensure itself a stable and consistent supply of printed circuit boards and backpanels in the future, Lucent entered into a five-year supply agreement with us in November 1996. The agreement contains automatic renewal provisions for two additional one-year periods upon our satisfaction of certain specified performance requirements for cost, quality and service. Under the agreement, Lucent is required to purchase a minimum annual dollar volume of printed circuit boards and backpanels from us. Lucent is also required to compensate us if they fail to purchase such minimum annual dollar volume. As required by the agreement, our prices for products supplied were reduced to market-based prices effective January 1, 1999. Additionally, either party is permitted to undertake a formal study to reset the benchmark based upon a variety of factors, including the prices charged by comparable industry manufacturers for printed circuit boards and backpanels. Depending upon the results of such benchmarking study, the prices we charge may be further adjusted. After the expiration of the two additional annual renewal periods, the agreement continues to renew unless either party terminates the agreement on 18 months' notice. Lucent has also designated us as a preferred supplier and afforded us the right to bid for all of Lucent's product requirements for which we demonstrate capability.

MANUFACTURING AND ENGINEERING

     We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, wire harnesses and custom cable assemblies and full systems that meet increasingly tight tolerances and specifications demanded by OEMs. Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel. Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. Today, we and a few other industry leaders are capable of efficiently producing commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three mils. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two mils. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between certain layers, called blind or buried vias, and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

     The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Certain advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting.

     The manufacture of printed circuit board assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backpanel assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backpanel, which is a large printed circuit board. We use surface mount, pin-through hole and press fit technologies in backpanel assembly. We also assemble higher-level sub-systems and full systems incorporating printed circuit boards and complex electromechanical components. We manufacture on a turnkey basis, directly procuring some or all of the components necessary for production.

     We also provide computer-aided testing of printed circuit boards, sub-systems and full systems, which contributes significantly to our ability to deliver high quality products on a consistent basis. We test boards and system level assemblies to verify that all components have been properly inserted and that the electrical circuits are complete. Further functional tests determine if the board or system assembly is performing to customer specifications.

QUALITY STANDARDS

     All of our manufacturing facilities are certified under ISO 9002, a set of standards published by the International Organization of Standardization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9002 certification process, we developed a quality systems manual and an internal system of quality controls and audits. Although ISO 9002 certification is of particular importance to the companies doing business in the European Community, we believe that United States electronics manufacturers are increasing their use of ISO 9002 registration as a criteria for suppliers.

     In addition to ISO 9002 certification, we are BellCore, British Approval Board for Telecommunications, or BABT, and Underwriters Laboratories, or UL, compliant. These qualifications establish standards for quality, manufacturing process control and manufacturing documentation and are required by many OEMs in the electronics industry.

TECHNOLOGY DEVELOPMENT

     Our close involvement with our customers at the early stages of their product development cycles positions us at the leading edge of technical innovation in the manufacturing of backpanel assemblies and printed circuit boards. We selectively seek orders that require the use of state-of-the-art manufacturing techniques or materials in order to further develop our manufacturing expertise. We work closely with our customers and suppliers to provide industry-leading solutions. Current areas of manufacturing process development include reducing circuit widths and hole sizes, establishing new standards for particle contamination and developing new manufacturing processes for use with new materials and new surface mount connector and component designs.

     Recent developments in the electronics industry have necessitated improvements in the types of laminate used in the manufacture of interconnect products. New laminate materials may contain new chemical formulations to achieve better control of flow, resin systems with high glass transition temperatures, reduced surface imperfections and greatly improved dimensional stability. Future generations of interconnect products will require ultra fine lines, multi-layers of much greater complexity and thickness and extremely small holes in the 4 to 10 mil range. The materials designed to meet these requirements, such as BT epoxy, cyanate esters, polyamide quartz and Kevlar epoxy, are beginning to appear in the marketplace. Widespread commercial use of these materials will depend upon statistical process control and improved manufacturing procedures to achieve the required yields and quality.

     We have developed expertise and techniques that we use in the manufacture of printed circuit boards, backpanels and subsystems. Generally, we rely on common law trade secret protection and on confidentiality agreements with our employees to protect our expertise and techniques. We own 20 patents and believe that patents have not historically constituted a significant form of intellectual property right in our industry.

SUPPLIER RELATIONSHIPS

     We order materials and components based on purchase orders received and accepted and seek to minimize our inventory of materials or components that are not identified for use in filling specific orders. Materials and components we use are readily available in the open market and to date we have not experienced any significant shortages of such materials. We work with our suppliers to develop just-in-time supply systems which reduce inventory carrying costs. We also maintain a supplier certification program which evaluates potential vendors on the basis of such factors as quality, on-time delivery, costs, technical capability, and potential technical advancement.

COMPETITION

     Significant competitive factors in the EMS industry include product quality, responsiveness to customers, manufacturing and engineering technology and price. We believe that competition in the market segments served by us is based more on product quality and responsive customer service and support than on price, in part because the cost of interconnect products manufactured by us is usually low relative to the total cost of the equipment and the greater importance of product reliability and prompt delivery to our customers. We believe that our primary competitive strengths are our ability to provide responsive, flexible, short lead-time manufacturing services, our engineering and manufacturing expertise and our customer service support.

     We face intense competition from a number of established competitors in our various product markets. Certain of our competitors have greater financial and manufacturing resources than we do, including significantly greater printed circuit board assembly capacity. During periods of recession, our competitive advantages may be of reduced importance.

     In addition, captive interconnect product manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. Although we generally do not pursue high-volume, highly price sensitive interconnect product business, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those manufacturers with offshore facilities where labor and other costs are lower.

INTERNATIONAL OPERATIONS

     Approximately 60.1% of our sales for the nine months ended September 30, 1999 originated outside of the United States. As of September 30, 1999, we had manufacturing facilities in the United Kingdom, Canada, Mexico, the Netherlands and China, and sales offices throughout Europe. We believe that our global presence is important as it allows us to provide consistent, quality products on a timely basis to our multinational customers worldwide.

     We are subject to risks generally associated with international operations, including price and exchange controls and other restrictive actions. In addition, fluctuations in currency exchange rates may affect our results of operations.

BACKLOG

     We estimate that our backlog of unfilled orders on September 30, 1998 and 1999 was approximately $94.4 million and $114.4 million, respectively. The increase in backlog in 1999 was due to increased demand from our OEM customers for our printed circuit boards manufactured in Canada and the Netherlands. Unfilled orders may be cancelled prior to delivery. Historically, such cancellations have not been material. The backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing period.

ENVIRONMENTAL

     Some of our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. We believe that we are in material compliance with applicable environmental laws and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on us. Further, we are not a party to any claim or proceeding and we are not aware of any threatened claim or proceeding under environmental laws that could, if adversely decided, reasonably be expected to have a material adverse effect. Currently, remediation of contamination is being undertaken at our facilities in Virginia and Puerto Rico. While the cost of such remediation could be material, the prior owners are conducting the requisite remedial actions pursuant to governmental orders and have agreed to indemnify us for costs associated with the remediations. We believe that the prior owners of those facilities are fully capable of performing and will perform under such agreements. Accordingly, we do not believe that any of these matters are reasonably likely to have a material adverse effect on our business, results of operations, financial condition, prospects and ability to service debt. However, no assurance can be given that the parties providing such indemnification will have the financial resources to perform their responsibilities under the indemnification agreements or will not for other reasons decline to fulfill such responsibilities in which case we may be subject to claims by government agencies or private parties arising from such contamination.

EMPLOYEES

     As of September 30, 1999, we had approximately 19,350 employees. Of these employees, approximately 16,900 were involved in manufacturing, 1,300 worked in engineering, 350 worked in sales and marketing, and 800 worked in accounting and administrative capacities. Approximately 1,800 employees, or about 9%, were represented by a union pursuant to a collective bargaining agreement. We have not experienced any labor problems resulting in a work stoppage or work slowdown, and believe we have good relations with our employees.

FACILITIES

     In addition to our executive offices in St. Louis, Missouri, as of September 30, 1999, we operate 20 principal manufacturing and research facilities located in six different countries with a total area of approximately 4,549,000 square feet. We own approximately 3,774,000 square feet and lease approximately 775,000 square feet. We believe our plants and equipment include state-of-the-art technology and are well maintained. Our principal circuit board manufacturing facilities are operating at or near capacity.

     Some of our owned facilities are subject to mortgages pursuant to our existing senior credit facility and are expected to be similarly subject to mortgages under our new senior credit facility. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements contained elsewhere in this prospectus.

     Our facilities at September 30, 1999, after giving effect to the Transactions, were as follows:

                                   SIZE               TYPE OF               DESCRIPTION OF
LOCATION                    (APPROX. SQ. FT.)        INTEREST         PRODUCTS/SERVICES PROVIDED
--------                   --------------------   ---------------   -------------------------------
UNITED STATES
Richmond, Virginia.......          726,000        Owned             Printed circuit board
                                                                    fabrication, backpanel assembly
                                                                    and full system assembly
Bucyrus, Ohio............           47,000        Leased(1)         Wire harness and cable assembly
El Paso, Texas...........           38,000        Leased(2)         Wire harness and cable assembly
Mishawaka, Indiana.......           29,000        Owned             Wire harness and cable assembly
San German, Puerto                 199,000        Leased(3)         Printed circuit board
  Rico...................                                           fabrication
Columbus, Ohio...........           35,000        Leased(4)         Full system assembly
Milford, Massachusetts...          125,000        Leased(5)         Full system assembly
CANADA
Kirkland, Quebec.........          115,000        Owned             Printed circuit board
                                                                    fabrication
Pointe-Claire, Quebec....          168,000        Owned             Printed circuit board
                                                                    fabrication
Granby, Quebec...........          119,000        Owned             Printed circuit board
                                                                    fabrication
MEXICO
Juarez, Mexico...........           51,000        Leased(3)         Backpanel assembly
Juarez, Mexico...........          120,000        Leased(6)         Wire harness and cable assembly
Chihuahua, Mexico........          100,000        Owned             Wire harness and cable assembly
Chihuahua, Mexico........           91,000        Leased(7)         Wire harness and cable assembly
EUROPE
Boldon, England..........           52,000        Leased(8)         Backpanel assembly and full
                                                                    system assembly
Echt, Netherlands........          462,000        Owned             Printed circuit board
                                                                    fabrication and backpanel
                                                                    assembly
ASIA
Guangzhou, China.........        1,665,000        Owned             Printed circuit board
                                                                    fabrication
Nantong, China...........           17,000        Leased(9)         Backpanel assembly
Zhongshan, China.........          260,000        Owned             Printed circuit board
                                                                    fabrication
Guangzhou, China.........          130,000        Owned             Laminate products

------------

(1) Lease expires November 12, 2000.

(2) Lease expires March 31, 2002.

(3) Lease expires December 31, 2002.

(4) Lease expires February 1, 2002.

(5) Lease expires August 31, 2009.

(6) Lease expires July 31, 2002.

(7) Lease expires March 15, 2008.

(8) Lease expires June 21, 2019.

(9) Lease expires April 28, 2000.

     In addition to the facilities listed above, at September 30, 1999 we maintained several sales and marketing facilities located throughout North America and Europe, all of which are leased.

LEGAL

     Our operations have from time to time been involved in claims and litigation. The nature of our business is such that it is anticipated that we will be involved from time to time in claims and litigation in the ordinary course of our business. Based on experience with similar claims and litigation, we do not anticipate that these matters will have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt.

     We anticipate that we may, from time to time, receive notifications alleging infringements of patents generally held by other manufacturers. Disputes over patent infringement are common in the electronics industry and typically begin with notices of the type described above. Although the ultimate resolution of the legal action and infringement notices described above cannot be predicted, we believe that the resolution, including any ultimate liability, will not have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and positions of our directors and executive officers. All directors hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified.

NAME                        AGE                        TITLE
----                        ---                        -----
James N. Mills...........   62   Chairman of the Board and Chief Executive Officer
Thomas O. Hicks..........   53   Director
Jack D. Furst............   40   Director
Richard W. Vieser........   71   Director
Kenneth F. Yontz.........   55   Director
Timothy L. Conlon........   48   President, Chief Operating Officer and Director
David M. Sindelar........   42   Senior Vice President and Chief Financial Officer
Barry L. Brigman.........   52   President -- Viasystems Americas
Jeffrey L. Davis.........   47   President -- Viasystems Europe
Steven S.L. Tang.........   44   President -- Viasystems Asia
James G. Powers..........   38   Executive Vice President -- Operations
Dominic J. Pileggi.......   48   Executive Vice President -- Sales and Marketing
Joseph S. Catanzaro......   47   Senior Vice President -- Finance
Jeffrey A. Bloch.........   42   Vice President -- Global Supply Management

     Prior to the offering, we will amend and restate our certificate of incorporation to provide that our board of directors will be divided into three classes. It is expected that Messrs. Vieser and Yontz will serve as Class I directors, with terms expiring at the 2001 annual meeting of stockholders; Messrs. Conlon and Furst will serve as Class II directors, with terms expiring at the 2002 annual meeting of stockholders; and Messrs. Hicks and Mills will serve as Class III directors, with terms expiring at the 2003 annual meeting of stockholders. At each annual meeting of stockholders thereafter, directors in the class to be elected at such meeting will be elected to three-year terms to succeed those directors whose terms are expiring. These procedures could have the effect of discouraging opposition to candidates nominated by management and could provide management with a greater opportunity to oppose stockholder nominees or proposals should they choose to do so. For a discussion of other proposed charter and bylaw provisions that could have the effect of delaying a change of control, see "Description of Capital Stock -- Special Provisions in Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws."

     In      2000, the board of directors established an Audit Committee comprised of Messrs. Vieser and Yontz and a Compensation Committee comprised of
Messrs.      and      . In addition, the board of directors has begun a search
of qualified candidates and expects to add one additional member to the board of directors following the offering. This additional director is expected to meet the independence requirements of [The New York Stock Exchange]/[the Nasdaq National Market] relating to members of the Audit Committee and will be appointed to the Audit Committee upon election.

     James N. Mills has been Chairman of the Board and Chief Executive Officer of Viasystems since January 1997. Mr. Mills is also the Chairman of the Board and Chief Executive Officer of Mills & Partners, International Wire Holding Company, International Wire Group, Inc. and LLS Corp. Mr. Mills was Chairman of the Board and Chief Executive Officer of Berg Electronics Corp. and Chairman of the Board and sole director of Berg Electronics Group, Inc. from November 1992 through October 1998 and was Chairman of the Board and Chief Executive Officer of Crain Holdings Corp. and Crain Industries, Inc. from August 1995 through December 1997 and of Jackson Holding Company and Jackson Products, Inc. from February 1993 through August 1995.

     Thomas O. Hicks has been a director of Viasystems since January 1997. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a

Dallas-based private investment firm. Mr. Hicks serves as a director, Chairman and Chief Executive Officer of AMFM Inc. and as a director of International Home Foods, Inc., Sybron International Corporation, Home Interiors & Gifts, Inc., LIN Holdings Corp., LIN Television Corporation, Regal Cinemas, Inc., Triton Energy Limited, Mumm Perrier-Jouet, Teligent, Inc. and Cooperative Computing, Inc.

     Jack D. Furst has been a director of Viasystems since August 1996. Mr. Furst is a Partner of Hicks, Muse, Tate & Furst Incorporated and has held this position since 1989. Mr. Furst has approximately 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse's business and has been actively involved in originating, structuring and monitoring its investments. Mr. Furst is primarily responsible for managing the relationship with Mills & Partners. Prior to joining Hicks Muse, Mr. Furst was a Vice President and subsequently a Partner of Hicks & Haas Incorporated, a Dallas-based private investment firm from 1987 to May 1989. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of American Tower Corporation, Triton Energy Limited, Home Interiors & Gifts, Inc., Hedstrom Holdings, Inc., International Wire Holding Company, Cooperative Computing, Inc., LLS Corp. and Globix Corporation.

     Richard W. Vieser has been a director of Viasystems since January 1997. Mr. Vieser is the retired Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), the former Chairman of the Board and Chief Executive Officer of FL Industries, Inc. and FL Aerospace (also diversified manufacturing companies) and the former President and Chief Operating Officer of McGraw-Edison Co. He is the Chairman of the Board of Varian Associates, Inc. and is also a director of Ceridian Corporation (formerly Control Data Corporation), Dresser Industries, Inc., Harvard Industries, INDRESCO Inc., International Wire Holding Company and Sybron International Corporation.

     Kenneth F. Yontz has been a director of Viasystems since January 1997. Mr. Yontz is the Chairman, President and Chief Executive Officer of Sybron International Corporation, a manufacturer and marketer of laboratory apparatus products, dental sundry supplies and orthodontic appliances. Mr. Yontz is also a director of Playtex Products, Inc. Prior to joining Sybron, Mr. Yontz was Group Vice President and Executive Vice President of the Allen-Bradley Company. Mr. Yontz also held various managerial and professional positions with Chemetron from 1974 to 1980 and at Ford Motor Company from 1966 to 1974.

     Timothy L. Conlon has been a director, President and Chief Operating Officer of Viasystems since October 1998. Prior to joining Viasystems, Mr. Conlon was employed as President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Prior to joining Berg Electronics Group, Inc., Mr. Conlon was employed as President of the Cutting and Welding Division of Thermadyne Industries, Inc. from April 1993 through October 1993. Prior to joining Thermadyne Industries, Inc., Mr. Conlon spent nine years in the electronic connector industry including serving as General Manager of the Information Technologies and Spectra strip divisions of Amphenol Corporation from 1990 through July 1992 and President of Cambridge Products from 1988 through 1989.

     David M. Sindelar has been a Senior Vice President of Viasystems since January 1997 and Chief Financial Officer of Viasystems since its inception. Mr. Sindelar is also President and Chief Operating Officer of Mills & Partners. Mr. Sindelar also serves as Senior Vice President and Chief Financial Officer of International Wire Holding Company. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Berg Electronics Corp. from March 1993 through October 1998 and of Crain Industries, Inc. and Crain Holdings Corp. from August 1995 through December 1997 and of Jackson Holding Company from February 1993 through August 1995. Mr. Sindelar is a director of LLS Corp.

     Barry L. Brigman joined Viasystems in January 1997 as President of Viasystems Americas and is currently responsible for the overall operations of Viasystems' facilities on the continent of North America. Prior to Viasystems, Brigman was Senior Vice President and General Manager of Berg Electronics from March 1993.

     Jeffrey L. Davis joined Viasystems in January 1999 as
President -- Viasystems Europe. Reporting directly to the President and COO, Mr. Davis is responsible for the overall operations of Viasystems' European facilities. Previously, Mr. Davis served as Senior Vice President of Europe for FCI/Berg headquartered in London. Mr. Davis joined Berg Electronics as a result of Berg's acquisition of McKenzie Technology from Kyocera Corporation in August 1994. Mr. Davis was President of McKenzie. During his Berg years, Mr. Davis also served as General Manager of Berg Electronics' value added cable assembly business.

     Steven S.L. Tang joined Viasystems in June 1999 as President -- Viasystems Asia. Prior to coming to Viasystems, Mr. Tang served as a Managing Director for the Asian division of Utilix Asia Limited, an Australian connector manufacturing company, since 1995. Prior to 1995, Mr. Tang held various positions, all in Asia, with companies such as Amphenol, Pace Inc., National Semiconductor and Honeywell.

     James G. Powers has been a Vice President of Viasystems since April 1997, serving as Executive Vice President -- Operations since June 1999, and as Senior Vice President -- Finance from January 1997 until June 1999. Prior to joining Viasystems, Mr. Powers served as Vice President -- Finance of Crain Industries, Inc. He also held various positions at Berg Electronics Corp., including Vice President -- Controller, from June 1993 to August 1995. Previously, Mr. Powers was Controller of Moog Automotive, Inc. from 1991 through 1993 and was employed by Arthur Andersen & Co. from 1983 to 1991.

     Dominic J. Pileggi joined Viasystems in July 1998 as Executive Vice-President of Sales and Marketing. Mr. Pileggi is responsible for the global marketing and sales organization of Viasystems. Mr. Pileggi has more than 20 years experience in global business operations, most recently serving as President and Chief Executive Officer of Jordan Telecommunications Products, a division of Jordan Industries, Inc. Mr. Pileggi was also president of the electronics division and electrical division of Thomas & Betts.

     Joseph S. Catanzaro was named Senior Vice President -- Finance of Viasystems in June 1999. Mr. Catanzaro joined Viasystems in October 1998 in the position of Vice President of Business Services, and continues to manage that department along with his global financial responsibilities. Prior to Viasystems, Mr. Catanzaro was Vice President of Finance at Berg Electronics from April 1993 to October 1998.

     Jeffrey A. Bloch joined Viasystems in April 1999 as Vice President of Global Supply Management and is responsible for the company's global supply chain and materials management. Mr. Bloch has more than 15 years experience in global materials management, including key positions with Solectron and Intel. Most recently, Mr. Bloch was Vice President of Worldwide Materials at GET Manufacturing.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of Viasystems receive no compensation for their services as directors. Each director of Viasystems who is not also an officer or employee of Viasystems (an "Outside Director") receives an annual retainer of $12,000 and a fee of $1,000 for each meeting of the board of directors at which the director is present. Directors of Viasystems are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board of directors or committees thereof. Following the offering, we expect to evaluate the compensation structure for Outside Directors based upon an analysis of comparable public companies and applicable published guidelines and policies and may implement a new compensation structure at that time.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation earned during the fiscal years ended December 31, 1997, 1998 and 1999 by the Chief Executive Officer and the four other most highly compensated executive officers of Viasystems.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                ANNUAL COMPENSATION(1)     SECURITIES
                                                -----------------------    UNDERLYING      ALL OTHER
                                         YEAR     SALARY      BONUS(2)    OPTIONS(#)(3)   COMPENSATION
                                         ----   ----------   ----------   -------------   ------------
James N. Mills, Chairman of the Board
and Chief Executive Officer............  1997    $395,000     $550,000            (5)             --
                                         1998     685,000      342,500            (5)             --
                                         1999     685,000            *(4)         (5)             --
Timothy L. Conlon, President and Chief
  Operating Officer....................  1997          --           --          --                --
                                         1998      88,542       34,815          --          $537,374(6)
                                         1999     425,000            *(4)       --                --
Barry Brigman, President --  Viasystems
  Americas.............................  1997     310,000      201,500                        66,285(7)
                                         1998     325,000      105,600          --           155,369(7)
                                         1999     341,300            *(4)                         --
David M. Sindelar, Senior Vice
  President and Chief Financial
  Officer..............................  1997     168,200      150,000            (5)             --
                                         1998     230,000       92,000            (5)             --
                                         1999     300,000            *(4)         (5)             --
Dominic J. Pileggi, Executive Vice
  President -- Sales and Marketing.....  1998     189,583(8)   126,750                       116,997(9)
                                         1999     331,875            *(4)                         --

------------

(1) We provide a car allowance, reimbursement of club memberships and other benefits to some executives. The aggregate incremental costs of these benefits to us do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each executive.

(2) Bonuses were paid in 1998 for 1997, in 1999 for 1998 and will be paid in 2000 for 1999.

(3) Options were granted under the Viasystems Group, Inc. 1997 Stock Option Plan (the "Stock Option Plan") pursuant to which incentive and non-qualified stock options may be issued to certain of Viasystems' or its subsidiaries' officers, key employees and directors.

(4) Does not include bonus for 1999, which has not yet been determined.

(5) Reflects Amended Performance Options (as hereinafter defined) granted by Viasystems. See "Benefit Plans -- Performance Options."

(6) Reflects amounts paid to Mr. Conlon to partially compensate him for his voluntary termination of his employment contract with Berg Electronics Corp. and forego compensation otherwise payable to him thereunder.

(7) Mr. Brigman received compensation in the form of reimbursement of relocation expenses during 1997 and 1998.

(8) Mr. Pileggi commenced employment with Viasystems on June 1, 1998.

(9) Reflects relocation expenses paid to Mr. Pileggi in connection with his relocation to St. Louis, Missouri.

     The following table summarizes option grants made with respect to Viasystems' common stock during fiscal year 1999 to the executive officers named above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                                                                             VALUE AT
                                                                                              ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                             % OF TOTAL                                    APPRECIATION
                              NUMBER OF       OPTIONS                                       FOR OPTION
                              SECURITIES      GRANTED       EXERCISE                          TERM(2)
                              UNDERLYING    TO EMPLOYEES      PRICE                       ---------------
                              OPTIONS(#)   IN FISCAL YEAR   ($/SHARE)   EXPIRATION DATE     5%      10%
                              ----------   --------------   ---------   ---------------   ------   ------
James N. Mills(1)...........                   18.1%                        8/5/09
Timothy L. Conlon...........      --            N/A            N/A             N/A          N/A      N/A
Barry L. Brigman............                    5.0                         9/1/09
David M. Sindelar(1)........                   12.2                         8/5/09
Dominic J. Pileggi..........                    5.0                         9/1/09

------------

(1) Reflects Amended Performance Options granted by Viasystems. See "Benefit Plans -- Performance Options."

(2) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the option immediately prior to the expiration of its term, assuming the specified compound rules of appreciation of common stock over the term of the options. Actual gains on the exercise of the options are dependent on the future performance of the common stock. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar.

     The following table summarizes the number of options exercised during the fiscal year ended December 31, 1999 for the above named executive officers and the value of unexercised options as of December 31, 1999:

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES              VALUE OF
                                             UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                   OPTIONS AT                  OPTIONS AT
                                               FISCAL YEAR END(#)          FISCAL YEAR END(1)
                                            -------------------------   -------------------------
                                            EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                            -------------------------   -------------------------
James N. Mills............................               /                           /
Timothy L. Conlon.........................           --/--                       --/--
Barry L. Brigman..........................               /                           /
David M. Sindelar.........................               /                           /
Dominic J. Pileggi........................               /                           /

------------

(1) Represents the difference between $     per share, the assumed initial
    public offering price of common stock, and the exercise price per share of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the entire board of directors. James N. Mills served as both an executive officer and a director during 1999 and has continued to serve in such capacities in 2000. Mr. Mills participated in deliberations of the board of directors concerning compensation of executive officers.

EMPLOYMENT AGREEMENTS

     James N. Mills Executive Employment Agreement. Mr. James N. Mills entered into an executive employment agreement with Viasystems and some of its subsidiaries as of January 1, 1997. Pursuant to his employment agreement, Mr. Mills will serve as the Chairman of the board of directors and Chief Executive Officer of Viasystems through December 31, 2001, unless terminated earlier as provided therein. Mr. Mills is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall executive management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Mills is free to participate in other endeavors.

     The compensation provided to Mr. Mills under his executive employment agreement includes an annual base salary of not less than $685,000, subject to upward adjustment at the sole discretion of the board of directors of Viasystems, and such benefits as are customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Mills is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. Mills' executive employment agreement also provides that if Mr. Mills' employment is terminated without cause, Mr. Mills will continue to receive his then current salary, which shall not be less than $685,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Mills' and his spouse's lifetime.

     Timothy L. Conlon Executive Employment Agreement. Mr. Timothy L. Conlon entered into an executive employment agreement with Viasystems and some of its subsidiaries as of October 16, 1998. Pursuant to his employment agreement, Mr. Conlon will serve as the President and Chief Operating Officer of Group through December 31, 2001, unless terminated earlier as provided therein. Mr. Conlon is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Conlon is free to participate in other endeavors.

     The compensation provided to Mr. Conlon under his executive employment agreement includes an annual base salary of not less than $425,000, subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems, and such benefits as are customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Conlon is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. Conlon's executive employment agreement also provides that if Mr. Conlon's employment is terminated without cause, Mr. Conlon will continue to receive his then current salary, which shall not be less than $425,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Conlon's and his spouse's lifetime.

     David M. Sindelar Executive Employment Agreement. Mr. David M. Sindelar entered into an executive employment agreement with Viasystems and some of its subsidiaries as of January 1, 1997. Pursuant to his employment agreement, Mr. Sindelar will serve as the Senior Vice President and Chief Financial Officer of Viasystems through December 31, 2001, unless terminated earlier as provided therein. Mr. Sindelar is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

     The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $230,000, subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems, and such benefits as are customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. Sindelar's executive employment agreement also provides that if Mr. Sindelar's employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary, which shall not be less than $230,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

BENEFIT PLANS

     STOCK OPTION PLAN

     Viasystems has adopted the Stock Option Plan pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards and stock units may be issued to such employees of Viasystems and any parent or subsidiary corporation designated by the board of directors of
Viasystems. A total of      shares of Viasystems common stock have been reserved
for issuance under the Stock Option Plan. As of December 31, 1999, options to
purchase an aggregate of      shares of common stock subject to the terms and
conditions of the Stock Option Plan are outstanding.

     The Stock Option Plan provides that it is to be administered by a committee of the board of directors of Viasystems or a subcommittee of such a committee (the "Committee"). The Committee has the authority to grant to any participant one or more stock options, and to establish the terms and conditions of such options, subject to certain limitations specified in the Stock Option Plan. For example, the per-share exercise price of each option must not be less than 100% of the fair market value of the Viasystems common stock on the date such option is granted, and no option may be exercisable later than ten years after the date of grant. In the event of a change in control (as defined in the Stock Option
Plan), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding awards, including, without limitation, accelerating the exercisability or vesting of such awards.

     The Stock Option Plan became effective as of February 4, 1997 and has subsequently been amended to increase the number of shares eligible for grant thereunder. The Stock Option Plan, as amended, will terminate on February 4, 2007, unless sooner terminated by the Committee.

     PERFORMANCE OPTIONS

     In addition to the options granted under the Stock Option Plan, Viasystems has granted performance options (the "Performance Options") to purchase an
aggregate of      shares of common stock to certain officers of Viasystems also affiliated with Mills & Partners.

     Pursuant to the terms of the option agreements related to the Performance Options, the Performance Options are exercisable only in the event that certain affiliates of Hicks Muse have, as of the exercise date, realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in Viasystems. In addition, the Performance Options are exercisable upon the occurrence of certain liquidity events, including an initial public offering of our common stock. The initial exercise prices of the
Performance Options were $     and $     per share, increasing by 8% annually.

     In connection with this offering, we expect to amend the terms of the Performance Options (the "Amended Performance Options") to eliminate the exercisability restrictions and variable exercise price features. The Amended
Performance Options will have a fixed exercise price of $     per share and will
be immediately exercisable for an aggregate of           shares of common stock.
As a result of the amendments, we expect to record a one-time charge of $ million (based on an initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus) in non-cash compensation expense in the first quarter of fiscal year 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of December 31, 1999, certain information regarding the beneficial ownership of the voting securities of Viasystems by each person who beneficially owned more than 5% of any class of our voting securities and by the directors and certain executive officers of Viasystems, individually, and by the directors and executive officers of
Viasystems as a group, in each case after giving effect to the      for 1
reverse stock split and the offering.

                                                                 SHARES BENEFICIALLY OWNED(1)(2)
                                             ------------------------------------------------------------------------
                                                                                                 CLASS A SERIES II
                                                  COMMON STOCK         CLASS A COMMON STOCK         COMMON STOCK
                                             ----------------------   ----------------------   ----------------------
                                             NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF
                                              SHARES       CLASS       SHARES       CLASS       SHARES       CLASS
                                             ---------   ----------   ---------   ----------   ---------   ----------
5% STOCKHOLDERS:
  HM Parties(3)............................                    %                         %        --              %
  c/o Hicks, Muse, Tate & Furst
  Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
OFFICERS AND DIRECTORS:
  James N. Mills(4)........................                   *                     100.0%                   100.0%
  Thomas O. Hicks(3).......................                              --            --         --            --
  Jack D. Furst(3).........................                              --            --         --            --
  Richard W. Vieser(5).....................                   *          --            --         --            --
  Kenneth F. Yontz(6)......................                   *          --            --         --            --
  Timothy L. Conlon........................     --           --          --            --
  David M. Sindelar(7).....................     --           --
  Barry L. Brigman.........................
  Dominic J. Pileggi.......................
  All executive officers and directors as a
     group (14 persons)(8).................                                         100.0%                   100.0%

------------

 *  Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60
    days of                , 2000 are deemed to be outstanding and to be
    beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The class A common stock and class A series II common stock vote together with the common stock as a single class and are entitled to one vote for each share. Shares of class A common stock and class A series II common stock are convertible into shares of common stock:

     - at the option of any holder thereof at any time,

     - at the option of Viasystems upon the occurrence of a Triggering Event (as defined below), and

     - automatically on September 30, 2006.

          A "Triggering Event" means any sale of substantially all of the assets of Viasystems or any merger, consolidation or other business combination of Viasystems in which Hicks Muse and its affiliates cease to beneficially own, directly or indirectly, at least 50% of the resulting entity. Each share of class A common stock and class A series II common stock is convertible into a fraction of a share of common stock equal to:

             (1) the fair market value of a share of common stock at the time of conversion, minus the sum of $.99 in the case of the class A common stock, or $1.21 in the case of class A series II common

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

        stock, plus imputed interest at a rate of 8% per annum, compounded annually, at the time of conversion,

             (2) divided by the fair market value of a share of common stock at the time of conversion.

          Because the fraction of a share of common stock into which class A common stock and class A series II common stock is convertible can be determined only at the time of a conversion, the following table reflects
     the assumed issuance of      shares of common stock that may be issuable
     upon conversion of class A common stock and class A series II common stock
     based upon an initial public offering price of $     per share.

(3) These figures include shares of common stock owned of record by:

     - Hicks, Muse Equity Fund III, a limited partnership, of which the ultimate general partner is Hicks, Muse, Tate & Furst Fund III Incorporated, an affiliate of Hicks Muse;

     - HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse, Tate & Furst Fund III Incorporated;

     - HMTF/Viasystems Partners, L.P., a limited partnership controlled by affiliates of Hicks Muse;

     - HMTF/Viasystems Investments, LLC, a limited liability company controlled by affiliates of Hicks Muse and in which an affiliate of Hambrecht & Quist LLC, one of the underwriters, holds an approximate 25% membership interest; and

     - Other stockholders who own shares of common stock subject to an irrevocable proxy in favor of Hicks, Muse, Tate & Furst Equity Fund III, L.P.

          Thomas O. Hicks is a controlling stockholder of Hicks Muse and serves as Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated. Jack D. Furst is an officer, director and minority stockholder of Hicks, Muse, Tate & Furst Incorporated. Accordingly, Messrs. Hicks and Furst may be deemed to be the beneficial owner of common stock held by Hicks, Muse Equity Fund III, HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and HMTF/ Viasystems Investments, LLC. John R. Muse, Charles
     W. Tate, Lawrence D. Stuart, Jr., Michael J. Levitt, Dan H. Blanks and David R. Deniger are also officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Messrs. Hicks and Furst the power to vote or dispose of common stock held by Hicks, Muse Equity Fund III, HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and HMTF/Viasystems Investments, LLC. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt, Blanks and Deniger disclaims the existence of a group and disclaims beneficial ownership of common stock not owned of record by him.

(4) These figures include shares of common stock, class A common stock and class A series II common stock held by James N. Mills and shares of common stock, class A common stock and class A series II common stock owned of record by certain individuals, including Mr. Sindelar, subject to an irrevocable proxy in favor of Mr. Mills. For more information on this proxy, see the text under the heading "Certain Transactions." These figures also include shares of common stock issuable to Mr. Mills upon the exercise of Amended Performance Options that are currently exercisable. For more information on these Amended Performance Options, see the text under the heading "Management -- Benefit Plans -- Performance Options."

(5) These figures include           shares of common stock that may be acquired
    by Mr. Vieser upon the exercise of options granted to him pursuant to a stock option agreement with Viasystems.

(6) These figures include           shares of common stock owned of record by
    the Kenneth F. Yontz 1997 Family Trust, a trust of which Mr. Yontz does not have the power to vote or dispose of this stock. Mr. Yontz disclaims beneficial ownership of common stock not owned of record by him.

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

(7) These figures include:

     - shares of class A common stock owned of record by two children's trusts, of which Mr. Sindelar is a trustee having the power to vote and dispose of this stock; and

     -      shares of class A common stock and           shares of class A
       series II common stock owned of record by The D&S Trust #2, of which Mr. Sindelar's brother is the sole trustee. Mr. Sindelar disclaims beneficial ownership of class A common stock not owned of record by him.

          These figures also include           shares of common stock issuable
     to Mr. Sindelar upon exercise of Amended Performance Options that are exercisable within the next 60 days. For more information on these Amended Performance Options, see the text under the heading "Management -- Benefit Plans -- Performance Options."

(8) Includes           shares issuable upon exercise of outstanding options
    issued under the Stock Option Plan that are exercisable within 60 days of
    the date of this prospectus. Also includes           shares of common stock
    issuable to executive officers of Viasystems upon the exercise of Amended Performance Options.

                              CERTAIN TRANSACTIONS

     Viasystems and its subsidiaries have entered into a ten-year monitoring and oversight agreement with Hicks, Muse & Co. Partners, L.P., ("Hicks Muse Partners") an affiliate of Hicks Muse, as amended from time to time. Under the monitoring and oversight agreement, Viasystems and its subsidiaries are required to pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to Viasystems. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of our budgeted consolidated annual net sales for the then-current fiscal year, but in no event less than the base fee of $1.75 million. Upon the acquisition by Viasystems or any of its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using our pro forma combined budgeted consolidated annual net sales. Thomas O. Hicks and Jack D. Furst, directors of Viasystems, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to Viasystems under the monitoring and oversight agreement. In addition, Viasystems and its subsidiaries have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The monitoring and oversight agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters.

     Viasystems and its subsidiaries have also entered into a ten-year financial advisory agreement, pursuant to which Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "add-on transaction" (as defined) in which Viasystems or any of its subsidiaries is involved. In respect of acquisitions to date, Hicks Muse Partners has received aggregate fees of approximately $22.5 million under the financial advisory agreement. The term "transaction value" means the total value of the add-on transaction including without limitation, the aggregate amount of the funds required to complete the add-on transaction, excluding any fees payable pursuant to the financial advisory agreement, including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving Viasystems or any of its subsidiaries or any of their respective subsidiaries and any other person or entity. In addition, Viasystems and its subsidiaries has agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the financial advisory agreement and not resulting primarily from the bad faith, gross

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

negligence, or willful misconduct of Hicks Muse Partners. The financial advisory agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. In connection with the Transactions, Hicks Muse Partners has agreed to waive any fee payable under the financial advisory agreement.

     Nearly all holders of all classes of common stock of Viasystems have entered into an amended and restated stockholders agreement. The stockholders agreement, among other things, grants certain registration rights to the parties thereto. All parties to the stockholders agreement agreed to take all action within their respective power, including the voting of common stock, class A common stock and class A series II common stock, to cause the board of directors of Viasystems to at all times be constituted by the members designated by an affiliate of Hicks Muse. The stockholders agreement contains an irrevocable proxy pursuant to which all parties to the stockholders agreement, other than the initial holders of class A common stock, class A series II common stock and their transferees, grant to an affiliate of Hicks Muse the power to vote all shares of common stock held by these parties on all matters submitted to stockholders. Further, the stockholders agreement contains an irrevocable proxy pursuant to which the initial holders of class A common stock, class A series II common stock and their transferees grant to James N. Mills, or to an affiliate of Hicks Muse if Mr. Mills is no longer an officer or director of Viasystems, the power to vote all shares of class A common stock and class A series II common stock held by these parties on all matters submitted to stockholders. The stockholders agreement was amended in November 1998 to provide that either James
N. Mills and David Sindelar or the beneficial owners of a majority of the outstanding shares of class A common stock and class A series II common stock may waive preemptive rights with respect to all shares of class A common stock and class A series II common stock. The stockholders agreement terminates on its tenth anniversary date.

     Immediately prior to the consummation of the offering, Viasystems will purchase the wire harness business for $210.0 million. International Wire is controlled by affiliates of Hicks Muse, which is also our controlling stockholder. Mr. James N. Mills is Chairman of the Board and Chief Executive Officer of each of Viasystems and International Wire. In addition Mr. David M. Sindelar is Senior Vice President and Chief Financial Officer of both Viasystems and International Wire, and Jack D. Furst and Richard W. Vieser are directors of both companies. Following the completion of the acquisition of the wire harness business, we will enter into a supply agreement with International Wire whereby International Wire will continue to supply insulated wire to us for use in the wire harness business at market prices.

     Concurrently with the consummation of the offering, we will transfer all of the capital stock of our subsidiaries that own the Transferred Operations to our existing stockholders, including affiliates of Hicks Muse and officers and directors of Viasystems. In consideration for the Transferred Operations, we will receive a note payable to us in the aggregate principal amount of $150 million. Following the completion of the transfer, the Transferred Operations are expected to enter into:

     - a transition services agreement with us, whereby we will provide certain administrative and financial services for the Transferred Operations for a limited period of time; and

     - a service and supply agreement, whereby the Transferred Operations will continue to provide various manufacturing services to us from its facilities at North Tyneside in the United Kingdom and Norrkoping, Sweden, together with a grant of an option to purchase certain assets.

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

                          DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITY

     In connection with the offering, Viasystems and its subsidiaries will enter into a new senior secured credit facility with financial institutions and lenders. The senior credit facility is expected to consist of a term loan facility and revolving loan facility.

SENIOR SUBORDINATED NOTES

     Following completion of the offering and the application of the net proceeds therefrom, Viasystems, Inc., a wholly-owned subsidiary of Viasystems, will have an aggregate of $500 million of its 9 3/4% Senior Subordinated Notes due 2007 and Series B 9 3/4% Senior Subordinated Notes due 2007 issued and outstanding. The following is a brief summary of the material provisions of the notes.

     The notes mature on June 1, 2007. Interest on the notes accrues at the rate of 9 3/4% per annum and is payable semiannually. The notes are unsecured obligations of Viasystems, Inc., ranking subordinate in right of payment to all senior indebtedness (as defined in the indentures) of Viasystems, Inc., pari passu with any future senior subordinated indebtedness (as defined in the indentures) of Viasystems, Inc., and senior to all subordinated indebtedness (as defined in the indentures) of Viasystems, Inc.

     Except as set forth below, the notes will not be redeemable at the option of Viasystems, Inc. prior to June 1, 2002. On and after that date, the notes will be redeemable at the following redemption prices (expressed in percentages of principal amount) if redeemed during the twelve month period beginning on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest to the redemption date:

                                                            REDEMPTION
PERIOD                                                        PRICE
------                                                      ----------
2002.....................................................    104.875%
2003.....................................................    103.250
2004.....................................................    101.625
2005 and thereafter......................................    100.000

     In addition, at any time and from time to time prior to June 1, 2000, Viasystems, Inc. may redeem in the aggregate up to $175.0 million of the notes with the net cash proceeds of one or more equity offerings by Viasystems or Viasystems, Inc. (to the extent, in the case of Viasystems, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of Viasystems, Inc.) so long as there is a public market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 109.75%, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least $250.0 million aggregate principal amount of the notes must remain outstanding after each such redemption.

     At any time on or prior to June 1, 2002, the notes may also be redeemed as a whole at the option of Viasystems, Inc. upon the occurrence of a change of control (as defined in the indentures)at a redemption price equal to 100% of the principal amount thereof, plus an applicable premium (defined in the indentures) as of, and accrued and unpaid interest, if any, to, the date of redemption.

     The indentures governing the notes contain certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on Viasystems, Inc. with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock or warrants, options or other securities convertible into capital stock, (ii) the repayment or redemption of subordinated indebtedness other than in accordance with scheduled repayment, (iii) making investments, except for certain permitted investments, (iv) the incurrence of indebtedness, except for certain permitted indebtedness and other indebtedness incurred after satisfying specified financial ratios, (v) the incurrence of indebtedness senior to the notes and subordinated to its senior indebtedness,
(vi) the restrictions of certain payments by subsidiaries to their respective parents, (vii)sales of assets and stock of its subsidiaries,

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

(viii) the issuance of capital stock by any of its subsidiaries, (ix) transactions with stockholders and affiliates, and (x) the merger or sale of all or substantially all of its assets. Upon the occurrence of certain events of default specified in the indentures, the trustee for the notes or the holders of at least 25% of the principal amount of the outstanding notes may declare the principal amount then outstanding of, and accrued but unpaid interest, if any, on, all of the notes to be due and payable. Upon the happening of certain other events of default specified in the indentures, the unpaid balance of an accrued but unpaid interest on all outstanding notes will automatically become due and payable without any action by the trustee or the holders of the notes.

     Viasystems, Inc. may terminate its obligations under the notes indentures at any time, except for certain obligations, by exercising its legal or covenant defeasance option under the indentures. Viasystems, Inc. may exercise its defeasance options by irrevocably depositing in trust with the trustee money or U.S. government obligations for the payment of principal, premium (if any), and interest on the notes to maturity or any redemption date specified by Viasystems, Inc., together with satisfying certain other defeasance conditions and obligations set forth in the indentures.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and some provisions of our
charter gives effect to the           for 1 reverse stock split that will be
effected prior to the offering and the other provisions of our amended and restated certificate of incorporation, which is expected to be filed immediately
prior to the offering, as well as the issuance and sale of           shares of
common stock in this offering.

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of:

     - 60,000,000 shares of preferred stock, 6,000,000 shares of which have been designated series B preferred stock, of which 1,521,890.18 shares are outstanding;

     -                shares of common stock, of which           shares are
       outstanding;

     - 50,000,000 shares of class A common stock, of which           shares are
       outstanding; and

     - 50,000,000 shares of class A series II common stock, of which shares are outstanding.

STOCK RESERVED FOR ISSUANCE

     No shares of series B preferred stock are reserved for issuance.
shares of common stock are reserved for issuance pursuant to options under the
Stock Option Plan. In addition,           shares of common stock will be
reserved for issuance pursuant to outstanding Performance Options.
shares of common stock are reserved for issuance upon conversion of outstanding
shares of class A common stock and           shares of common stock are reserved
for issuance upon conversion of outstanding shares of class A series II common stock. No shares of either class A common stock or class A series II common stock are reserved for issuance.

PREFERRED STOCK

     Our board is authorized without stockholder approval to issue preferred stock in one or more classes or series and to designate for each such class or series the terms and conditions of any voting, dividend and conversion or exchange rights; the amount payable on the series upon redemption and upon our dissolution or distribution of our assets; and the rights, qualifications, limitations or restrictions pertaining to the class or series. These rights and privileges could adversely affect your voting power, and our board's authority to issue preferred stock without your approval could delay or prevent a change in control of the company.

SERIES B PREFERRED STOCK

     Dividends. The holders of series B preferred stock are entitled to be paid cumulative dividends at a rate per annum equal to:

     - $2.00 per whole share prior to November 30, 2004;

     - $2.50 per whole share on and after November 30, 2004 and prior to November 30, 2005;

     - $3.00 per whole share on and after November 30, 2005 and prior to November 30, 2006; and

     - $3.50 per whole share on and after November 30, 2006, payable quarterly on February 28, May 31, August 31, and November 30 in each year.

     On the first twenty payment dates, any dividend shall be payable either:

     - in cash,

     - by issuing a number of additional shares (or fractional shares) of series B preferred stock in respect of each such share (or fractional share) of series B preferred stock then outstanding at the rate of 1/25th of a whole share of series B preferred stock for each $1.00 of dividend declared; or

     - in any combination of the above;

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

except that upon the completion of this offering all dividends on the series B preferred stock will be payable in cash unless we are prohibited from using cash under the terms of our existing credit arrangements, in which case such dividends will be paid in shares of series B preferred stock. If dividends on the series B preferred stock are not paid in full on any dividend payment date, such dividends will accrue and cumulate.

So long as any shares of series B preferred stock remain outstanding, we will not:

     - pay any dividend (other than a dividend payable solely in junior securities on any junior securities;

     - redeem or purchase any junior securities or parity stock (except in exchange for junior securities);

     - pay any monies or make available for a sinking fund for redemption or purchase of any junior securities or parity stock;

unless, in each such instance, full dividends on all outstanding shares of series B preferred stock for all past dividend periods are paid, and the dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period are paid or set aside for payment. So long as any series B preferred stock remains outstanding, no cash dividends will be paid with respect to any junior securities or parity stock nor will we redeem or purchase any junior securities or parity stock (except in exchange for junior securities) nor will we pay any monies to or make available for a sinking fund for redemption or purchase of any junior securities or parity stock unless, in each such instance, we have paid cash dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period.

We will not pay any dividend on any share of series B preferred stock for any dividend period unless at the same time:

     - we pay a like proportionate dividend for the same dividend period on all shares of the series B preferred stock then outstanding and entitled to receive such dividend; and

     - we have paid on all shares ranking on parity with the series B preferred stock, dividends ratably in proportion to the respective dividend rates fixed for the series B preferred stock and any parity stock. We will pay no dividend on such parity stock unless we have paid dividends on all shares then outstanding of the series B preferred stock, for the same dividend period ratably in proportion to the respective dividend rates fixed for the series B preferred stock and the parity capital stock.

     Ranking. The series B preferred stock ranks:

     - senior to the common stock and any other class or series of capital stock which provides that it ranks junior to the series B preferred stock or which does not expressly provide for any ranking;

     - on a parity with any class or series of capital stock which provides that it ranks on a parity with the series B preferred stock; and

     - junior to any class or series of capital stock which provides that it ranks senior to the series B preferred stock.

     Liquidation. Subject to the rights of the holders of any class of capital stock or series thereof ranking senior to the series B preferred stock, in the event of any liquidation, dissolution or winding up, the holder of each share of series B preferred stock will be entitled to receive a cash liquidation payment equal to $25.00 per share plus a cash amount equal to all accumulated and unpaid dividends before any distribution or payment shall be made to the holders of any junior securities. If we lack sufficient funds to pay the full amount owed to the holders of the series B preferred stock and the full amount owed to the holders of any other class or series of capital stock ranking on a parity with the series B preferred stock, we will distribute such funds to the holders of the series B preferred stock and such parity stock on a pro rata basis.

     Redemption. We can redeem, at any time, shares of series B preferred stock, for cash at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends on such shares. Upon the occurrence of a "change of control", we must redeem, within sixty calendar days of such change of control, all outstanding shares of the series B preferred stock at a redemption price, payable in cash, equal to the per share liquidation preference of such shares, plus an amount equal to accumulated and unpaid dividends on
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

such shares to the date such shares are redeemed. Notwithstanding, our obligation to redeem shares of the series B preferred stock upon the occurrence of a change of control, however, is subject to any limitations under our existing credit arrangements. A "change of control" will be deemed to occur if Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates (HMTF) ceases to have the power to vote or direct the voting of securities having a majority interest for the election of our directors, provided, that this event shall not be deemed a change of control if following the consummation of this offering:

     - HMTF owns greater than 20% of our outstanding common stock; and

     - (A) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding HMTF, is not or shall not become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of our voting stock than is owned by HMTF, or (B) our board consists of a majority of "continuing directors." "Continuing directors" means our directors on November 26, 1996 and each other director, if in each case, such other director's nomination for election to our board is recommended by a majority of the then continuing directors or such other director receives the vote of HMTF in his or her election by our shareholders. In the event we merge or consolidate and are not the surviving entity and in connection with such transaction we are not required to redeem the series B preferred stock, the holders will be entitled to exchange their series B preferred stock for securities of the surviving entity having economic terms substantially similar to the series B preferred stock.

     Any share of series B preferred stock which we redeem, repurchase or reacquire will be retired.

     Special Voting Rights to Elect Directors. If dividends on the series B preferred stock remain unpaid for four consecutive quarterly periods, the holders of series B preferred stock will be entitled to elect two directors, with each share being entitled to one vote. The holders of series B preferred stock will retain this right until we pay all accumulated dividends on the series B preferred stock in full or we redeem all the outstanding series B preferred stock. In the event we pay all accumulated dividends in full on the series B preferred stock or redeem in full the series B preferred stock, the terms of the directors elected by the holders of the series B preferred stock will terminate.

     Certain Actions. So long as any shares of the series B preferred stock are outstanding, we cannot, without the consent of at least a majority of the votes of the shares of the series B preferred stock then outstanding:

     - create, authorize or issue more than 10,000,000 shares of any class or series of capital stock that ranks senior to the series B preferred stock;

     - pay any dividend (other than a dividend payable solely in junior securities) with respect to any junior securities or repurchase or redeem for cash any such junior securities; or

     - amend any rights of the series B preferred stock so as to affect adversely such rights.

The above provisions will not prohibit:

     - the payment of any dividend within sixty days after the date of declaration, if at such payment would have complied with the above provisions;

     - the retirement of any of our shares of capital stock (other than shares issued to HMTF on November 26, 1996) in exchange for, or out of the net proceeds of the substantially concurrent sale of, other shares of any of our capital stock;

     - the acquisition or cancellation of capital stock in connection with any merger, consolidation or transfer;

     - any repurchase or redemption of capital stock or equity interest of any of our subsidiaries held by any of our employees or employees of any of our subsidiaries in connection with the termination of such employees, to the extent that the aggregate amount of all such payments, redemptions, and repurchases does not exceed $5,000,000; and

     - cash payments to holders of junior securities in lieu of the issuance of fractional shares.
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

COMMON STOCK, CLASS A COMMON STOCK, AND CLASS A SERIES II COMMON STOCK

     General. Except as discussed below, all shares of common stock, class A common stock and the class A series II common stock have identical rights and privileges.

     Voting. Our common stock, class A common stock and class A series II common stock are fully voting stock entitled to one vote per share with respect to all matters to be voted on by our stockholders. Except as expressly required by Delaware law, our common stock, class A common stock and class A series II common stock will vote together as a single class.

     Dividends. Holders of common stock, class A common stock and the class A series II common stock are entitled to participate ratably, on a share-for-share basis as if all shares were of a single class, in:

     - ordinary dividends payable in cash out of our current earnings; and

     - dividends in shares of common stock, class A common stock or class A series II common stock (or rights to subscribe for or purchase shares of common stock, class A common stock and class A series II common stock, as applicable, or securities or indebtedness convertible into shares of common stock, class A common stock and class A series II common stock, as applicable);

except that:

     - dividends payable in shares of common stock (or rights to subscribe for or purchase shares of common stock or securities or indebtedness convertible into shares of common stock) will be paid only on shares of common stock;

     - dividends payable in shares of class A common stock (or rights to subscribe for or purchase shares of class A common stock or securities or indebtedness convertible into shares of class A common stock) will be paid only on shares of class A common stock; and

     - dividends payable in shares of class A series II common stock (or rights to subscribe for or purchase shares of class A series II common stock or securities or indebtedness convertible into shares of class A series II common stock) will be paid only on shares of class A series II common stock. If we pay any dividend on the common stock other than the ratable dividend as provided above, then the applicable "base price" (as defined below) will be reduced by the per share amount of such dividend.

     CONVERSION OF CLASS A COMMON STOCK AND THE CLASS A SERIES II COMMON STOCK

     Conversion Rights. Holders of shares of class A common stock and class A series II common stock may convert their shares into shares of common stock at any time. In addition, shares of class A common stock:

     - can be converted into shares of common stock at our option effective immediately prior to the consummation of a "triggering event;" and

     - will automatically be converted into shares of common stock on September 30, 2006.

Shares of class A series II common stock:

     - can be converted into shares of common stock at our option effective immediately prior to the consummation of a "triggering event;" and

     - will automatically be converted into shares of common stock on April 30, 2008.

     For purposes of such conversions, each share of class A common stock and class A series II common stock will be convertible into a fraction of a share of common stock equal to the quotient of (1) the excess, if any, of the fair value of one share of common stock over the conversion price, as defined below, divided by (2) the fair value of the common stock, all computed as of the close of business on the date preceding the date of conversion. "Triggering event" means certain mergers or business combinations in which we are not the surviving entity, or any sale of all or substantially all of our assets; except that this term does not include any transaction in which HMTF and/or its affiliates own beneficially in excess of 50% of the outstanding capital stock of the surviving entity.
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

     Adjustments for Dividends on Converted Shares. We will pay any dividends declared but not paid on the shares of class A common stock or class A series II common stock prior to conversion into common stock, on the payment date to the holders of such shares; except that such holders will not be entitled to receive the corresponding dividends declared but not paid on the shares of common stock issuable upon such conversion.

     Adjustments for Stock Splits and Stock Dividends. We will treat the common stock, class A common stock and class A series II common stock identically in respect of any subdivisions or combinations. If we subdivide the common stock, class A common stock and class A series II common stock into a greater number of shares, or combine the common stock, class A common stock and/or class A series II common stock into a fewer number of shares, or pay to the holders of common stock, class A common stock or class A series II common stock a dividend in common stock, class A common stock or class A series II common stock, as applicable, the then applicable "base price" shall be adjusted, effective at the close of business on the effective date of such split or combination or the record date for determination of the holders of common stock, class A common stock or class A series II common stock entitled to such dividend, by multiplying the base price then in effect times a fraction, (1) the numerator of which is the total number of shares of class A common stock or class A series II common stock, as the case may be, outstanding immediately before such subdivision, combination, or dividend and (2) the denominator of which is the total number of shares of class A common stock or class A series II common stock, as the case may be, outstanding immediately after such subdivision,
combination, or dividend. "Base price" means $     with respect to the class A
common stock and $
with respect to the class A series II common stock. The "conversion price" means the Base Price plus imputed interest at 8%, compounded annually.

     Recapitalization, Consolidation, or Merger. In the event that we recapitalize, consolidate or merge with or into any other corporation the terms must provide (1) that the class A common stock and/or class A series II common stock remain outstanding after such reorganization and (2) for any change in the common stock, provision must be made as part of the terms of such reorganization so that each holder of class A common stock or class A series II common stock which will remain outstanding following such reorganization will be entitled to receive, upon conversion of its class A common stock or class A series II common stock and in lieu of each share of common stock issuable to it upon conversion of its class A common stock or class A series II common stock prior to such reorganization, the same kind and amount of securities or assets as will be distributable upon such reorganization with respect to one share of common stock.

     Reservation of Shares. We will reserve and keep available such number of shares of common stock sufficient to effect the conversion of all outstanding shares of class A common stock and class A series II common stock and will increase our authorized but unissued shares of common stock if necessary for such purpose.

     Fractional Shares. In lieu of any fractional share of common stock that otherwise would be issuable upon conversion of shares of class A common stock or class A series II common stock, we will deliver to the holder of the shares being converted an amount in cash equal to the fair value of such fractional shares on such conversion date.

     Retirement of Shares. We will not reissue shares of class A common stock and class A series II common stock which have been converted into common stock, repurchased, or reacquired in any other manner.

     Liquidation. Holders of our common stock, class A common stock and class A series II common stock share ratably on a share-for-share basis in all distributions of assets pursuant to any liquidation, dissolution, or winding-up of the corporation.

SPECIAL PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Upon consummation of the offering, our amended and restated certificate of incorporation and amended and restated bylaws will include certain provisions that could have an anti-takeover effect. We intend these provisions to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board. We also intend these provisions to help ensure that our board, if confronted

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

by a surprise proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the stockholders' best interests.

     Blank Check Preferred Stock. Our amended and restated certificate of incorporation provides that our board may authorize the issuance of up to 60,000,000 shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series. To date, 6,000,000 shares have been designated series B preferred stock. We have no present intention to issue any additional shares of preferred stock. We could, however, issue a series of preferred stock that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our board does not intend to seek stockholder approval prior to any issuance of such preferred stock, unless otherwise required by law or stock exchange rules.

     Classified Board of Directors. Our amended and restated certificate of incorporation will provide for a board divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board.

     Number of Directors; Vacancies; Removal. Our amended and restated certificate of incorporation will provide that the board must consist of at
least        and no more than        members. Our amended and restated bylaws
provide that the board, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of our amended and restated bylaws authorizing the board to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board by filling the vacancies created by such removal with its own nominees.

     Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation will prohibit action by stockholders by written consent in lieu of a meeting. Our amended and restated bylaws will provide that special meetings of stockholders may be called by a majority of the board, the chairman of the board or any holder or holders of at least 25% of the outstanding shares of our voting capital stock.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our amended and restated bylaws will establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of our stockholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to our Secretary prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at our principal executive office not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to us from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before such meeting in accordance with our amended and restated bylaw procedures, such business will not be conducted

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

at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation also contains certain provisions permitted under the DGCL regarding liability of directors. These provisions eliminate the personal liability of directors for monetary damages for any breach of their fiduciary duties as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under
Section 174 of the DGCL (regarding certain unlawful dividends, stock repurchases or stock redemptions), or for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including the federal securities laws. Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers, and may indemnify any of our employees or agents, to the fullest extent permitted by the DGCL. We believe these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

DELAWARE TAKEOVER STATUTE

     Section 203 of the DGCL prohibits certain persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become interested stockholders. Interested stockholders generally include:

     - persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

     - persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

Subject to certain exceptions, a "business combination" includes, among other things:

     - mergers and consolidations;

     - the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

     - transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

     - any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

     - before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

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

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than certain excluded shares); or

     - following a transaction in which the person became an interested stockholder, the business combination is (a) approved by our board and
       (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     These provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could discourage hostile takeover attempts and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of class A common stock and Class A series II common stock, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, we will have outstanding     shares of
common stock, assuming no exercise of the underwriters' over-allotment option.
Of these shares,      shares, or     shares if the underwriters exercise their
over-allotment option in full, of the common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The
remaining     shares of common stock outstanding and the shares of common stock
issuable upon conversion of the      shares of outstanding class A common stock
and      shares of outstanding class A series II common stock will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject in certain cases to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding,
       which will equal approximately     shares immediately after this
       offering, or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Viasystems at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144.

     Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to Viasystems who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     Nearly all holders of all classes of common stock outstanding immediately prior to this offering have entered into an amended and restated stockholders agreement that grants certain registration rights to the parties thereto with respect to outstanding shares of common stock and shares of common stock issued upon exercise of outstanding options or warrants. Registration of shares of common stock pursuant to these registration rights will result in those shares becoming freely tradable without restriction under the Securities Act.

     Following consummation of this offering we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our Stock Option Plan and our Performance Option Agreements. Based on the number of shares currently reserved for issuance under our Stock Option Plan and Amended Performance Options, that registration
statement would cover up to     shares issuable on exercise of the options, of
which           options will have been issued as of the date of this offering.
The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will immediately be available for sale in the open market, subject in certain cases to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."

             IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS

     This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.
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

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust

DIVIDENDS

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business of the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized Treasury regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock and

     - our common stock is and continues to be regularly traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be regularly traded on an established securities market for this purpose in any year in which it is listed on the New York Stock Exchange.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

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

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a county in which the non-U.S. holder resides.

     Under current U.S. Treasury regulations, U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

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                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Hambrecht & Quist LLC are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited and Hambrecht & Quist LLC are acting as international representatives, have severally agreed to purchase, and Viasystems has agreed to sell to them, severally, the number of shares indicated below:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  Credit Suisse First Boston Corporation....................
  Hambrecht & Quist LLC.....................................
                                                                  --------
  Subtotal..................................................
                                                                  --------
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Credit Suisse First Boston (Europe) Limited...............
  Hambrecht & Quist LLC.....................................
                                                                  --------
  Subtotal..................................................
                                                                  --------
          Total.............................................
                                                                  ========

     The U.S. underwriters and the international underwriters are collectively referred to as the underwriters, and the U.S. representatives and the international representatives are collectively referred to as the representatives. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Viasystems has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to limited conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table.

     The underwriters have informed Viasystems that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Viasystems expects to file an application for the common stock to be quoted on [The New York Stock Exchange] [the Nasdaq National Market] under the symbol
"  ."

     Each of Viasystems and the directors, officers and substantially all of the other stockholders of Viasystems has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by Viasystems of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than Viasystems relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Certain of the underwriters and their affiliates have provided, and may in the future from time to time provide, investment banking and general financing and banking services to Viasystems and its affiliates, including Hicks Muse, for which they have in the past received, and may in the future receive, customary fees. An affiliate of Hambrecht & Quist LLC acts as an agent and lender under Viasystems current credit facility and will act in such capacities under Viasystems new credit facility, and receives fees customary for performing those services. An affiliate of Hambrecht & Quist LLC holds an approximate 25% ownership interest in HMTF/Viasystems Investments, LLC, which in turn beneficially owns approximately 35% of the outstanding common stock of Viasystems. In addition, affiliates of Credit Suisse First Boston Corporation and Hambrecht & Quist LLC are limited partners in the limited partnerships through which Hicks Muse owns common stock in Viasystems.

     Viasystems and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiations between Viasystems and the representatives. Among the factors to be considered in determining the initial public offering price will be:

     - Viasystems' results of operations, current financial position and future prospects;

     - sales, earnings and certain of Viasystems' other financial and operating information in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to Viasystems.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Viasystems by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. Certain partners of Weil, Gotshal & Manges LLP are investors in limited partnerships that own shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Viasystems Group, Inc. and Subsidiaries as of December 31, 1997 and 1998, and for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated statements of earnings, retained earnings and changes in financial position of Circo Craft Co. Inc. for the nine month period ended September 30, 1996, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, chartered accountants, Montreal, Quebec, given on the authority of said firm as experts in accounting and auditing. The statement of operations of the Interconnection Business of the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc. for the eleven month period ended November 30, 1996, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited as of March 31, 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated profit and loss account and statement of total recognized gains and losses and of cash flows of Interconnection Systems (Holdings) Limited for the year ended April 4, 1997, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, chartered accountants, Birmingham, England, given on the authority of said firm as experts in accounting and auditing.

     The consolidated profit and loss account, total recognized gains and losses and statement of cash flows of Forward Group PLC for the year ended January 31, 1997, have been included herein in reliance on the report of KPMG Audit Plc, chartered accountants and registered auditor, Birmingham, England, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Commission a Registration Statement on Form S-1 regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other material we file with the Commission at the Commission's public reference room in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Chief Financial Officer.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIASYSTEMS GROUP, INC. & SUBSIDIARIES
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................  F-3
Consolidated Statements of Operations and Comprehensive
  Income from inception (August 28, 1996) to December 31,
  1996 and for the years ended December 31, 1997 and 1998
  and for the nine months ended September 30, 1998
  (unaudited) and 1999 (unaudited)..........................  F-4
Consolidated Statements of Stockholders' Deficit from
  inception (August 28, 1996) to December 31, 1996 and for
  the years ended December 31, 1997 and 1998 and for the
  nine months ended September 30, 1999 (unaudited)..........  F-5
Consolidated Statements of Cash Flows from inception (August
  28, 1996) to December 31, 1996 and for the years ended
  December 31, 1997 and 1998 and for the nine months ended
  September 30, 1998 (unaudited) and 1999 (unaudited).......  F-6
Notes to Consolidated Financial Statements..................  F-7
CIRCO CRAFT CO. INC.
Auditors' Report............................................  F-36
Consolidated Statement of Retained Earnings for the nine
  month period ended September 30, 1996.....................  F-37
Consolidated Statement of Earnings for the nine month period ended September 30, 1996..................................  F-38
Consolidated Statement of Changes in Financial Position for
  the nine month period ended September 30, 1996............  F-39
Notes to Consolidated Statements............................  F-40
VIASYSTEMS TECHNOLOGIES CORP. (FORMERLY MICROELECTRONICS
  GROUP, INTERCONNECTION TECHNOLOGIES UNIT OF LUCENT
  TECHNOLOGIES, INC.)
Report of Independent Accountants...........................  F-46
Statement of Operations for the eleven month period ended
  November 30, 1996.........................................  F-47
Notes to Financial Statement................................  F-48
TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED -- THE
  PCB DIVISION
Independent Auditors' Report................................  F-51
Combined Statement of Income for the year ended March 31,
  1999......................................................  F-52
Combined Balance Sheet as of March 31, 1999.................  F-53
Combined Statement of Changes in Divisional Equity for the
  year ended March 31, 1999.................................  F-54
Combined Statement of Cash Flows for the year ended March
  31, 1999..................................................  F-55
Notes to the Combined Financial Statements..................  F-57
FORWARD GROUP PLC
Report of Independent Auditors..............................  F-72
Consolidated Profit and Loss Account for the year ended
  January 31, 1997..........................................  F-73
Consolidated Statement of Total Recognized Gains and Losses
  for the year ended January 31, 1997.......................  F-74
Consolidated Statement of Cash Flows for the year ended
  January 31, 1997..........................................  F-75
Notes to the Consolidated Financial Statements..............  F-76
INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED
Report of Independent Auditors..............................  F-89
Consolidated Profit and Loss Account for the year ended
  April 4, 1997.............................................  F-90
Consolidated Statement of Total Recognized Gains and Losses
  for the year ended April 4, 1997..........................  F-91
Consolidated Statement of Cash Flows for the year ended
  April 4, 1997.............................................  F-92
Notes to the Consolidated Financial Statements..............  F-93

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of Viasystems Group, Inc.:

     In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Viasystems Group, Inc. and its subsidiaries at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from inception (August 28, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 7, 2000

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998           1999
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $   27,538     $    9,335     $   18,662
  Accounts receivable, less allowance for doubtful accounts
    of $2,573 for 1997, $3,794 for 1998.....................      135,299        204,545        262,425
  Inventories...............................................       62,601        105,619        132,261
  Prepaid expenses and other................................       26,240         44,612         38,657
                                                               ----------     ----------     ----------
         Total current assets...............................      251,678        364,111        452,005
Property, plant and equipment, net..........................      448,128        580,204        680,098
Deferred financing costs, net...............................       30,839         41,986         43,762
Intangible assets, net......................................      337,327        421,747        550,993
Other assets................................................          940         46,655         65,574
                                                               ----------     ----------     ----------
         Total assets.......................................   $1,068,912     $1,454,703     $1,792,432
                                                               ==========     ==========     ==========
                                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term obligations...............   $   31,363     $   54,534     $   25,214
  Accounts payable..........................................       86,941        133,725        157,480
  Accrued and other liabilities.............................       85,860        141,400        138,447
  Income taxes payable......................................       30,855         14,914         21,376
                                                               ----------     ----------     ----------
         Total current liabilities..........................      235,019        344,573        342,517
Deferred taxes..............................................       67,797         77,214         75,291
Long-term obligations, less current maturities..............      816,012      1,079,961      1,323,745
Other non-current liabilities...............................       42,277         66,441         74,703
                                                               ----------     ----------     ----------
         Total liabilities..................................    1,161,105      1,568,189      1,816,256
                                                               ----------     ----------     ----------
Stockholders' deficit
    Series B preferred stock, par value $.01 per share,
      6,000,000 shares authorized; 1,298,919, 1,405,991 and
      1,492,049 (unaudited) shares issued and outstanding,
      respectively, including liquidation preferences of
      $25.00 per share......................................           13             14             15
    Common stock, par value $.01 per share, 500,000,000
      shares authorized; 256,475,004, 302,488,861 and
      467,987,632 (unaudited) shares issued and outstanding,
      respectively..........................................        2,565          3,025          4,681
    Class A common stock, par value $.01 per share,
      50,000,000 shares authorized; 34,835,832, 35,177,359
      and 35,177,359 (unaudited) shares issued and
      outstanding, respectively.............................          348            351            351
    Series II Class A common stock, par value $.01 per
      share, 10,000,000 shares authorized; 0, 5,940,370 and
      13,403,370 (unaudited) shares issued and outstanding,
      respectively..........................................           --             59            134
    Paid in capital.........................................      283,135        341,991        543,583
    Accumulated deficit.....................................     (379,528)      (468,046)      (564,442)
    Treasury stock, at cost.................................           --             --           (122)
    Accumulated other comprehensive income..................        1,274          9,120         (8,024)
                                                               ----------     ----------     ----------
         Total stockholders' deficit........................      (92,193)      (113,486)       (23,824)
                                                               ----------     ----------     ----------
         Total liabilities and stockholders' deficit........   $1,068,912     $1,454,703     $1,792,432
                                                               ==========     ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         INCEPTION
                                        (AUGUST 28,            YEARS ENDED                NINE MONTHS ENDED
                                          1996) TO            DECEMBER 31,                  SEPTEMBER 30,
                                        DECEMBER 31,   ---------------------------   ----------------------------
                                            1996           1997           1998           1998           1999
                                        ------------   ------------   ------------   ------------   -------------
                                                                                             (UNAUDITED)
Net sales.............................   $   50,400    $    795,289   $  1,031,928   $    767,307   $    790,481
Operating expenses:
  Cost of goods sold..................       42,052         554,097        723,741        552,357        590,754
  Selling, general and
    administrative....................        3,844          75,650        106,749         81,655         78,052
  Depreciation........................        4,102          51,884        104,831         59,125         80,678
  Amortization of intangibles.........          533          58,153         61,775         50,027         40,129
  Write-off of acquired in-process
    research and development..........       50,800         294,500         20,100         20,100         17,600
                                         ----------    ------------   ------------   ------------   ------------
Operating income (loss)...............      (50,931)       (238,995)        14,732          4,043        (16,732)
                                         ----------    ------------   ------------   ------------   ------------
Other expenses:
  Interest expense....................        2,503          64,612         92,535         68,273         79,972
  Amortization of deferred financing
    costs.............................          470           6,629          9,354          6,789          4,741
  Other expense.......................          262           1,024          4,960          2,659          3,730
                                         ----------    ------------   ------------   ------------   ------------
Loss before income taxes, cumulative
  effect of a change in accounting
  principle and extraordinary item....      (54,166)       (311,260)       (92,117)       (73,678)      (105,175)
Provision (benefit) for income
  taxes...............................       (5,424)          8,432         (7,334)       (13,094)       (28,850)
                                         ----------    ------------   ------------   ------------   ------------
Loss before cumulative effect of a
  change in accounting principle and
  extraordinary item..................      (48,742)       (319,692)       (84,783)       (60,584)       (76,325)
Cumulative effect -- write-off of
  start-up costs, net of income tax
  benefit of $5,647...................           --              --             --             --         16,942
Extraordinary item -- loss on early
  extinguishment of debt, net of
  income tax benefit of $4,332........           --           7,796             --             --             --
                                         ----------    ------------   ------------   ------------   ------------
Net loss..............................      (48,742)       (327,488)       (84,783)       (60,584)       (93,267)
Other comprehensive income (loss):
  Foreign currency translation
    adjustments.......................          (79)          1,353          9,187         21,533        (17,144)
  Minimum pension liability, net of
    income tax benefit of $575........           --              --         (1,341)            --             --
                                         ----------    ------------   ------------   ------------   ------------
Comprehensive loss....................   $  (48,821)   $   (326,135)  $    (76,937)  $    (39,051)  $   (110,411)
                                         ==========    ============   ============   ============   ============
Basic loss per weighted average common
  share:
  Before cumulative effect of a change
    in accounting principle and
    extraordinary item................   $    (4.96)   $      (1.79)  $      (0.27)  $      (0.20)  $      (0.20)
  Cumulative effect...................           --              --             --             --          (0.05)
  Extraordinary item..................           --           (0.04)            --             --             --
                                         ----------    ------------   ------------   ------------   ------------
  Net loss............................   $    (4.96)   $      (1.83)  $      (0.27)  $      (0.20)  $      (0.25)
                                         ==========    ============   ============   ============   ============
Diluted loss per weighted average
  common share:
  Before cumulative effect of a change
    in accounting principle and
    extraordinary item................   $    (5.60)   $      (1.99)  $      (0.30)  $      (0.22)  $      (0.23)
  Cumulative effect...................           --              --             --             --          (0.05)
  Extraordinary item..................           --           (0.05)            --             --             --
                                         ----------    ------------   ------------   ------------   ------------
    Net loss..........................   $    (5.60)   $      (2.04)  $      (0.30)  $      (0.22)  $      (0.28)
                                         ==========    ============   ============   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                       ACCUMULATED
                                                                                                        AND OTHER
                                                                                                      COMPREHENSIVE
                                             PREFERRED   COMMON   PAID IN    ACCUMULATED   TREASURY      INCOME
                                               STOCK     STOCK    CAPITAL      DEFICIT      STOCK        (LOSS)         TOTAL
                                             ---------   ------   --------   -----------   --------   -------------   ---------
Balance at Inception (August 28, 1996).....    $ --      $  --    $     --    $      --     $  --       $     --      $      --
  Issuance of 30,000,004 shares of common
    stock..................................      --        300      29,700           --        --             --         30,000
  Issuance of 4,098,333 shares of Class A
    common stock...........................      --         41          --           --        --             --             41
  Issuance of 1,800,000 shares of Series A
    Preferred Stock........................      18         --      44,982           --        --             --         45,000
  Issuance of 1,200,000 shares of Series B
    Preferred Stock........................      12         --      29,988           --        --             --         30,000
  Stock issuance costs.....................      --         --      (1,247)          --        --             --         (1,247)
  Net loss.................................      --         --          --      (48,742)       --             --        (48,742)
  Foreign currency translation
    adjustment.............................      --         --          --           --        --            (79)           (79)
                                               ----      ------   --------    ---------     -----       --------      ---------
Balance at December 31, 1996...............      30        341     103,423      (48,742)       --            (79)        54,973
  Issuance of 226,475,000 shares of common
    stock..................................      --      2,265     224,210           --        --             --        226,475
  Issuance of 30,737,499 shares of Class A
    common stock...........................      --        307          --           --        --             --            307
  Conversion of 1,800,000 shares of Series
    A Preferred Stock into common stock....     (18)        --     (44,982)          --        --             --        (45,000)
  Issuance of 1,600,000 shares of Series C
    Preferred Stock........................      16         --      39,984           --        --                        40,000
  Conversion of 1,600,000 shares of Series
    C Preferred Stock into common stock....     (16)        --     (39,984)          --        --                       (40,000)
  Paid-in-kind dividends of 98,919 shares
    and accretion of Series B Preferred
    Stock..................................       1         --       3,297       (3,298)       --             --             --
  Stock issuance costs.....................                         (2,813)                    --                        (2,813)
  Net loss.................................      --         --          --     (327,488)       --             --       (327,488)
  Foreign currency translation
    adjustment.............................      --         --          --           --        --          1,353          1,353
                                               ----      ------   --------    ---------     -----       --------      ---------
Balance at December 31, 1997...............      13      2,913     283,135     (379,528)       --          1,274        (92,193)
  Issuance of 46,013,857 shares of common
    stock..................................      --        460      55,122           --        --             --         55,582
  Issuance of 341,527 shares of Class A
    common stock...........................      --          3          --           --        --             --              3
  Issuance of 5,940,370 shares of Class A
    Series II common stock.................      --         59          --           --        --             --             59
  Paid-in-kind dividends of 107,073 shares
    and accretion of Series B Preferred
    Stock..................................       1         --       3,734       (3,735)       --                            --
  Net loss.................................      --         --          --      (84,783)       --             --        (84,783)
  Minimum pension liability................      --         --          --           --        --         (1,341)        (1,341)
  Foreign currency translation
    adjustment.............................      --         --          --           --        --          9,187          9,187
                                               ----      ------   --------    ---------     -----       --------      ---------
Balance at December 31, 1998...............      14      3,435     341,991     (468,046)       --          9,120       (113,486)
  Issuance of 165,598,771 shares of common
    stock (unaudited)......................      --      1,656     200,371           --        --             --        202,027
  Issuance of 7,463,000 shares of Class A
    Series II common stock (unaudited).....      --         75          --           --        --             --             75
  Repurchase of 100,000 shares of common
    stock (unaudited)......................      --         --          --           --      (122)            --           (122)
  Stock issuance costs (unaudited).........                         (1,907)                    --                        (1,907)
  Paid-in-kind dividends of 86,058 shares
    and accretion of Series B Preferred
    Stock..................................       1         --       3,128       (3,129)       --             --             --
  Net loss (unaudited).....................      --         --          --      (93,267)       --             --        (93,267)
  Foreign currency translation adjustment
    (unaudited)............................      --         --          --           --        --        (17,144)       (17,144)
                                               ----      ------   --------    ---------     -----       --------      ---------
Balance at September 30, 1999
  (unaudited)..............................    $ 15      $5,166   $543,583    $(564,442)    $(122)      $ (8,024)     $ (23,824)
                                               ====      ======   ========    =========     =====       ========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 INCEPTION
                                                (AUGUST 28,         YEARS ENDED           NINE MONTHS ENDED
                                                  1996) TO         DECEMBER 31,             SEPTEMBER 30,
                                                DECEMBER 31,   ---------------------   ------------------------
                                                    1996         1997        1998        1998          1999
                                                ------------   ---------   ---------   ---------   ------------
                                                                                             (UNAUDITED)
Cash flows provided by (used in) operating
activities:
  Net loss....................................   $ (48,742)    $(327,488)  $ (84,783)  $ (60,584)   $ (93,267)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
    Write-off of acquired in-process research
      and development.........................      50,800       294,500      20,100      20,100       17,600
    Cumulative effect of a change in
      accounting principle -- write-off of
      start-up costs..........................          --            --          --          --       22,589
    Extraordinary item -- loss on early
      extinguishment of debt..................          --        12,128          --          --           --
    Depreciation and amortization of
      intangibles.............................       4,635       110,037     166,606     109,152      120,807
    Amortization of deferred financing
      costs...................................         470         6,629       9,354       6,789        4,741
    Deferred taxes............................      (5,594)      (15,109)    (15,127)    (10,709)     (33,584)
    Change in assets and liabilities, net of
      acquisitions:
      Accounts receivable.....................     (15,469)       (8,050)    (20,641)    (25,780)     (25,516)
      Inventories.............................       2,655       (15,979)    (19,997)      3,581       (9,519)
      Prepaid expenses and other..............        (927)       (6,640)    (22,693)     (9,551)       1,609
      Accounts payable and accrued and other
         liabilities..........................      14,875        38,539     (65,976)    (59,570)     (10,217)
      Income taxes payable....................      (1,041)       16,339     (10,678)         --        1,218
                                                 ---------     ---------   ---------   ---------    ---------
         Net cash provided by (used in)
           operating activities...............       1,662       104,906     (43,835)    (26,572)      (3,539)
                                                 ---------     ---------   ---------   ---------    ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired of
    $20,890 for 1996, $42,778 for 1997 and
    $3,738 for 1998...........................    (282,723)     (155,904)   (145,665)   (145,464)    (313,843)
  Capital expenditures........................      (3,563)     (117,163)   (130,361)    (86,416)     (77,388)
                                                 ---------     ---------   ---------   ---------    ---------
Net cash used in investing activities.........    (286,286)     (273,067)   (276,026)   (231,880)    (391,231)
                                                 ---------     ---------   ---------   ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    obligations...............................     238,283            --     103,938     103,438      264,875
  Proceeds from the issuance of Senior
    Subordinated Notes, due 2007..............          --       400,000          --          --           --
  Proceeds from the issuance of Series B
    Senior Subordinated Notes, due 2007.......          --            --     104,500     104,500           --
  Proceeds from the Subordinated Credit
    Facility..................................          --       216,000          --          --           --
  Net borrowings on Revolvers.................          --            --     117,244      29,260       50,307
  Repayment of amounts due under the Credit
    Agreements and the Second Amended and
    Restated Credit Agreement.................          --      (151,964)    (16,000)         --           --
  Repayment of amounts under the Chips Loan
    Notes Liability...........................          --            --     (33,938)    (33,938)          --
  Repayment of the Subordinated Credit
    Facility..................................          --      (216,000)         --          --           --
  Chips Term Loans -- Cash collateral.........          --            --          --          --      (89,875)
  Repayment of other long-term obligations....          --       (90,187)    (12,085)     (7,817)     (10,742)
  Equity proceeds.............................      73,794        60,719      55,644      55,616      198,077
  Financing fees and other....................     (11,364)      (34,491)    (15,773)    (12,271)      (7,706)
                                                 ---------     ---------   ---------   ---------    ---------
Net cash provided by financing activities.....     300,713       184,077     303,530     238,788      404,936
                                                 ---------     ---------   ---------   ---------    ---------
Effect of exchange rate changes on cash and
  cash equivalents............................          28        (4,495)     (1,872)      2,512         (839)
                                                 ---------     ---------   ---------   ---------    ---------
Net change in cash and cash equivalents.......      16,117        11,421     (18,203)    (17,152)       9,327
Cash and cash equivalents at beginning of
  period......................................          --        16,117      27,538      27,538        9,335
                                                 ---------     ---------   ---------   ---------    ---------
Cash and cash equivalents at end of period....   $  16,117     $  27,538   $   9,335   $  10,386    $  18,662
                                                 =========     =========   =========   =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND ACQUISITIONS

     Viasystems Group, Inc., a Delaware corporation ("Group"), was formed on August 28, 1996. Viasystems Group, together with its subsidiaries, is herein referred to as the Company. The Company makes strategic acquisitions of electronics manufacturing services ("EMS") and integrates those acquisitions as a global enterprise that is the preferred provider of EMS solutions to original equipment manufacturers of electronic products.

     1996 ACQUISITIONS

     On October 1, 1996, the Company acquired all of the outstanding stock of Circo Craft Co. Inc. ("Circo Craft"), a Quebec corporation and a rigid printed circuit board ("PCB") manufacturer, for aggregate cash consideration of $129,850 plus acquisition fees and expenses of $885 (the "Circo Craft Acquisition"). The operating results of Circo Craft Co. Inc. are included in the consolidated financial statements of the Company since the date of the Circo Craft Acquisition.

     The Circo Craft Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $39,200 of in-process research and development ("in-process R&D"). The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $39,200 and was charged to expense as of the acquisition date. The in-process R&D projects relate primarily to developing significant enhancements to the current product offering, as well as introducing advanced new products. The incomplete projects include new connector functionality, chip packaging solutions, component miniaturization, specialty drilling and surface finishes. Given the uniqueness of the tasks and the technologies involved, alternative future uses for these projects, apart from the objectives and economics of the projects for which they are intended, do not exist. The Company believes that the efforts to complete the acquired in-process R&D projects will consist of internally-staffed engineering costs over the next two to four years. The costs to complete the in-process R&D projects and to procure, develop and test the required capital assets are anticipated to be significant. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see
Note 2).

     On December 1, 1996, the Company, through its newly formed subsidiary, Viasystems Technologies Corp., acquired certain assets and assumed certain liabilities of the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc. (the "Lucent Division"), a rigid PCB manufacturer and backplane assembler, (the "Lucent Division Acquisition") for an aggregate cash consideration of $170,000 and 1,200,000 shares of preferred stock valued at $30,000 plus acquisition fees and expenses of $1,969. The operating results of Viasystems Technologies Corp. are included in the consolidated financial statements of the Company since the date of the Lucent Division Acquisition.

     The Lucent Division Acquisition was accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $11,600 of in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $11,600 and was charged to expense as of the acquisition date. The in-process R&D projects relate primarily to developing significant enhancements to the current product offering as well as introducing advanced new products. The incomplete projects include new connector functionality, chip packaging solutions, component miniaturization, specialty drilling and surface finishes. Given the uniqueness of the tasks and the technologies involved, alternative future uses for these projects, apart from the objectives and economics of the projects for which they are intended, do not

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
exist. The Company believes that the efforts to complete the acquired in-process R&D projects will consist of internally-staffed engineering costs over the next two to four years. The costs to complete the in-process R&D projects and to procure, develop and test the required capital assets are anticipated to be significant. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     In connection with the Lucent Division Acquisition, the Company entered into a supply agreement with Lucent Technologies Inc. ("Lucent Technologies") under which Lucent Technologies agreed to purchase minimum annual dollar volumes of PCBs and backplanes from the Company at defined prices. Such agreement also provides the Company with specified remedies against Lucent Technologies in the event Lucent Technologies does not purchase the minimum annual volumes set forth in the agreement.

     1997 ACQUISITIONS

     On April 11, 1997, the Company acquired all of the outstanding stock of Forward Group, PLC ("Forward"), a manufacturer of rigid PCBs located in the U.K. The purchase price of approximately $208,483 consisted of cash and notes payable to certain Forward stockholders plus $5,585 of acquisition fees and expenses (the "Forward Acquisition"). The Forward Acquisition and related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of Viasystems Group, Inc. and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was paid off with a subsequent debt offering (see Note 8).

     The Forward Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. Accordingly, the results of operations of Forward since its acquisition are included in the results of operations of the Company. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $97,800 of in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $97,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................  $ 57,034
Property, plant and equipment...............................    59,358
Developed technologies......................................    34,800
Assembled workforce.........................................     6,600
Customer list...............................................    13,200
In-process R&D..............................................    97,800
Goodwill....................................................    82,240
Non-current assets..........................................     5,660
Current liabilities.........................................   (86,297)
Non-current liabilities.....................................   (56,327)
                                                              --------
          Total.............................................  $214,068
                                                              ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     In April 1997, the Company's stockholders and certain of its affiliates formed Chips Holding, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid PCBs located in the U.K. On April 21, 1997, Chips Holdings, Inc. acquired ISL for $437,500 plus $8,953 of acquisition fees and expenses (the "ISL Acquisition"). The purchase price consisted entirely of notes payable to the former stockholders of ISL. In connection with the transaction, the stockholders of the Company invested $140,000 of equity capital in Chips Holdings, Inc. On June 6, 1997, Chips Holdings, Inc. merged with the Company and the subsidiaries of Chips Holdings, Inc., including ISL, became subsidiaries of the Company and certain of its subsidiaries (the "Chips Merger") in consideration for the issuance to the Company's stockholders and certain of its affiliates of 140,000,000 shares of the Company common stock valued at $140,000. The Company assumed the $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL acquisition (see Note 8).

     The ISL Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $196,700 of in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $196,700 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The Chips Merger was accounted for as a transfer of assets among companies under common control and was recorded at Chips Holdings, Inc.'s historical cost. In the Chips Merger, ISL and its subsidiaries became wholly owned subsidiaries of the Company, and as such, the Company will account for the acquisition of ISL as of the acquisition by Chips Holdings, Inc. and the results of operations of ISL since the acquisition by Chips Holdings, Inc. are included in the results of operations of the Company.

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $  98,357
Property, plant and equipment...............................     120,329
Developed technologies......................................      66,500
Assembled workforce.........................................       8,000
Customer list...............................................      17,900
In-process R&D..............................................     196,700
Goodwill....................................................     114,042
Non-current assets..........................................      12,971
Current liabilities.........................................     (77,507)
Non-current liabilities.....................................    (110,839)
                                                               ---------
          Total.............................................   $ 446,453
                                                               =========

     Forward's and ISL's (the "1997 Acquisitions") in-process R&D value is comprised of numerous R&D programs that should reach completion during periods ranging from 1998 through 1999. These projects will include the introduction of important new technology that will, if successful, enable the advancement of the 1997 Acquisitions' PCB product line. At the acquisition date, R&D programs ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects are expected to be approximately $5,900. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Additionally, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of the companies' internal cash flows, Viasystems will likely provide a substantial amount of funding to complete each company's programs. Remaining development efforts for the in-process R&D programs are complex and include the development of next-generation technological solutions.

     Certain projects within the 1997 Acquisitions' in-process R&D programs began to bear results in 1998. As evidenced by their continued support for these projects, management believes the Company is well positioned to successfully complete each of the major in-process R&D programs. Management believes other in-process projects are on track to be completed and will continue to bear results in future periods. However, there is risk associated with the completion of the projects and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the in-process R&D related to the 1997 Acquisitions would impact the Company's business, results of operations and cash flows.

     The 1997 Acquisitions' total revenues are projected to increase over the next 5 years, assuming the successful completion and market acceptance of the in-process R&D programs. Estimated revenue from existing technologies of the 1997 Acquisitions is expected to grow in 1999, then begins a slow decline over the next 10 years as the in-process technologies are completed and existing processes and know-how approach obsolescence. The estimated revenues for in-process R&D projects related to the 1997 Acquisitions are expected to peak in 2005, and thereafter decline as other new products and technologies are expected to enter the market.

     1998 ACQUISITIONS

     In January 1998, the Company acquired certain assets and assumed certain liabilities of the PCB production facility of Ericsson Telecom AB ("Ericsson") located in Sweden (the "Ericsson Facility"), for a cash purchase price of approximately $7,000. In addition, the Company and Ericsson signed a three-year supply agreement whereby Ericsson committed to purchase 40% of its PCB requirements from the Company.

     In February 1998, the Company acquired all the outstanding shares of Print Service Holding N.V., the parent holding company of Mommers Print Service B.V. ("Mommers"), a PCB manufacturer located in The Netherlands and specializing in the production of high-volume, medium- to high-complexity PCBs and backplanes, for a cash purchase price of approximately $59,399, plus assumed obligations (the "Mommers Acquisition"). Accordingly, the results of operations of Mommers since its acquisition are included in the results of operations of the company.

     The Mommers Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $5,300 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see
Note 2).

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 24,634
Property, plant and equipment...............................     28,917
Acquired intangibles........................................     13,000
In-process R&D..............................................      5,300
Goodwill....................................................     28,562
Current liabilities.........................................    (29,468)
Non-current liabilities.....................................    (11,546)
                                                               --------
          Total.............................................   $ 59,399
                                                               ========

     In March 1998, the Company acquired all the outstanding shares of Zincocelere S.p.A. ("Zincocelere"), a PCB manufacturer located in northern Italy and specializing in the production of high-volume medium- to high-complexity PCBs, for a cash purchase price of approximately $85,012, plus assumed obligations (the "Zincocelere Acquisition").

     The Zincocelere Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $14,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 58,642
Property, plant and equipment...............................     51,620
Acquired intangibles........................................     21,000
In-process R&D..............................................     14,800
Goodwill....................................................     37,680
Current liabilities.........................................    (56,620)
Non-current liabilities.....................................    (42,110)
                                                               --------
          Total.............................................   $ 85,012
                                                               ========

     The Mommers and Zincocelere Acquisitions were funded by a February 1998 offering of $100,000 of 9 3/4% Series B Senior Subordinated Notes due 2007, a $70,000 term loan (see Note 8), and an additional equity contribution of $50,000.

     Mommers' and Zincocelere' (the "1998 Acquisitions") in-process R&D value is comprised of numerous R&D programs that should reach completion during periods ranging from 1999 through 2001. These projects will include the introduction of important new technology that will, if successful, enable the advancement of the 1998 Acquisitions' PCB product line. At the acquisition date, R&D programs ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects are expected to be approximately $15,900. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Additionally, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of the companies' internal cash flows, Viasystems will likely provide a substantial amount of funding to complete each company's programs. Remaining development efforts for the in-process R&D programs are complex and include the development of next-generation technological solutions.

     Certain projects within the 1998 Acquisitions' in-process R&D programs will begin to bear results in late 1999. As evidenced by their continued support for these projects, management believes the Company is well positioned to successfully complete each of the major in-process R&D programs. Management believes other in-process projects are on track to be completed and will continue to bear results in future periods. However, there is risk associated with the completion of the projects and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the in-process R&D related to the 1998 Acquisitions would impact the Company's business, results of operations and cash flows.

     The 1998 Acquisitions' total revenues are projected to increase over the next 5 years, assuming the successful completion and market acceptance of the in-process R&D programs. Estimated revenue from existing technologies of the 1998 Acquisition is expected to grow in 1999, then begins a slow decline over the next 5-8 years as the in-process technologies are completed and existing processes and know-how approach obsolescence. The estimated revenues for in-process projects related to the 1998 Acquisitions are expected to peak in 2003, and thereafter decline as other new products and technologies are expected to enter the market.

     The Company incurred significant charges in 1996, 1997 and 1998 related to purchased in-process R&D costs. A portion of the purchase price for acquisitions was attributed to the value of in-process R&D projects and was expensed in accordance with Statement of Accounting Standards No. 2, "Accounting for Research and Development Costs." The Company believes its accounting for purchased in-process R&D was made in accordance with generally accepted accounting principles and valuation practices at the time of the related acquisitions. The Company obtained independent valuations of the purchased in-process R&D.

     In connection with the acquisitions of Forward, ISL, Mommers, Zincocelere, and the Ericsson Facility, the Company's management assessed and evaluated the operations, employment levels and overall strategic fit of each facility acquired. As a result of this assessment and finalization of its plans, the Company recorded certain plant shutdown, downsizing and consolidation accruals as part of the purchase price allocations related to the 1997 and 1998 Acquisitions, which also resulted in certain adjustments to the Company's preliminary purchase price allocations.

     Accruals were established to cover costs associated with the closure of the Selkirk and Galashiels, Scotland facilities, to cover costs associated with the closure of the Manchester, Rugby and Telford, England facilities. The accruals cover shutdown costs from the period of the plant closure to the date of disposal, including personnel and severance related costs, lease commitment costs, equipment removal and disposal costs, cleanup and restoration costs and idle plant costs.

     During fiscal 1998, plant shutdown and downsizing actions resulted in the termination of approximately 860 employees. Remaining shutdown actions are expected to be complete by the end of fiscal 1999.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Details of accrued liabilities follows:

                                                        DECEMBER 31,
                                                      -----------------    SEPTEMBER 30,
                                                       1997      1998          1999
                                                      ------    -------    -------------
                                                                            (UNAUDITED)
Balance, beginning of year..........................  $   --    $ 8,863       $39,620
Provisions:
  Personnel and severance costs.....................   4,000     35,313            --
  Equipment removal and disposal....................   3,300      7,356            --
  Idle plant costs..................................      --      5,715            --
  Cleanup and restoration...........................   1,000      3,519            --
  Lease commitment costs............................     563      1,906            --
                                                      ------    -------       -------
          Total.....................................   8,863     62,672        39,620
                                                      ------    -------       -------
Costs incurred:
  Personnel and severance costs.....................      --     19,394         9,811
  Equipment removal and disposal....................      --      1,475         1,327
  Idle plant costs..................................      --        371         1,371
  Cleanup and restoration...........................      --      1,812         2,245
  Lease commitment costs............................      --         --           472
                                                      ------    -------       -------
          Total.....................................      --     23,052        15,226
                                                      ------    -------       -------
Balance, end of year................................  $8,863    $39,620       $24,394
                                                      ======    =======       =======

     Included below is unaudited pro forma financial data setting forth results of operations of the Company for the year ended December 31, 1997, as though the Forward Acquisition, the ISL Acquisition, the Mommers Acquisition and the Zincocelere Acquisition and the related financing had occurred at January 1, 1997 and for the year ended December 31, 1998, as though the Mommers Acquisition and the Zincocelere Acquisition and the related financing had occurred at January 1, 1998. In preparing this data, the financial data of Forward for the three months ended March 31, 1997 has been translated at an exchange rate of U.K. L0.61=U.S.$1.00, which is not materially different from the average exchange rate for the period. The financial data for ISL for the three months ended April 4, 1997, has been translated at an exchange rate of U.K. L0.61=U.S.$1.00, which is not materially different from the average exchange rate for the period. The financial data of Mommers for the year ended December 31, 1997 and for the two months ended February 28, 1998, has been translated at an exchange rate of Dutch Guilder 2.02=U.S.$1.00 and Dutch Guilder 2.08=U.S.$1.00, respectively, which is not materially different from the average exchange rate for the respective period. The financial data of Zincocelere for the year ended December 31, 1997, and for the two months ended February 28, 1998 has been translated at an exchange rate of Italian Lira 1,761.00=U.S.$1.00 and Italian Lira 1,821.00=U.S.$1.00, respectively, which is not materially different from the average exchange rate for the respective period.

                                                                 1997         1998
                                                              ----------   ----------
Net sales...................................................  $1,129,264   $1,067,080
Loss before extraordinary item..............................    (387,148)     (92,439)
Net loss....................................................    (389,867)     (92,439)

     1999 ACQUISITIONS (UNAUDITED)

     In August 1999, the Company acquired the printed circuit board ("PCB") manufacturing division ("Kalex") of Termbray Industries International (Holdings) Limited, a manufacturer of rigid PCBs located in the People's Republic of China, for a net cash purchase price of approximately $301,000 plus acquisition costs

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
of approximately $8,500 (the "Kalex Acquisition"). Accordingly, the results of operations of Kalex since acquisition are included in the results of operations of the Company.

     The Kalex Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process research and development ("in-process R&D"). The portion of the purchase price allocated to in-process R&D projects that did not have future alternative use totaled $17,600 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     Kalex's in-process research and development value is comprised of numerous programs that should reach completion during periods ranging from October 1999 through September 2000. These projects will include the introduction of important new technology that will, if successful, enable the advancement of Kalex's PCB product line. At the acquisition date, research and development programs ranged from 65% to 80% complete and total continuing research and development commitments to complete the projects are expected to be approximately $2,400. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Additionally, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of the companies' internal cash flows, Viasystems will likely provide a substantial amount of funding to complete the company's programs. Remaining development efforts for the in-process research and development programs are complex and include the development of next-generation technological solutions.

     Certain projects within Kalex's in-process research and development programs are anticipated to bear results in October 1999. As evidenced by their continued support for these projects, management believes the Company is well positioned to successfully complete each of the major in-process research and development programs. Management believes other in-process projects are on track to be completed and will continue to bear results in future periods. However, there is risk associated with the completion of the projects and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the in-process research and development related to Kalex would impact the Company's business, results of operations and cash flows.

     Kalex's total revenues are projected to increase over the next ten years, assuming the successful completion and market acceptance of the in-process research and development programs. Estimated revenue from existing technologies of Kalex are expected to slowly decline over the next six years as the in-process technologies are completed and existing processes and know-how approach obsolescence. The estimated revenues for in-process projects related to Kalex are expected to peak in 2002, and thereafter decline as other new products and technologies are expected to enter the market.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets..............................................  $ 63,997
Property, plant and equipment...............................   101,728
Acquired intangibles........................................    89,400
In-process R&D..............................................    17,600
Goodwill....................................................    71,117
Other non-current assets....................................       699
Current liabilities.........................................   (32,997)
Non-current liabilities.....................................    (2,020)
                                                              --------
          Total.............................................  $309,524
                                                              ========

     The Kalex Acquisition was funded with (i) and additional equity contribution of $200,000 and (ii) a portion of a $291,000 term loan borrowing under the Company's senior secured credit facility (see Note 8).

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the nine months ended September 30, 1998 and 1999, as though the Kalex Acquisition and the related financing and equity contribution had occurred at January 1, 1998 and January 1, 1999, respectively. In preparing this data, the financial data of Kalex for the nine months ended September 30, 1998 has been translated at an exchange rate of Hong Kong Dollars ("HK$")7.7490 = U.S.$1.00. The financial data of Kalex for the pre-acquisition period from January through July 1999 has been translated at an exchange rate of HK$7.7621 = U.S.$1.00. These exchange rates represent the rates in effect at September 30, 1998 and July 31, 1999, respectively, which are not materially different from the average exchange rates for the respective periods.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Net sales...................................................  $898,162   $882,596
Net loss....................................................   (61,003)   (99,143)

     In connection with the Kalex Acquisition, the Company entered into a Third Amended and Restated Credit Agreement (the "Credit Agreement") with terms substantially similar to the Second Amended and Restated Credit Agreement. The Credit Agreement was amended to, among other things, establish an additional $291,000 term loan facility (the "New Tranche C Term Loan"), repay $10,125 outstanding under the Chips Term Loans and to cash collateralize future amounts due under the Chips Term Loans by approximately $89,875. Additionally, the Company received an equity contribution of $200,000.

     In April 1999, the Company acquired all of the outstanding shares of PAGG Corporation ("PAGG") located in Milford, Massachusetts, for a cash purchase price of approximately $9,300 plus the issuance of 1,639,344 shares of the Company's $0.01 per share common stock valued at $2,000 and the issuance of 819,872 warrants to purchase common stock with an exercise price of $1.75 expiring in 2004. Using the Black Scholes method, at the date of issuance, the warrants have no value. PAGG operates multiple surface mount production lines for printed circuit board and backplane assembly and has full box build capabilities. The acquisition was accounted for as a purchase and, accordingly, the results of operations of PAGG since acquisition are included in the results of operations of the Company.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     The Company is primarily involved in marketing, manufacturing and distributing advanced printed circuit boards ("PCBs") and assembled backplanes at various facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands, Italy, Sweden, China and Puerto Rico. The Company's customers include a diverse base of manufacturers in the telecommunications, computer and automotive industries throughout North America and Europe.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     Local currencies have been designated as the functional currency for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet. See the consolidated statements of operations and comprehensive income for the impact of such gains and losses on the measurement of comprehensive income.

     DERIVATIVE FINANCIAL INSTRUMENTS

     From time to time, the Company engages in short-term hedging activities to reduce its exposure to foreign currency fluctuations. Such hedging activities are not material and gains and losses from such activities are not significant. There can be no assurance that these hedging activities will eliminate or reduce foreign currency risk.

     INVENTORIES

     Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) method) or market. Cost includes raw materials, labor and manufacturing overhead.

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Repairs and maintenance which do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building....................................................   40 years
Leasehold improvements......................................   10-12 years
Machinery, equipment, systems and other.....................   3-8 years

     DEFERRED FINANCING COSTS

     Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     INTANGIBLE ASSETS

     Intangible assets consist primarily of identifiable intangibles acquired and goodwill arising from the excess of cost over the fair value of net assets acquired. Amortization of intangible assets is computed using systematic methods over the estimated useful lives of the related assets as follows:

                                                      LIFE              METHOD
                                                      ----              ------
Developed technologies............................  15 years   Double-declining balance
Assembled workforce...............................  1 year     Straight-line
Customer list.....................................  3 years    Straight-line
Goodwill..........................................  20 years   Straight-line

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the recoverability of its long-lived assets (including intangible assets) based on its current and anticipated future undiscounted cash flows. In addition, the Company's policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future cash flows associated with the impaired asset. An impairment occurs when the cash flows (excluding interest) do not exceed the carrying amount of the asset. The amount of the impairment loss is the difference between the carrying amount of the asset and its estimated fair value.

     REVENUE RECOGNITION

     Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms.

     ENVIRONMENTAL LIABILITIES AND EXPENDITURES

     Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

     STATEMENT OF CASH FLOWS

     For purposes of the Consolidated Statement of Cash Flows, the Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

     USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of the Senior Subordinated Notes due 2007 and the Series B Senior Subordinated Notes due 2007 is $372,000 and $93,000, respectively, at December 31, 1998. The Company has estimated this fair value data by using current market data. The fair market values of the other financial instruments included in the consolidated financial statements approximate the carrying values of those instruments.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     NEW ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1999 (UNAUDITED)

     In April 1998, the FASB adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 in fiscal year 1999 and reported the write off of the net book value of start-up costs as of January 1, 1999, of approximately $23,000 as a cumulative effect of a change in accounting principle.

     UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited interim condensed consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. The results for the nine months ended September 30, 1999 and 1998, are not necessarily indicative of the results that may be expected for a full fiscal year.

3. SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash paid for interest for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, was $323, $59,956 and $91,068, respectively. Cash paid for income taxes for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $1,184, $4,742 and $20,951, respectively.

     The purchase of the shares of Forward Group was partially funded through the issuance of approximately $24,420 of notes payable to Forward Group's former shareholders. The purchase of shares of ISL was entirely funded through the issuance of approximately $437,500 of loan notes.

     In 1997, the Company received a capital contribution of $118,250 which was transferred to Bisto Funding, Inc. The capital contribution was recorded as a reduction of the carrying amount of the notes payable to the former shareholders of Interconnection Systems (Holdings) Limited (see Note 1). The notes payable recorded by the Company are net of the $118,250 as Bisto Funding, Inc. is contractually obligated to pay such amount to the note holders in the event the notes payable are redeemed (see Note 8).

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

4. INVENTORIES

     The composition of inventories is as follows:

                                                         DECEMBER 31,
                                                      ------------------   SEPTEMBER 30,
                                                       1997       1998         1999
                                                      -------   --------   -------------
                                                                            (UNAUDITED)
Raw materials.......................................  $24,709   $ 48,497     $ 48,326
Work in process.....................................   28,472     39,688       52,802
Finished goods......................................    9,420     17,434       31,133
                                                      -------   --------     --------
          Total.....................................  $62,601   $105,619     $132,261
                                                      =======   ========     ========

5. INTANGIBLE ASSETS

     The composition of intangible assets is as follows:

                                                        DECEMBER 31,
                                                    --------------------   SEPTEMBER 30,
                                                      1997       1998          1999
                                                    --------   ---------   -------------
                                                                            (UNAUDITED)
Developed technologies............................  $122,808   $ 139,220     $ 159,620
Assembled workforce...............................    25,468      33,907        36,907
Customer list.....................................    39,679      55,300       121,300
Goodwill..........................................   207,896     313,924       390,991
                                                    --------   ---------     ---------
                                                     395,851     542,351       708,818
Less: Accumulated amortization....................   (58,524)   (120,604)     (157,825)
                                                    --------   ---------     ---------
          Total...................................  $337,327   $ 421,747     $ 550,993
                                                    ========   =========     =========

6. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment is as follows:

                                                        DECEMBER 31,
                                                    --------------------   SEPTEMBER 30,
                                                      1997       1998          1999
                                                    --------   ---------   -------------
                                                                            (UNAUDITED)
Land and buildings................................  $ 77,346   $ 107,563     $ 146,210
Machinery, equipment, systems and other...........   343,028     471,214       607,157
Construction in progress..........................    78,101     132,037       121,484
Leasehold improvements............................     1,505       7,496         9,272
                                                    --------   ---------     ---------
                                                     499,980     718,310       884,123
Less: Accumulated depreciation....................   (51,852)   (138,106)     (204,025)
                                                    --------   ---------     ---------
          Total...................................  $448,128   $ 580,204     $ 680,098
                                                    ========   =========     =========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

7. ACCRUED AND OTHER LIABILITIES

     The composition of accrued and other liabilities at December 31 is as follows:

                                                               1997       1998
                                                              -------   --------
Accrued payroll and related costs...........................  $22,761   $ 30,596
Accrued capital expenditures................................   24,565     13,040
Plant shutdown, downsizing and consolidation accruals.......       --     39,620
Accrued and other liabilities...............................   38,534     58,144
                                                              -------   --------
          Total.............................................  $85,860   $141,400
                                                              =======   ========

8. LONG-TERM OBLIGATIONS

     The composition of long-term obligations is as follows:

                                                               DECEMBER 31,
                                                           ---------------------   SEPTEMBER 30,
                                                             1997        1998          1999
                                                           --------   ----------   -------------
                                                                                    (UNAUDITED)
Credit Agreements:
  Term Facilities........................................  $ 87,500   $  175,438    $  350,437
  Revolvers..............................................        --      117,244       167,551
Senior Subordinated Notes Due 2007.......................   400,000      400,000       400,000
Series B Senior Subordinated Notes Due 2007..............        --      100,000       100,000
Series B Senior Subordinated Notes Due 2007, Premium.....        --        4,211         3,952
Chips Loan Notes Liability...............................   319,250      285,312       285,312
Capital lease obligations (see Note 9)...................    27,210       22,166        12,139
Other....................................................    13,415       30,124        29,568
                                                           --------   ----------    ----------
                                                            847,375    1,134,495     1,348,959
          Less current maturities........................   (31,363)     (54,534)      (25,214)
                                                           --------   ----------    ----------
                                                           $816,012   $1,079,961    $1,323,745
                                                           ========   ==========    ==========

     The schedule of principal payments for long-term obligations at December 31, 1998 is as follows:

1999........................................................   $   54,534
2000........................................................       74,582
2001........................................................       69,769
2002........................................................      184,212
2003........................................................      147,817
Thereafter..................................................      603,581
                                                               ----------
                                                               $1,134,495
                                                               ==========

     SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     In connection with the 1997 Offering and the Chips Merger, the Company, as guarantor, and certain of its subsidiaries, as borrowers, entered into a Second Amended and Restated Credit Agreement with terms substantially similar to the Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement provides for (i) an $88,000 term loan facility (the "U.S. Term Loan") and a $150,000 revolving credit facility (the "U.S. Revolving Loan" and together with the U.S. Term Loan, the "U.S. Loans"); (ii) a U.S. $25,000 revolving credit facility (the "Canadian Revolving Loan"), (iii) a L32,000 revolving credit facility (the "Forward Group Revolving Loan") and a L27,600 revolving credit facility (the

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

"Chips Revolving Loan", and together with the Forward Group Revolving Loan, the "U.K. Revolving Loans", and together with the U.S. Revolving Loan and the Canadian Revolving Loan, the "Revolving Loans") and (iv) U.S.$346,463 Letter of Credit Facility in respect of the Chips Loan Notes comprised of (a) a U.S.$319,250 term loan facility ("the Chips Term Loan" and together with the U.S. Term Loan, the "Term Loans") in respect of the principal portion of the Chips Loan Notes and (b) a U.S.$27,213 facility in respect of interest on the Chips Loan Notes. The Chips Term Loan is an unfunded term loan facility that may be drawn upon by the Company so that it may satisfy the Chips Loan Notes Liability. Borrowings under the Second Amended and Restated Credit Agreement are collateralized by first priority mortgages and liens on substantially all of the material assets of the Company and its subsidiaries.

     In February 1998, the Senior Credit Facilities were amended to, among other things, establish an additional $70,000 U.S. term loan (the "Additional Term Loan") and increases available revolving credit facilities by $25,000 (the "Amended Senior Credit Facilities").

     The U.S. Term Loan consists of three tranches: (i) $55,000 of tranche B term loans (the "Tranche B Loan"), (ii) $33,000 of tranche C term loans (the "Tranche C Loan") and (iii) $70,000 of Addition Term Loan. The Tranche B Loan amortizes semiannually over eight years, the Tranche C Loan is payable $1,500 on December 31, 2004 and $31,500 on June 30, 2005, and the Additional Term Loan amortizes semiannually over 6.5 years. The Chips Term Loan amortizes semi-annually over six years.

     The Company may use the Revolving Loans for letters of credit in an amount not to exceed $15,000, in the case of both the U.S. Revolving Loan and the Canadian Revolving Loan, and related letters of credit and bankers' acceptances in an amount not to exceed L5,000 in the case of the Forward Group Revolving Loan and L10,000 in the case of the Chips Revolving Loan. Of the Forward Group Revolving Loan, L2,232 is available solely to finance obligations in respect of the notes payable to the selling stockholders of Forward. At December 31, 1998, the Company had approximately $161,200 of available borrowing capacity under the Revolving Loans, of which, approximately $59,900 was available solely for future acquisitions.

     The U.S. Loans bear interest, at the Company's election, at either: (i) the Eurocurrency Base Rate plus (a) 2.5% in the case of the Chips Term Loan and U.S. Revolving Loan, (b) 2.75% in the case of the Additional Term Loan, (c) 3.0% in the case of Tranche B Loan, or (d) 3.5% in the case of Tranche C Loan; or (ii) the Alternate Base Rate plus (a) 1.5% in the case of the Chips Term Loan or U.S. Revolving Loan, (b) 1.75% in the case of the Additional Term Loan, (c) 2.0% in the case of Tranche B Loan, or (d) 2.5% in the case of Tranche C Loan. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Three-Month Secondary CD Rate (as defined therein) plus 1.0%, and the Federal Funds Effective Rate (as defined therein) plus 0.5%. The Canadian Revolving Loan denominated in U.S. dollars bears interest, at Circo Craft's election, at either
(i) the Eurocurrency Base Rate plus 2.5% or (ii) the Canadian Alternate Base Rate plus 1.5%. The Canadian Revolving Loan denominated in Canadian Dollars bears interest, at Circo Craft's election either (i) the Canadian Bankers Acceptance Discount Rate plus 2.5% or (ii) the Canadian Prime Rate plus 1.5%. The Canadian Alternate Base Rate is equal to the higher of Canadian Agent's prime rate or the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%. The U.K. Revolving Loans and any Chips Term Loans converted to pounds sterling bear interest at the Eurocurrency Base Rate plus 2.5%. At December 31, 1997 and 1998 the weighted average interest rate on outstanding borrowings under the Amended an Restated Credit Agreement was 8.69% and 8.0%, respectively.

     The Company pays a per annum fee equal to the applicable margin on Revolving Loans which bear interest at the Eurocurrency Base Rate, of the average daily face amount of outstanding letters of credit, other than with respect to the Chips Letter of Credit, which fee is equal to the applicable margin on the Chips Term Loan bearing interest at the Eurocurrency Base Rate. The Company pays a Commitment Fee equal to 0.5% on the undrawn portion of the commitments in respect of Revolving Loans and a Facility Fee equal to 0.5% on the Canadian revolving credit commitment. In addition, the Company pays a fee of 0.25% per annum of Bisto Funding, Inc.'s $118,250 portion of the Chips Letter of Credit to the extent not paid by Bisto Funding, Inc.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The Amended Senior Credit Facilities restrict the Company from, among other things: (i) incurring additional indebtedness (other than permitted indebtedness); (ii) creating liens; (iii) disposing of assets; (iv) guaranteeing indebtedness; (v) merging or selling substantially all of its assets; (vi) declaring and paying certain dividends; (vii) making certain investments and loans; and (viii) entering into certain transactions with affiliates, in each case with certain exceptions customary for credit facilities such as the Amended Senior Credit Facilities. In addition, the Second Amended and Restated Credit Agreement contains financial covenants which require the Company to maintain certain financial ratios and limit the Company's amount of capital expenditures.

     SENIOR SUBORDINATED NOTES AND SERIES B SENIOR SUBORDINATED NOTES

     In June 1997, Viasystems, Inc. (a wholly owned subsidiary of the Company) completed an offering (the "1997 Offering") of $400,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "1997 Notes"). In February 1998, Viasystems, Inc. completed the offering of an additional $100,000 of 9 3/4% Senior Subordinated Notes due 2007 at a price of 104.5% (the "1998 Notes" and together with the 1997 Notes, the "2007 Notes"). As a condition of the offering of the 1998 Notes, Hicks Muse contributed an additional $50,000 of equity to the Company. A portion of the proceeds of the 1998 Notes, the additional term loan under the Senior Credit Facilities, and the equity contribution have been used to fund the acquisitions of the Ericsson Facility, Mommers, and Zincocelere (see
Note 1).

     Interest on the 2007 Notes is due semiannually. The 2007 Notes may not be redeemed prior to June 1, 2002, except in the event of a Change of Control (as defined) or an Initial Public Offering (as defined) and at premium (as defined in the Indenture). The 2007 Notes are redeemable, at the Company's option, at the redemption prices of 104.875% at June 1, 2002, and at decreasing prices to 100% at June 1, 2005, and thereafter, plus accrued interest. In addition, prior to June 1, 2001, the Company may redeem, within specified guidelines, up to $175,000 of the 2007 Notes with proceeds of one or more Equity Offerings (as defined) by Viasystems, Inc. or the Company at a redemption price of 109.75% plus accrued interest. Viasystems, Inc. used the net proceeds of the 1997 Offering to repay the Subordinated Credit Facility, approximately $130,000 of term loans outstanding under the Amended and Restated Credit Agreement, and approximately $41,600 of revolving credit amounts outstanding under the Amended and Restated Credit Agreement which was borrowed subsequent to December 31, 1996, to repay debt assumed in the acquisition of Chips, plus interest on all debt repaid.

     The fair market value of the Senior Subordinated Notes due 2007 and the Series B Senior Subordinated Notes due 2007 is $372,000 and $93,000, respectively, at December 31, 1998. The Company has estimated this fair value data by using current market data.

     CHIPS LOAN NOTES LIABILITY

     In June 1997 and pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and then entered into a reimbursement obligation which requires it to pay a portion of the Chips Loan Notes in the event such notes are called. The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rate thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes are collateralized by letters of credit which are in turn collateralized in part by a fully cash collateralized $118,250 reimbursement obligation of Bisto Funding, Inc., a special purpose entity established as a subsidiary of the Company in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of the Company (the "Chips Reimbursement Obligation"). As such, the Company's liability for principal under the Chips Loan Notes represents $319,250 (the "Chips Loan Notes Liability"), or the amount achieved by netting the $118,250 of cash collateral held by Bisto Funding, Inc.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
against the $437,500 of Chips Loan Notes. To the extent the interest income earned by Bisto Funding, Inc. on the $118,250 of cash it holds is insufficient to fund interest on $118,250 of the principal amount of the Chips Loan Notes, the Company will be required pursuant to the terms of the Chips Reimbursement Obligation to fund any such shortfall. Upon redemption of the Chips Loan Notes, the first $118,250 of principal payments will be paid by Bisto Funding, Inc. and the remainder will be funded by the Company in accordance with the Chips Reimbursement Obligation. Although the Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998, the Chips Loan Notes have not been classified as current at December 31, 1997 and 1998, since the Company has in place a facility to replace the Chips Loan Notes in the event they are called.

     In April 1998 the holders of the Chips Loan Notes redeemed $152,200 of the Chips Loan Notes. As such, $118,300 of cash held by Bisto Funding, Inc. was paid to the holders of the Chips Loan Notes. The Company borrowed $33,900 of the available Chips Term Loan to fund its portion of the payment of the Chips Loan Notes.

     SENIOR SUBORDINATED CREDIT AGREEMENT

     In April 1997, the Company entered into a $216,000 Senior Subordinated Credit Agreement (the "Subordinated Credit Facility"). The proceeds of the Subordinated Credit Facility were used to repay $20,000 of term loans outstanding under the Credit Agreement and to repay a tender facility used to acquire Forward Group. Amounts due under the Senior Subordinated Credit Facility were repaid with proceeds from the 1997 Offering.

9. COMMITMENTS

     The Company leases certain building and transportation and other equipment under capital and operating leases. Included in property, plant, and equipment as of December 31, 1997 and 1998, was $49,042 and $59,134, respectively, of cost basis and $16,895 and $28,067, respectively, of accumulated depreciation related to equipment held under capital leases. Total rental expense under operating leases was $255, $3,005 and $3,209 for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum lease payments under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

YEAR ENDING
DECEMBER 31,                                                  CAPITAL   OPERATING
------------                                                  -------   ---------
1999........................................................  $13,353    $2,874
   2000.....................................................    7,977     2,318
   2001.....................................................    1,986     1,232
   2002.....................................................       38       993
   2003.....................................................       --       894
                                                              -------    ------
          Total.............................................   23,354    $8,311
                                                                         ======
   Less: Amounts representing interest......................   (1,188)
                                                              -------
          Capital lease obligation (see Note 8).............  $22,166
                                                              =======

10. OTHER NONCURRENT LIABILITIES

     Included in other noncurrent liabilities are liabilities for monitoring and oversight fees to Hicks, Muse & Co. Partners L.P. ("Hicks Muse"), a shareholder and affiliate of the Company, (see Note 19) and deferred income related to reimbursement agreements with two governmental agencies in the U.K (the "U.K. Agreements"). Pursuant to the U.K. Agreements, the agencies have provided funds totaling approximately

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

$20,000 as of December 31, 1998. Funds received by the Company under the U.K. Agreements are not subject to repayment, provided that the Company meets certain employment requirements at its manufacturing facilities. As the Company has met and management believes that it will continue to meet these requirements, the Company is recognizing the amounts to be received under the U.K. Agreements as a reduction of cost of sales over the life of the U.K. Reimbursement Agreements and, as such, recognized a reduction of cost of sales of approximately $3,134 and $3,147 during the years ended December 31, 1997 and 1998, respectively.

11. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The (benefit) for income taxes for the period from inception (August 28, 1996) to December 31, 1996 and the provision (benefit) for income taxes for the years ended December 31, 1997 and 1998 consisted of the following:

                                                         1996       1997       1998
                                                        -------   --------   --------
Current:
  Federal.............................................  $    --   $  3,990   $ 13,286
  State...............................................       --        920        279
  Foreign.............................................      170     18,631     (5,772)
                                                        -------   --------   --------
                                                            170     23,541      7,793
                                                        -------   --------   --------
Deferred:
  Federal.............................................   (5,698)    (2,195)    (2,552)
  State...............................................       --       (507)       (35)
  Foreign.............................................      104    (12,407)   (12,540)
                                                        -------   --------   --------
                                                         (5,594)   (15,109)   (15,127)
                                                        -------   --------   --------
                                                        $(5,424)  $  8,432   $ (7,334)
                                                        =======   ========   ========

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                        1996       1997        1998
                                                      --------   ---------   --------
U.S. Federal statutory rate.........................  $(18,416)  $(108,941)  $(29,674)
Permanent items.....................................    15,680     113,159     24,653
State taxes.........................................    (3,250)        269        244
Foreign taxes in excess of U.S. statutory rate......       213       3,945     (2,413)
Other...............................................       349          --       (144)
                                                      --------   ---------   --------
                                                      $ (5,424)  $   8,432   $ (7,334)
                                                      ========   =========   ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
Deferred tax assets:
  Accrued liabilities not yet deductible....................    $ 17,306       $ 24,976
  Net operating loss carryforwards..........................         406         22,848
  AMT credit carryforwards..................................          --          3,594
  Other.....................................................       1,590          3,423
                                                                --------       --------
                                                                  19,302         54,841
     Valuation allowance....................................        (260)            --
                                                                --------       --------
                                                                  19,042         54,841
                                                                --------       --------
Deferred tax liabilities:
  Intangibles...............................................     (40,251)       (39,159)
  Fixed assets..............................................     (27,747)       (34,450)
  Other.....................................................      (1,535)        (3,605)
                                                                --------       --------
                                                                 (69,533)       (77,214)
                                                                --------       --------
          Net deferred tax asset (liability)................    $(50,491)      $(22,373)
                                                                ========       ========

     The current deferred tax assets are included in prepaid expenses and other and the long-term deferred tax assets, consisting of net operating loss carryforwards, are in other assets in the Consolidated Balance Sheets.

     Approximate domestic and foreign income (loss) before income tax provision and extraordinary item are as follows:

                                                                           YEAR ENDED
                                                    INCEPTION             DECEMBER 31,
                                               (AUGUST 28, 1996) TO   --------------------
                                                DECEMBER 31, 1996       1997        1998
                                               --------------------   ---------   --------
Domestic.....................................        $(14,426)        $   5,307   $  1,792
Foreign......................................         (39,740)         (316,567)   (93,909)

     As of December 31, 1998, the Company has $5,794 of Puerto Rican net operating loss carryforwards, which will expire in 2001-2003, if not previously utilized. All other net operating loss carryforwards carry forward indefinitely. The Company has not recognized and does not anticipate recognizing a deferred tax liability for approximately $15,000 of undistributed earnings of its foreign subsidiaries because the Company does not expect those earnings to reverse and become taxable to the Company in the foreseeable future.

12. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product development and other actions arising in the normal course of business. In the opinion of the Company's management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations and cash flows.

     The Company believes it is in material compliance with applicable environmental laws and regulations and that its environmental controls are adequate to address existing regulatory requirements.

13. STOCKHOLDERS' EQUITY

     The authorized capital stock of the Company at December 31, 1998 consists of 500,000,000 shares of common stock, 50,000,000 shares of Class A common stock, 10,000,000 shares of Class A Series II common

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
stock and 60,000,000 shares of preferred stock, of which 8,000,000 shares are designated as Series A Preferred Stock and 6,000,000 shares are designated as Series B Preferred Stock. All authorized capital stock has a par value of $.01.

     Subsequent to December 31, 1998, the Company approved authorization of the following additional shares: 100,000,000 shares of common stock and 40,000,000 shares of Class A Series II common stock, which will increase the total authorized shares to 600,000,000 and 50,000,000, respectively.

     The Class A and Class A Series II common stock may be converted into shares of common stock at the option of the holder at any time. In addition, the Class A and Class A Series II common stock may be converted into common stock at the option of the Company upon the occurrence of a Triggering Event (as defined) or automatically on September 30, 2006 for Class A common stock and April 30, 2006 for Class A Series II common stock. Such conversion is based on a formula set forth in the Company's Certificate of Incorporation.

     Activity for each class of common stock from August 28, 1996 (inception) through September 30, 1999 is as follows:

                                                               CLASS A          CLASS A SERIES II
                                      COMMON STOCK          COMMON STOCK          COMMON STOCK
                                  --------------------   -------------------   -------------------
                                    SHARES      AT PAR     SHARES     AT PAR     SHARES     AT PAR
                                  -----------   ------   ----------   ------   ----------   ------
Balance at Inception (August 28,
1996)...........................           --   $   --           --    $ --            --    $ --
Issuance of common stock........   30,000,004      300           --      --            --      --
Issuance of Class A common
  stock.........................           --       --    4,098,333      41
                                  -----------   ------   ----------    ----    ----------    ----
Balance at December 31, 1996....   30,000,004      300    4,098,333      41            --      --
Issuance of common stock........  226,475,000    2,265           --      --            --      --
Issuance of Class A common
  stock.........................           --       --   30,737,499     307            --      --
                                  -----------   ------   ----------    ----    ----------    ----
Balance at December 31, 1997....  256,475,004    2,565   34,835,832     348            --      --
Issuance of common stock........   46,013,857      460           --      --            --      --
Issuance of Class A common
  stock.........................           --       --      341,527       3            --      --
Issuance of Class A Series II
  common stock..................           --       --           --      --     5,940,370      59
                                  -----------   ------   ----------    ----    ----------    ----
Balance at December 31, 1998....  302,488,861    3,025   35,177,359     351     5,940,370      59
Issuance of common stock
  (unaudited)...................  165,598,771    1,656           --      --            --      --
Issuance of Class A Series II
  common stock (unaudited)......           --       --           --      --     7,463,000      75
Repurchase of common stock
  (unaudited)...................     (100,000)      --           --      --            --      --
                                  -----------   ------   ----------    ----    ----------    ----
Balance at September 30, 1999
  (unaudited)...................  467,987,632   $4,681   35,177,359    $351    13,403,370    $134
                                  ===========   ======   ==========    ====    ==========    ====

     Dividends are payable to holders of the common stock, Class A common stock and Class A Series II common stock in amounts as declared by the Company's board of directors, subject to legally available funds and certain agreements. The common stock and Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Dividends on the Series B Preferred are cumulative and are payable at an annual rate of $2.00 per share per annum prior to November 30, 2004, $2.50 per share per annum from November 30, 2004 to November 30, 2005, $3.00 per share per annum from November 30, 2005 to November 30, 2006, and $3.50 per share per annum on and after November 30, 2006. Dividends are payable quarterly on February 28, May 31, August 31 and November 30 in each year, commencing on February 28, 1997. The discount on the stock, which represents the difference between the present value of a perpetual dividend stream of $3.50 per year and the current subscription price, is being accreted at the rate of 10.4% per year, over 10 years. Dividend cost associated with the preferred stock is increased for the accretion of discounts. The Company may, at its option, pay quarterly dividends on the Series B Preferred on the first twenty payment dates, if the Credit Agreement prohibits the payment of cash dividends, by issuing a number of additional shares (or fractional shares) of Series B Preferred in respect to each such share (or fractional share) of Series B Preferred then outstanding at the rate of one twenty-fifth of a whole share of Series B Preferred for each $1.00 of dividend declared. Except in the case of a Change in Control (as defined), which currently cannot occur without the consent of shareholders, the Series B Preferred have no provisions for mandatory redemption. At the Company's option, the Series B Preferred is redeemable at any time, at $25 per share, together with accrued and unpaid dividends to the date of redemption.

14. BUSINESS SEGMENT INFORMATION

     The Company operates in one product business segment -- the manufacture and sale of PCBs, which are sold throughout many diverse markets.

     The Company's operations are located worldwide and are analyzed by two geographical segments. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (note 2). Segment data includes intersegment revenues.

     Pertinent financial data by major geographic segments is as follows:

                                                             OPERATING       TOTAL        CAPITAL
                                              NET SALES    INCOME/(LOSS)     ASSETS     EXPENDITURES
                                              ----------   -------------   ----------   ------------
NORTH AMERICA:
  Inception (August 28, 1996) to December
     31, 1996...............................  $   50,400     $ (50,931)    $  387,741     $  3,563
  Year ended December 31, 1997..............     499,266        50,495        436,484       42,276
  Year ended December 31, 1998..............     521,920        65,226        509,059       52,350
EUROPE:
  Inception (August 28, 1996) to December
     31, 1996...............................  $       --     $      --     $       --     $     --
  Year ended December 31,1997...............     296,023      (289,490)       632,428       74,887
  Year ended December 31, 1998..............     512,239       (50,494)       945,644       78,011
ELIMINATIONS
  Inception (August 28, 1996 to December 31,
     1996)..................................  $       --     $      --     $       --     $     --
  Year ended December 31, 1997..............          --            --             --           --
  Year ended December 31, 1998..............      (2,231)           --             --           --
TOTAL:
  Inception (August 28, 1996) to December
     31, 1996...............................  $   50,400     $ (50,931)    $  387,741     $  3,563
  Year ended December 31, 1997..............     795,289      (238,995)     1,068,912      117,163
  Year ended December 31, 1998..............   1,031,928        14,732      1,454,703      130,361

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Sales by country of destination are as follows:

                                                                           YEAR ENDED
                                                    INCEPTION             DECEMBER 31,
                                               (AUGUST 28, 1996) TO   ---------------------
                                                DECEMBER 31, 1996       1997        1998
                                               --------------------   --------   ----------
United States................................        $38,003          $436,728   $  453,583
United Kingdom...............................            119           138,274      189,103
Sweden.......................................             --            45,168      105,331
Canada.......................................         11,549            54,555       47,880
Other........................................            729           120,564      236,031
                                                     -------          --------   ----------
          Total..............................        $50,400          $795,289   $1,031,928
                                                     =======          ========   ==========

     Long-lived assets by country are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              --------   ----------
United States...............................................  $215,654   $  248,065
United Kingdom..............................................   520,241      575,171
The Netherlands.............................................        --       66,275
Italy.......................................................        --      102,874
Canada......................................................    80,399       84,171
Other.......................................................        --       14,036
                                                              --------   ----------
          Total.............................................  $816,294   $1,090,592
                                                              ========   ==========

15. CONCENTRATION OF BUSINESS

     Sales to one customer were 27%, 39% and 32% of net revenues for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

16. STOCK OPTION PLANS

     On February 4, 1997, the Company adopted the 1997 Stock Option Plan (the "Option Plan"), pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards, and stock units (vesting stock awards) may be issued. A total of 8,409,782 shares of the Company's Common Stock will be reserved for issuance under the Stock Option Plan. The terms and vesting periods of the options granted are to be determined by the board of directors. All options granted under the Option Plan to date have ten year terms and vest over five year periods.

     The Company has also granted performance options ("the Performance Options") to certain key executives. The Performance Options are exercisable only on the occurrence of certain events. The exercise price for the Performance Options is initially equal to $1.00 per share for grants made during 1996 and 1997 and $1.22 per share for grants made during 1998 and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.08. The Performance Options terminate on the tenth anniversary date of the date of grant.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Option Plan. Had compensation cost for the Option Plan and the Performance Options been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Financial Accounting Standards No. 123, pro forma net loss for the years ended December 31, 1997 and 1998, would have been $(327,588) and $(84,961),

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
respectively. Pro forma basic and diluted loss per weighted average common share would have been $(1.83) and $(2.04) for December 31, 1997 and $(0.27) and $(0.30) for December 31, 1998.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions: (i) no dividend yield;
(ii) risk free interest rate of 5.5%; and (iii) expected life of 5 years.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts of compensation costs. Additional awards in future years are anticipated.

     Changes in the status of the Option Plan are summarized below:

                                                   WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE
                                                EXERCISE PRICE     OPTIONS     EXERCISE PRICE   OPTIONS
                                                  PER SHARE      OUTSTANDING     PER SHARE      VESTED
                                                --------------   -----------   --------------   -------
December 31, 1996.............................      $  --                --        $  --             --
  Granted.....................................       1.00         5,230,000           --             --
  Vested......................................       1.00                --         1.00        200,000
  Forfeited...................................       1.00           (25,000)          --             --
                                                                 ----------                     -------
December 31, 1997.............................       1.00         5,205,000         1.00        200,000
  Granted.....................................       1.22         3,085,000           --             --
  Vested......................................       1.00                --         1.00        726,000
  Forfeited...................................       1.02        (1,520,000)          --             --
  Exercised...................................       1.00           (15,000)        1.00        (15,000)
                                                                 ----------                     -------
December 31, 1998.............................      $1.10         6,755,000        $1.00        911,000
                                                                 ==========                     =======

     Changes in the status of the Performance Options are summarized below:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                              EXERCISE PRICE     OPTIONS     OPTIONS
                                                                PER SHARE      OUTSTANDING   VESTED
                                                              --------------   -----------   -------
August 28, 1996 (inception).................................      $1.00                --      --
  Granted...................................................       1.00         1,085,187      --
                                                                               ----------      --
December 31, 1996...........................................       1.00         1,085,187      --
  Granted...................................................       1.00         8,138,904      --
  Vested....................................................         --                --      --
  Forfeited.................................................         --                --      --
                                                                               ----------      --
December 31, 1997...........................................       1.00         9,224,091      --
  Granted...................................................       1.22         1,663,320      --
  Vested....................................................         --                --
  Forfeited.................................................                                   --
                                                                               ----------      --
December 31, 1998...........................................      $1.11        10,887,411      --
                                                                               ==========      ==

     Subsequent to December 31, 1998, 9,125,000 shares were granted under the Option Plan and 5,929,985 performance options were granted, all with $1.22 exercise prices.

     The weighted average grant-date fair value of options granted during 1997 and 1998 was $0.23 and $0.29 per share, respectively. All options outstanding under the Option Plan at December 31, 1998, have exercise prices between $1.00 and $1.22 per share and have weighted average remaining contractual lives of between 9 and 10 years.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Of the Performance Options outstanding at December 31, 1998, 998,371 and 7,618,007 and 1,663,320 have exercise prices of $1.17, $1.08 and $1.22, respectively, and have weighted average remaining contractual lives of between 9 and 10 years.

17. RETIREMENT PLANS

     The Company has a defined contribution retirement savings plan (the "Plan") covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 15% of compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company contributes 1% of employees salaries to the Plan and matches a percentage of the employees' deferrals. The Company may also elect to contribute an additional profit-sharing contribution to the Plan at the end of each year. The Company's contributions to the Plan were $0, $807 and $1,450 for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

     The Company and its subsidiaries have two defined benefit pension plans covering certain groups of employees in foreign countries. The benefits are based on years of services and final average salary. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined.

     Components of net pension expense are as follows:

                                                               1997      1998
                                                              -------   -------
Service cost (present value of benefits earned in the
year).......................................................  $ 1,821   $ 2,896
Interest cost on the projected benefit obligation...........    2,699     3,741
Expected return on assets...................................   (6,970)   (4,872)
Net amortization and deferral...............................    4,016        --
                                                              -------   -------
Net periodic pension costs..................................  $ 1,566   $ 1,765
                                                              =======   =======

     The following table sets forth a reconciliation of the projected benefit obligation:

                                                               1997      1998
                                                              -------   -------
Projected benefit obligation, beginning of year.............  $    --   $54,469
Acquisitions................................................   44,977        --
Service cost (present value of benefits earned in the
  year).....................................................    1,821     2,896
Interest cost on the projected benefit obligation...........    2,699     3,741
Plan participant's contributions............................    1,347     2,031
Actuarial (gain)/loss.......................................    4,165     3,915
Benefits paid...............................................     (540)     (980)
Translation.................................................       --       397
                                                              -------   -------
Projected benefit obligation, end of year...................  $54,469   $66,469
                                                              =======   =======

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The following table sets forth a reconciliation of the plan assets:

                                                               1997      1998
                                                              -------   -------
Fair value of plan assets, beginning of year................  $    --   $53,434
Acquisitions................................................   43,675        --
Actual return on plan assets................................    6,976     2,980
Employer contributions......................................    1,976     2,841
Plan participant's contributions............................    1,347     2,031
Benefits paid...............................................     (540)     (980)
Translation.................................................       --       389
                                                              -------   -------
Fair value of plan assets, end of year......................  $53,434   $60,695
                                                              =======   =======

     The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheet:

                                                               1997      1998
                                                              -------   -------
Projected benefit obligation................................  $54,469   $66,469
Plan assets at fair value, primarily equity and fixed-income
  securities................................................   53,434    60,695
                                                              -------   -------
Plan assets less than projected benefit obligation..........   (1,035)   (5,774)
Unrecognized net actuarial loss.............................      142     5,950
Adjustment required to recognize minimum liability..........       --    (1,916)
                                                              -------   -------
Net pension liability.......................................  $  (893)  $(1,740)
                                                              =======   =======

     The principal assumptions used are as follows:

                                                               1997      1998
                                                              PERCENT   PERCENT
                                                              -------   -------
Weighted average discount rates.............................   6.75%     5.50%
Long term rate of return on plan assets.....................   8.75%     8.00%
Salary Growth...............................................   4.75%     4.25%
Pension Increases...........................................   3.00%     2.50%

18. RESEARCH AND DEVELOPMENT

     Research, development and engineering expenditures for the creation and application of new products and processes were approximately $500, $10,800 and $13,400 for the period from inception (August 28, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

19. RELATED PARTY TRANSACTIONS

     In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement and a Financial Advisory Agreement (together herein defined as the "Agreements") with Hicks Muse (a shareholder and affiliate of the Company) pursuant to which the Company paid Hicks Muse a cash fee of $5,013, $10,400 and $2,463 for the period from inception (August 28, 1996) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively, as compensation for financial advisory services. The fees have been allocated to acquisition costs and the debt and equity securities issued in connection with the Acquisitions. The Agreements further provide that the Company shall pay Hicks Muse an annual fee of $1,750 for ten years of monitoring and oversight services, adjusted annually at the end of each fiscal year to an amount equal to .2% of the budgeted consolidated net sales of the Company, but in no

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
event less than $1,750 annually. The obligation under the Agreement and the related direct acquisition costs have been recorded in the consolidated balance sheet and will be amortized over the estimated useful life.

     Pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and the Company entered into a Reimbursement Obligation which requires it to pay a portion of the principal and interest on the Chips Loan Notes in the event such notes are called. In April 1998, the holders of the Chips Loan Notes redeemed $152,188 of the Chips Loan Notes. As such, $118,250 of cash held by Bisto Fundings, Inc. was paid to the holders of the Chips Loan Notes. The remaining $33,938 was paid to the holders of the Chips Loan Notes by the Company. The Company's remaining portion of the Chips Loan Notes at December 31, 1998 is $285,312 (see Note 8).

20. EXTRAORDINARY ITEM

     During the year ended December 31, 1997, the Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

21. EARNINGS PER SHARE

     Basic earnings per common share amounts are computed using the weighted average number of common shares outstanding during the year. Basic earnings per weighted average common share are computed as follows:

                                   INCEPTION                                       NINE MONTHS ENDED
                               (AUGUST 28, 1996)   YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                TO DECEMBER 31,    -------------------------   -------------------------
                                     1996             1997          1998          1998          1999
                               -----------------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
Loss before cumulative effect
of a change in accounting
principle and extraordinary
item.........................      $ (48,742)      $  (319,692)  $   (84,783)  $   (60,584)  $   (76,325)
Plus paid-in-kind dividends
  and accretion on preferred
  stock......................             --            (3,298)       (3,735)       (2,757)       (3,129)
Less loss attributable to
  Class A common
  shareholders...............          5,858            38,643         9,457         6,868         7,179
Less loss attributable to
  Class A Series II common
  shareholders...............             --                --         1,040           618         2,736
                                   ---------       -----------   -----------   -----------   -----------
Loss available to common
  shareholders before
  cumulative effect of a
  change in accounting
  principle and extraordinary
  item.......................      $ (42,884)      $  (284,347)  $   (78,021)  $   (55,855)  $   (69,539)
                                   =========       ===========   ===========   ===========   ===========
Basic weighted average common
  shares outstanding.........      8,640,001       159,044,456   289,235,025   284,772,762   340,735,656
                                   =========       ===========   ===========   ===========   ===========
Basic loss per weighted
  average common share before
  cumulative effect of a
  change in accounting
  principle and extraordinary
  item.......................      $   (4.96)      $     (1.79)  $     (0.27)  $     (0.20)  $     (0.20)
                                   =========       ===========   ===========   ===========   ===========
Basic net loss per weighted
  average common share.......      $   (4.96)      $     (1.83)  $     (0.27)  $     (0.20)  $     (0.25)
                                   =========       ===========   ===========   ===========   ===========

     Losses attributable to Class A and Class A Series II are calculated on a one to one basis using the weighted average shares outstanding before conversion as these classes have identical rights and privileges with respect to dividends and voting as the common shares.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Diluted earnings per weighted average common share are computed as follows:

                                   INCEPTION                                       NINE MONTHS ENDED
                               (AUGUST 28, 1996)   YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                TO DECEMBER 31,    -------------------------   -------------------------
                                     1996             1997          1998          1998          1999
                               -----------------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
Loss before cumulative effect
of a change in accounting
principle and extraordinary
item.........................      $ (48,742)      $  (319,692)  $   (84,783)  $   (60,584)  $   (76,325)
Plus paid-in-kind dividends
  and accretion on preferred
  stock......................             --            (3,298)       (3,735)       (2,757)       (3,129)
                                   ---------       -----------   -----------   -----------   -----------
Loss available to common
  shareholders...............      $ (48,742)      $  (322,990)  $   (88,518)  $   (63,341)  $   (79,454)
                                   =========       ===========   ===========   ===========   ===========
Weighted average common
  shares outstanding.........      8,640,001       159,044,456   289,235,025   284,772,762   340,735,656
Common shares assuming
  conversion of Class A and
  Class A Series II..........         71,726         3,144,948     2,782,141     3,397,939       923,945
                                   ---------       -----------   -----------   -----------   -----------
Diluted weighted average
  common shares
  outstanding................      8,711,727       162,189,404   292,017,166   288,170,701   341,659,601
                                   =========       ===========   ===========   ===========   ===========
Diluted loss per weighted
  average common share before
  cumulative effect of a
  change in accounting
  principle and extraordinary
  item.......................      $   (5.60)      $     (1.99)  $     (0.30)  $     (0.22)  $     (0.23)
                                   =========       ===========   ===========   ===========   ===========
Diluted net loss per weighted
  average common share.......      $   (5.60)      $     (2.04)  $     (0.30)  $     (0.22)  $     (0.28)
                                   =========       ===========   ===========   ===========   ===========

     Shares assumed in the conversion of Class A and Class A Series II are calculated on an as if converted basis using the formula set forth in the Company's Certificate of Incorporation, which yields a less than one to one ratio.

     As a result of losses incurred during the period August 28, 1996 to December 31, 1996; years ended December 31, 1997, 1998, and the nine months ended September 30, 1998 and 1999, the following potentially dilutive securities were not included in diluted earnings per share because their inclusion would be anti-dilutive:

                                      INCEPTION            YEARS ENDED            NINE MONTHS ENDED
                                   (AUGUST 1996 TO         DECEMBER 31,             SEPTEMBER 30,
                                    DECEMBER 31)      ----------------------   -----------------------
                                        1996            1997         1998         1998         1999
                                  -----------------   ---------   ----------   ----------   ----------
                                                                                     (UNAUDITED)
Performance options.............      1,085,187       9,224,091   10,887,411   10,887,411   16,817,396
Stock options...................             --       5,205,000    6,755,000    6,755,000   14,577,000
Stock warrants..................             --              --           --           --      819,872

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

22. ACCOUNTING CHANGE (UNAUDITED)

     In April 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. Effective January 1, 1999, the Company adopted SOP 98-5 and accordingly recorded a cumulative effect of a change in accounting principle for the write-off of the net book value of start-up costs as of January 1, 1999.

23. SUBSEQUENT EVENTS (UNAUDITED)

     During 1999, the Company's management performed a comprehensive review of the strategic position of its individual business units, which resulted in plant shutdowns, downsizing and consolidation of certain facilities. The Company has also assessed the carrying value of long-lived assets, including goodwill and other acquired intangibles. The assessment has identified three groups of assets whose values are impaired. The groups of assets relate to long-lived assets acquired from the Forward, Zincocelere, and ISL acquisitions. While the impairment amount has not yet been determined, the Company expects to record a charge in the fourth quarter of 1999.

     The Company intends to effect a transfer to the Company's existing stockholders of all of the capital stock of certain businesses ("NewCo") in Europe. NewCo consists primarily of the operations formerly conducted by Forward, Zincocelere, ISL and Viasystems Sweden. In consideration for the transfer, NewCo will deliver a note payable to the Company for approximately $150,000, which will be accounted for as a reduction of stockholders' equity. The Company has signed a letter of intent to acquire all of the outstanding shares of Wirekraft Industries, Inc., a wholly owned subsidiary of International Wire Group, Inc., which manufactures and assembles wire harness products. The purchase price is approximately $210,000 in cash. These transactions are expected to occur immediately prior to the Company's anticipated initial public offering. The Company and International Wire Group, Inc. are considered entities under common control. Accordingly, the acquisition will be accounted for on an "as if pooling", with the excess purchase price over book value acquired being accounted for as a distribution to the Company's shareholders.

                                AUDITORS' REPORT

To The Directors of Circo Craft Co. Inc.

     We have audited the consolidated statements of earnings, retained earnings and changes in financial position of Circo Craft Co. Inc. for the nine-month period ended September 30, 1996. These statements are the responsibility of the company's management. Our responsibility is to express an opinion on these statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation.

     In our opinion, these consolidated statements of earnings, retained earnings and changes in financial position present fairly, in all material respects, the results of operations of the Company and the changes in its financial position for the nine-month period then ended in accordance with generally accepted accounting principles in Canada.

                                            Coopers & Lybrand
                                            General Partnership
                                            Chartered Accountants

Montreal, Quebec
December 20, 1996

                              CIRCO CRAFT CO. INC.

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                     NINE MONTH
                                                                    PERIOD ENDED
                                                                 SEPTEMBER 30, 1996
                                                               ----------------------
                                                               (THOUSANDS OF DOLLARS)
Balance -- Beginning of period..............................           43,909
Net earnings for the period.................................            1,974
                                                                       ------
Balance -- End of period....................................           45,883
                                                                       ======

                              CIRCO CRAFT CO. INC.

                       CONSOLIDATED STATEMENT OF EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                    NINE MONTH
                                                                   PERIOD ENDED
                                                                SEPTEMBER 30, 1996
                                                              ----------------------
                                                              (THOUSANDS OF DOLLARS)
Sales.......................................................         129,633
Cost of sales...............................................         101,532
                                                                     -------
Operating margin............................................          28,101
                                                                     -------
Selling, general and administrative expenses................           7,969
                                                                     -------
Other expenses (income)
  Depreciation of fixed assets..............................           8,456
  Interest on long-term debt................................             646
  Interest income...........................................            (880)
  Expenses related to sale (note 9).........................           5,907
                                                                     -------
                                                                      14,129
                                                                     -------
Earnings before income taxes and non-controlling interest...           6,003
Provision for income taxes (note 4).........................           3,847
                                                                     -------
Earnings before non-controlling interest....................           2,156
Non-controlling interest....................................             182
                                                                     -------
Net earnings for the period.................................           1,974
                                                                     =======

                              CIRCO CRAFT CO. INC.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                    NINE MONTH
                                                                   PERIOD ENDED
                                                                SEPTEMBER 30, 1996
                                                              ----------------------
                                                              (THOUSANDS OF DOLLARS)
Operating activities
  Net earnings for the period...............................           1,974
     Non-cash items --
       Depreciation of fixed assets.........................           8,456
       Deferred income taxes................................           1,050
       Gain on sale of fixed assets.........................            (716)
       Non-controlling interest.............................             182
                                                                     -------
                                                                      10,946
  Cash provided by (used for) non-cash operating working
     capital items..........................................           7,191
                                                                     -------
                                                                      18,137
                                                                     -------
Financing activities
  Increase in long-term debt................................           4,186
  Repayment of long-term debt...............................          (3,187)
  Decrease in non-controlling interest......................          (2,608)
  Issue of common shares....................................           4,047
                                                                     -------
                                                                       2,438
                                                                     -------
Investing activities
  Acquisition of fixed assets...............................         (13,058)
  Proceeds from sale of fixed assets........................           1,018
                                                                     -------
                                                                     (12,040)
                                                                     -------
Increase in cash............................................           8,535
Cash -- beginning of period.................................          17,730
                                                                     -------
Cash -- end of period.......................................          26,265
                                                                     =======
  Represented by --
     Cash and short-term deposits...........................          28,438
     Bank indebtedness......................................          (2,173)
                                                                     -------
                                                                      26,265
                                                                     =======

                              CIRCO CRAFT CO. INC.

                        NOTES TO CONSOLIDATED STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
1. ACCOUNTING POLICIES

     The consolidated statements of earnings, retained earning and changes in financial position have been prepared in accordance with accounting principles generally accepted in Canada and include the following significant accounting policies:

     PRINCIPLES OF CONSOLIDATION

     The consolidated statements of earnings, retained earnings and changes in financial position include the accounts of the company and its wholly owned subsidiary, Circo Caribe Corporation ("Circo Caribe"). All significant intercompany transactions have been eliminated on consolidation.

     INVENTORIES

     Inventories are valued at the lower of cost and market. Cost is determined using the first-in, first-out method for raw materials. The cost of work in process inventories and finished goods includes the cost of raw materials, direct labour and applicable manufacturing overhead, excluding depreciation. Market is defined as replacement cost for raw materials, and as net realizable value for work in process and finished goods.

     FIXED ASSETS AND DEPRECIATION

     Fixed assets are recorded at cost less applicable investment tax credits, government grants and accumulated depreciation. Assets under capital leases are included in fixed assets. Depreciation is computed using the straight-line method at the following annual rates:

Buildings...................................................      2 1/2%
Machinery and equipment.....................................  15% - 33 1/3%
Leasehold improvements......................................         10%

     REVENUE RECOGNITION

     Sales and related cost of sales are included in income when goods are delivered to the customer in accordance with the delivery terms.

     FOREIGN CURRENCY

     Foreign currency transactions and balances including those of Circo Caribe, an integrated foreign subsidiary, are translated using the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at exchange rates in effect as at the balance sheet date and non-monetary assets and liabilities at the exchange rates prevailing when the assets were acquired and liabilities incurred. Sales and expenses, with the exception of depreciation and amortization, are translated at average monthly rates. Depreciation and amortization are translated at the rates used in the translation of the relevant asset accounts. Translation gains and losses are included in determining net earnings in the period in which the exchange rate changes except for gains and losses on long-term debt, which are deferred and amortized over the remaining life of the debt.

     INCOME TAXES

     The company follows the tax allocation method in providing for income taxes. Deferred income taxes result primarily from the difference between capital cost allowance claimed for income tax purposes and depreciation recorded for accounting purposes.

                              CIRCO CRAFT CO. INC.

2. NON-CONTROLLING INTEREST

     The Economic Development Bank for Puerto Rico (EDB) subscribed to 150,000 Class A Preferred shares of Circo Caribe (EDB shares) for a total amount of U.S. $1,500,000. The EDB shares have a par value of U.S. $10 per share and carry a cumulative preferential annual dividend of 7.5% on the par value thereof, payable on a semi-annual basis. EDB shares carry no voting rights.

3. CAPITAL STOCK

     (a) As at September 30, 1996, the authorized capital stock consists of the following in an unlimited number:

          First Preferred shares, without nominal or par value, issuable in series

          Second Preferred shares, without nominal or par value, issuable in series

          Common shares, without nominal or par value

     The directors are responsible for defining the rights, privileges, restrictions and conditions attached to each series of the First and Second Preferred shares upon their issuance.

     (b) The issued and paid capital stock consists of the following:

                                                                   SEPTEMBER 30,
                                                                        1996
                                                               ----------------------
                                                               (THOUSANDS OF DOLLARS)
16,069,300 common shares....................................           41,823
1,200,000 Second Preferred shares, Series A (note 3(c)).....               --
156,000 Second Preferred shares, Series B (note 3(c)).......               --
2,556,000 Second Preferred shares, Series C (note 3(c)).....               --
                                                                       ------
                                                                       41,823
                                                                       ======

     (c) The company issued Second Preferred shares, Series A, B and C in connection with the financial assistance amounting to $1,200,000 in 1986, $78,000 in 1988, $78,000 in 1990, $852,000 in 1991, $852,000 in 1992 and
$852,000 in 1993, received from the Government of Quebec for costs incurred in the installation of facilities. Such shares are non-voting and are entitled to receive, as and when declared, an aggregate non-cumulative preferential dividend of $1 and upon liquidation, to receive an aggregate amount of $1. The company issued such shares for the purposes of such financial assistance and will repurchase such shares at their issue price of $1 per share upon request of the holder thereof if the majority of the common shares or more than half of the assets of the company are transferred, within five years following the granting of such financial assistance, to an enterprise whose head office is not located in the Province of Quebec or to an individual who does not reside therein unless prior approval is obtained from the holder of such Preferred shares. The proceeds from these issues were deducted from the cost of certain fixed assets.

     Subsequent to September 30, 1996, pursuant to an agreement with the Government of Quebec, the company repurchased and cancelled all of the issued Second Preferred shares, Series A, B and C for a total cash consideration of $752,400. As at September 30, 1996, the company recorded a provision for the share repurchase as an increase to the cost of certain fixed assets, which had been previously reduced upon receiving the Government of Quebec grant.

     (d) On September 28, 1996, the company issued 317,100 common shares to the Economic Development Bank for Puerto Rico in exchange for the 150,000 Class A Preferred shares it previously held in Circo Caribe.

                              CIRCO CRAFT CO. INC.

The value attributed to the common shares issued corresponds to the redemption price of the shares of Circo Caribe received, which was $2,044,950 (U.S. $1,500,000).

     (e) In 1995, the company established a Key Employee Stock Option Plan (the "Plan"). The maximum number of common shares that may be issued under the Plan shall not exceed 1,250,000 common shares. In 1996, the company issued 317,000 common shares for a total cash consideration of $2,002,225 upon exercise of options granted in 1995 and 1996 under this Plan. There were no outstanding options as at September 30, 1996.

4. INCOME TAXES

     (a) The company's provision for income taxes includes the following:

                                                                    NINE MONTH
                                                                   PERIOD ENDED
                                                                SEPTEMBER 30, 1996
                                                              ----------------------
                                                              (THOUSANDS OF DOLLARS)
Current.....................................................           2,797
Deferred....................................................           1,050
                                                                      ------
                                                                       3,847
                                                                      ======

     (b) The company's effective income tax rate is as follows:

                                                                       1996
                                                                        %
                                                                       ----
Combined basic federal and provincial income tax rate.......           45.09
Increase (decrease) in income tax rate resulting from:
  Active business income deduction..........................           (7.35)
  Manufacturing and processing deduction....................           (7.00)
  Non-deductible expenses...................................           12.82
  Surtax....................................................            1.12
  Other.....................................................            2.07
                                                                      ------
Combined Canadian rates.....................................           46.75
Unrecognized (recognized) income tax benefits of Circo
  Caribe....................................................           17.33
                                                                      ------
                                                                       64.08
                                                                      ======

     (c) Circo Caribe obtained a fifteen-year tax exemption grant under the 1987 Puerto Rico Tax Incentives Act. The grant expires in December 2011 and provides a 90% exemption on industrial development income and property taxes.

5. MAJOR CUSTOMERS

     Approximately 26%, 19%, and 10%, respectively, of the company's sales were to three unrelated multinational corporations which have multiple divisions responsible for their own purchasing decisions.

6. BUSINESS AND GEOGRAPHIC SEGMENT

     The company's operations are concentrated in the manufacturing of printed circuits, with facilities located in Canada and Puerto Rico selling to a diversified base of manufacturers in the telecommunications,

                              CIRCO CRAFT CO. INC.

computer, automotive, and industrial electronics markets throughout North America. Information concerning the company's business by geographic segment is as follows:

                                                   CANADA        PUERTO RICO    CONSOLIDATED
                                                 NINE MONTH      NINE MONTH      NINE MONTH
                                                PERIOD ENDED    PERIOD ENDED    PERIOD ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                    1996            1996            1996
                                                -------------   -------------   -------------
                                                           (THOUSANDS OF DOLLARS)
Sales to external customers...................     109,756         19,877          129,633
                                                   =======         ======          =======
Inter-segment sales...........................         678            775               --
                                                   =======         ======          =======
Earnings (loss) before income taxes and non-
  controlling interest........................       8,228         (2,225)           6,003
                                                   =======         ======          =======

     Export sales amounted to approximately 66% of the company's total sales to external customers.

7. UNITED STATES ACCOUNTING PRINCIPLES

     The consolidated statements of earnings, retained earnings and changes in financial position have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In certain respects, Canadian GAAP differs from accounting principles generally accepted in the United States ("U.S. GAAP").

     NET EARNINGS

     (a) The following summary sets out the material adjustments to the company's reported net earnings, which would be made in order to conform to U.S.
GAAP:

                                                                   NINE MONTH
                                                                  PERIOD ENDED
                                                               SEPTEMBER 30, 1996
                                                               ------------------
                                                                 (THOUSANDS OF
                                                                    DOLLARS)
Net earnings for the period under Canadian GAAP.............         1,974
U.S. GAAP adjustments:
  Translation gains and losses (note 8(b))..................          (103)
  Income taxes (note 8(c))..................................           167
                                                                     -----
Net earnings (loss) for the period under U.S. GAAP..........         2,038
                                                                     =====

     (b) Under Canadian GAAP, translation gains and losses arising on the translation, at exchange rates prevailing at the balance sheet date, of long-term debt denominated in foreign currency are deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such gains and losses are included in the statement of earnings in the period in which the exchange rate changes.

     (c) Under Canadian GAAP, the company follows the tax allocation method in providing for income taxes while under U.S. GAAP the liability method would be used. Under this method, deferred income taxes are calculated on the difference between accounting and tax values of the assets and liabilities. The current tax rate is used to calculate deferred income taxes at the balance sheet date. Deferred tax assets arising from losses and temporary differences are subject to a valuation allowance whenever it is more likely that the assets will not be realized.

     (d) Under Canadian GAAP, costs of providing life insurance and health care benefits to employees after retirement are recognized as incurred while under U.S. GAAP these costs are accrued during the employees'

                              CIRCO CRAFT CO. INC.

years of active service. This difference in GAAP would not result in a material change to the company's consolidated statements of earnings, retained earnings and changes in financial position.

     CASH FLOWS

     (e) Under U.S. GAAP, the following amounts would be reported:

                                                                   NINE MONTH
                                                                  PERIOD ENDED
                                                               SEPTEMBER 30, 1996
                                                               ------------------
                                                                 (THOUSANDS OF
                                                                    DOLLARS)
Net cash provided by operating activities...................         18,034
Net cash provided by financing activities...................          1,222
Net cash used in investing activities.......................        (14,444)
                                                                    -------
Net increase in cash........................................          4,812
                                                                    -------
Cash at the end of the period...............................         21,412
                                                                    =======

     (f) Canadian GAAP allows the disclosure of a subtotal of the amount of cash provided by operating activities before cash provided by non-cash operating working capital items. U.S. GAAP requires a statement of cash flows without subtotal.

     (g) Under U.S. GAAP, the definition of cash in the statement of cash flows would exclude short-term deposits with original maturities of three months or more and bank indebtedness, which amounted to $8,000,000 and $3,147,000, respectively as at September 30, 1996. Under U.S. GAAP, changes in short-term deposits with original maturities of three months or more would be disclosed as an investing activity and changes in bank indebtedness would be disclosed as a financing activity.

     (h) Machinery and equipment financed through capital leases are included as financing and investing activities in the consolidated statement of changes in financial position under Canadian GAAP but would be excluded from a statement of cash flows under U.S. GAAP. New capital leases amounted to $2,096,000 for the nine-month period ended September 30, 1996.

     OTHER DISCLOSURE

     (i) The disclosure of the following amounts is required under U.S. GAAP:

                                                                NINE MONTH
                                                               PERIOD ENDED
                                                               SEPTEMBER 30,
                                                                   1996
                                                               -------------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Research and development expenses...........................       3,495
Payments under operating leases.............................         799
Payments under capital leases...............................       1,713
Interest paid...............................................         631
Income taxes paid...........................................       3,931

     (j) The company maintains defined contribution pension plans for certain key employees. The plan allows for employee contributions for a maximum of $11,500, subject to certain legal limitations, of which the company contributes 100%. Under both U.S. GAAP and Canadian GAAP, company contributions are expensed when incurred. The company's contributions for the nine-month period ended September 30, 1996 were $105,000.

                              CIRCO CRAFT CO. INC.

     (k) As at September 30, 1996, Circo Caribe had net operating loss carryforwards of approximately U.S.$5,400,000, which expire from 2000 to 2003.

8. COMMITMENTS

     Circo Caribe leases its manufacturing facilities in Puerto Rico under an operating lease with the Puerto Rico Industrial Development Corporation, which expires on December 31, 2002. Future lease payments will aggregate U.S.$3,048,000, including the following amounts, over the next five years:

                                                               (THOUSANDS OF
                                                               U.S. DOLLARS)
                                                               -------------
1997........................................................        508
1998........................................................        508
1999........................................................        508
2000........................................................        508
2001........................................................        508

9. SUBSEQUENT EVENT

     On October 1, 1996, the company was acquired and, effective November 8, 1996, was amalgamated with its new parent company, HMTF Canada Acquisition Inc. under the provisions of Part IA of the Companies Act (Quebec). Combined operations have continued under the name of Circo Craft Co. Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Lucent Technologies, Inc.
Berkeley Heights, New Jersey

and

The Board of Directors
Viasystems Group, Inc.
St. Louis, Missouri:

     We have audited the accompanying statement of operations of the Interconnection Business (the "Business") of the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc. ("Lucent") for the period January 1, 1996 through November 30, 1996. This statement is the responsibility of Lucent's management. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statement was prepared to present the results of operations of the Business pursuant to the acquisition agreement described in
Note 1, and are not intended to be a complete presentation of the Business' results of operations or cash flows.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the statement of operations of the Business for the period January 1, 1996 through November 30, 1996, pursuant to the acquisition agreement referred to in Note 1, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.
St. Louis, Missouri
February 21, 1997

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                                JANUARY 1,
                                                                  1996,
                                                                 THROUGH
                                                               NOVEMBER 30,
                                                                   1996
                                                               ------------
Net sales...................................................     $325,102
Operating expenses:
  Cost of goods sold........................................      244,313
  Selling, general and administrative.......................       27,567
  Research and development..................................        7,225
  Depreciation and amortization.............................       18,317
                                                                 --------
     Operating income (loss)................................       27,680
Other income (expenses):
  Other income..............................................          228
  Interest expense..........................................         (917)
                                                                 --------
     Income (loss) before income taxes......................       26,991
  Provision (benefit) for income taxes......................       10,257
                                                                 --------
          Net income (loss).................................     $ 16,734
                                                                 ========

    The accompanying notes are an integral part of the financial statement.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                          NOTES TO FINANCIAL STATEMENT
                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND BASIS OF PRESENTATION:

     Pursuant to an Acquisition Agreement (the "Agreement") dated November 26, 1996, between Viasystems Technologies Corp. ("Viasystems Technologies"), a wholly owned subsidiary of Viasystems Group, Inc., and Lucent Technologies, Inc. ("Lucent"), Viasystems Technologies agreed to acquire certain assets and assume certain liabilities from the Microelectronics Group, Interconnection Technologies Unit (the "Business") of Lucent in exchange for consideration totaling $200,000. The Business designs, manufactures and markets printed circuit boards, backplanes and related products and components for the telecommunications and computer-related markets. The effective date of the Agreement is December 1, 1996.

     The Business' financial statements are derived from the historical books and records of the Microelectronics Group, Interconnection Technologies Unit of Lucent and present assets sold and liabilities assumed and the results of operations of the Business related to the acquisition by Viasystems Technologies. The historical operating results may not be indicative of the results after the acquisition by Viasystems Technologies. No statement of cash flows has been presented since any computation of historical cash flow data for the Business would be based on arbitrary assumptions of the financial information necessary to prepare such data and, in the opinion of management, would not be meaningful.

     The Business' financial statements include allocations of certain expenses that have historically been accounted for by Lucent based on allocation methods that depend on the nature of the account. For those costs that are labor intensive, such as research and development, allocations are made based on forecasted head count percentages. Most other costs are allocated based on forecasted sales. Many of the marketing and sales costs are negotiated each year between the department providing the service and the individual business unit. The percentage of the negotiated cost of the business unit to the total negotiated cost for that service is applied to the actual cost each month and allocated to the individual business units. A portion of the operating expenses are incurred at the Richmond Works location, particularly product management, transportation and local research and development. These expenses are allocated to the Business using estimates calculated by the department's manager. Some transportation expense is based on specific service contracts when they can be identified.

     Allocated expenses include certain direct and indirect selling, marketing, and research and development costs from the Microelectronics Group and services from Lucent. Services from Lucent represent the allocated costs for services such as employee benefits, human resources, labor relations, corporate tax and business planning and overhead expenses, public relations, legal services, environmental management, data processing and training.

     Lucent's management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENT -- (CONTINUED)

     The allocations and other components of cost of sales and selling, general and administrative expenses are as follows:

                                                                PERIOD FROM
                                                              JANUARY 1, 1996
                                                                  THROUGH
                                                               NOVEMBER 30,
                                                                   1996
                                                              ---------------
Allocated cost of sales.....................................     $  6,004
Other cost of sales.........................................      238,309
                                                                 --------
                                                                 $244,313
                                                                 ========
Allocated selling expense...................................     $  3,494
Other selling expense.......................................        2,472
Allocated general and administrative........................        8,706
Other general and administrative............................       12,895
                                                                 --------
                                                                 $ 27,567
                                                                 ========
Allocated research and development..........................     $     --
Other research and development..............................        7,225
                                                                 --------
                                                                 $  7,225
                                                                 ========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the report period. Actual results could differ from those estimates.

     B. Revenue Recognition: Sales and related costs of goods sold are included in income when goods are shipped to the customer.

     C. Income Taxes: The Business is not a separate taxable entity for federal, state, or local income tax purposes. The Business' operations are included in the consolidated Lucent tax returns. Lucent has historically allocated income taxes to the Business using an assumed statutory tax rate in effect without consideration to segregating current and deferred income taxes. In addition, the statutory tax rate has not been reduced for research and development or other tax credits, if any, as these amounts cannot be separately determined for the Business. Accordingly, the provision for income taxes is based on an assumed combined federal and state statutory rate of 38% for each year presented, but current and deferred portions of the provision have not been determined.

     D. Research and Development Costs: Research and development costs are charged to expense when incurred.

3. TRANSACTIONS WITH AFFILIATES:

     The Business through the normal course of business, conducts transactions with Lucent and its affiliates. In addition to the various allocated costs and expenses described in Note 1, the majority of the Business' net sales is with Lucent affiliated entities.

     The Business' sales to Lucent and its affiliates were $295,189 for the period January 1, 1996 through November 30, 1996.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENT -- (CONTINUED)

     The cost of sales related to the sales to Lucent and its affiliates were $232,276 for the period January 1, 1996 through November 30, 1996.

     Receipts, disbursements and the net cash position of the Business have been managed by the Microelectronics Group through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business flow through the Microelectronics Group. There is no direct interest cost allocation to the Business with respect to borrowings, if any, and, accordingly, the Statements of Operations do not include any financing costs.

4. EMPLOYEE BENEFIT PLANS:

     A. Pension Plans: The Business participates in noncontributory defined benefit plans sponsored by Lucent covering substantially all employees. Benefits for management employees are principally based on career average pay. Benefits for occupational employees are not directly pay-related. Information required pursuant to SFAS No. 87, Employer's Accounting for Pensions, including the funded status of the plans is not available for the Business as a separate entity.

     Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants. Pension cost is computed using the projected unit credit method and an assumed long-term rate of return on plan assets of 9% in 1996.

     B. Savings Plans: The Business participates in savings plans sponsored by Lucent covering the majority of employees. The plans allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Lucent matches a percentage of the employee contributions up to certain limits.

     C. Postretirement Benefit Plans: The Business participates in benefit plans for retirees, which include health care benefits, life insurance coverage and telephone concessions sponsored by Lucent. Lucent adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, effective January 1, 1993. This Standard requires that estimated future retiree benefits be accrued for during the years the employees are working and accumulating these benefits. Information required pursuant to SFAS No. 106, including the net periodic postretirement benefit cost and information on the funded status of the plan, is not available for the Business as a separate entity.

     The costs of these plans were allocated to the Business on the basis of salaries, the majority of which are included in cost of sales. Benefit costs included in cost of sales were approximately $6,200 for the period January 1, 1996 through November 30, 1996.

5. COMMITMENTS:

     In conjunction with the Agreement, Lucent and Viasystems Technologies have entered into certain contractual arrangements whereby Lucent has agreed to provide to Viasystems Technologies manufacturing, labor and support services. Lucent and Viasystems Technologies have also entered into a supply agreement effective through December 31, 2001, which shall extend through December 31, 2003 in the event Viasystems Technologies has in all material respects satisfied the Performance Metrics (as defined) of the supply agreement. Such agreement shall continue thereafter until terminated by either party upon eighteen months prior written notice.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Termbray Industries International (Holdings)
Limited.

     We have audited the accompanying combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited ("PCB Division") as of 31st March 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended 31st March 1999, all expressed in Hong Kong Dollars. These combined financial statements are the responsibility of the management of the PCB Division. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in Hong Kong, which are similar to those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements audited by us present fairly, in all material respects, the financial position of the PCB Division at 31st March 1999, and the results of its operations and cash flows for the year ended 31st March 1999, in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the combined net income expressed in Hong Kong Dollars for the year ended 31st March 1999 and the determination of combined divisional equity also expressed in Hong Kong Dollars at 31st March 1999 to the extent summarised in note 18 to the combined financial statements.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong, 24th September 1999

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                          COMBINED STATEMENT OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net sales...................................................   3     1,341,199
Cost of inventories sold....................................          (934,387)
                                                                     ---------
Gross profit................................................           406,812
Operating expenses
  Salaries and related costs................................           (35,278)
  Sales and marketing expenses..............................           (31,259)
  General and administrative expenses.......................           (65,731)
                                                                     ---------
Income from operations......................................           274,544
Bank interest income........................................             4,607
Interest expense............................................           (28,577)
Other non-operating income..................................            19,592
                                                                     ---------
Income before taxation......................................   4       270,166
Provision for income taxes..................................   5       (23,616)
                                                                     ---------
Net income..................................................           246,550
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                             COMBINED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Current assets
  Cash and cash equivalents.................................            65,808
  Trade accounts receivable, net............................           206,085
  Inventories, net..........................................    7      185,759
  Prepaid expenses and other assets.........................            58,546
  Due from former related companies.........................    8      174,099
                                                                     ---------
          Total current assets..............................           690,297
          Fixed assets, net.................................    9      799,032
                                                                     ---------
          Total assets......................................         1,489,329
                                                                     =========

                       LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Trade accounts payable....................................           133,780
  Bills payable.............................................            24,528
  Other liabilities and accrued charges.....................            44,059
  Current portion of long-term liabilities..................   10      103,787
  Bank loans and overdrafts.................................            42,024
  Income taxes payable......................................             5,943
                                                                     ---------
          Total current liabilities.........................           354,121
Long-term liabilities
  Long-term loans, net of current portion...................   10       34,899
  Deferred taxation.........................................   11       22,503
                                                                     ---------
          Total liabilities.................................           411,523
Shareholders' equity
  Divisional capital........................................   12       15,020
  Retained profits..........................................   13    1,062,786
                                                                     ---------
          Total divisional equity...........................         1,077,806
                                                                     ---------
          Total liabilities and divisional equity...........         1,489,329
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

               COMBINED STATEMENT OF CHANGES IN DIVISIONAL EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                  ORDINARY SHARES        NON-VOTING DEFERRED SHARES
                             -------------------------   ---------------------------
                              NUMBER OF                   NUMBER OF                                  TOTAL
                               SHARES        AMOUNT         SHARES         AMOUNT      RETAINED    DIVISIONAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING    OUTSTANDING     PROFITS      EQUITY
                             -----------   -----------   ------------   ------------   ---------   ----------
                                               HK$                          HK$           HK$         HK$
Balance at 1st April
1998.......................   1,020,007      10,020         50,002         5,000         816,236     831,256
Net income.................          --          --             --            --         246,550     246,550
                              ---------      ------         ------         -----       ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020         50,002         5,000       1,062,786   1,077,806
                              =========      ======         ======         =====       =========   =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                        COMBINED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Cash flows from operating activities
  Income before taxation....................................     270,166
  Depreciation of owned fixed assets........................      66,473
  Depreciation of leased fixed assets.......................      14,008
  Interest expense..........................................      20,588
  Interest element of finance lease rental payments.........       7,990
  Interest income...........................................      (4,607)
  Amortisation of pre-operating expenses....................       1,194
  Loss on disposal of fixed assets..........................         194
  Decrease in inventories...................................      56,042
  Decrease in trade receivables, prepaid expenses and other
     assets.................................................      32,853
  Decrease in trade accounts and bills payable, other
     liabilities and accrued charges........................     (54,740)
                                                                --------
Net cash inflow from operating activities...................     410,161
                                                                --------
Returns on investments and servicing of finance
  Interest received.........................................       4,607
  Interest paid.............................................     (20,588)
  Interest element of finance lease rental payments.........      (7,990)
                                                                --------
Net cash outflow from returns on investments and servicing
  of finance................................................     (23,971)
Taxation
Hong Kong profits tax paid..................................     (18,186)
                                                                --------
Taxation paid...............................................     (18,186)
                                                                --------
Investing activities
Purchase of fixed assets....................................     (46,236)
  Proceeds from sale of fixed assets........................       1,974
                                                                --------
Net cash outflow from investing activities..................     (44,262)
                                                                --------
Net cash inflow before financing............................     323,742
                                                                --------
Financing
  Repayment of bank loans...................................    (211,662)
  Capital element of finance lease rental payments..........     (51,919)
  Advances to former related companies......................     (56,415)
                                                                --------
Net cash outflow from financing.............................    (319,996)
                                                                --------

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                COMBINED STATEMENT OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
Net cash outflow from financing.............................    (319,996)
                                                                --------
Increase in cash and cash equivalents.......................       3,746
Cash and cash equivalents at beginning of the year..........      20,038
                                                                --------
Cash and cash equivalents at end of the year................      23,784
                                                                ========
Analysis of the balances of cash and cash equivalents
  Cash on hand and demand deposits with banks...............      65,808
  Bank loans and overdrafts.................................     (42,024)
                                                                --------
                                                                  23,784
                                                                ========

     Supplemental cash flows information:

                                                                           OBLIGATIONS UNDER
                                                         LONG TERM LOANS    FINANCE LEASES
                                                             HK$'000            HK$'000
                                                         ---------------   -----------------
Analysis of changes in financing during the year
  Balance as at 1st April 1998.........................      283,448            118,819
  Repayment during the year............................     (211,662)           (51,919)
                                                            --------            -------
  Balance as at 31st March 1999........................       71,786             66,900
                                                            ========            =======

The statement of cash flows is prepared in accordance with Hong Kong Statement of Standard Accounting Practice 15 "Cash Flow Statements" which differs in certain respects from U.S. Statement of Financial Accounting Standard 95 ("SFAS 95") "Statement of Cash Flows." The principal differences are explained in note 18.

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The Printed Circuit Board Division of Termbray Industries International (Holdings) Limited (the "PCB Division") manufactures and sells laminates, prepreg products and printed circuit boards. The combined financial statements of the PCB Division for the year ended 31st March 1999 include the following former subsidiaries (the "PCB subsidiaries") of Termbray Industries International (Holdings) Limited ("Termbray"), all of which are private companies (or, if incorporated outside Hong Kong, have substantially the same characteristics as a private company):

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Guangzhou Kalex Laminate     The People's Republic   Registered capital of    Dormant
Company Limited (iii)          of China                US$28,500,000
Guangzhou Termbray           The People's Republic   Registered capital of    Manufacture and sales
  Electronics Technology       of China                US$28,500,000            of mass lamination
  Company Limited (ii)                                                          and prepreg
                                                                                products
Guangzhou Termbray Circuit   The People's Republic   Registered capital of    Manufacture and sales
  Board Company Limited        of China                US$28,500,000            of printed circuit
  (iv)                                                                          boards
Kalex Circuit Board (Hong    Hong Kong               1,000,000 ordinary       Dormant
  Kong) Limited                                        shares of HK$10 each
Kalex Circuit Board (China)  Hong Kong/The           2 ordinary shares of     Manufacture and sales
  Limited                      People's Republic       HK$100 each and          of printed circuit
                               of China                50,000 non-voting        boards and
                                                       deferred shares of       investment holding
                                                       HK$100 each
Kalex Circuit Board          Hong Kong/The           600,000 ordinary         Manufacture and sales
  (Guangzhou) Limited (i)      People's Republic       shares of US$1 each      of printed circuit
                               of China                                         boards and
                                                                                investment holding
Kalex Multi-Layer Printed    Hong Kong               2 ordinary shares of     Dormant
  Circuit Board Company                                HK$1 each
  Limited (ii)
Kalex Printed Circuit Board  Hong Kong               10,000 ordinary shares   Marketing and sales
  Limited                                              of HK$1 each             of printed circuit
                                                                                boards
Lee Lap & Sons Limited       Hong Kong/The           2 ordinary shares of     Manufacture and sales
                               People's Republic       HK$1 each and 2          of printed circuit
                               of China                non-voting deferred      boards
                                                       shares of HK$1 each

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Termbray Circuit Board       Hong Kong               2 ordinary shares of     Investment holding
Company Limited                                        HK$1 each
Termbray Laminate Company    Hong Kong/The           10,000 ordinary shares   Manufacture and sales
  Limited                      People's Republic       of HK$1 each             of mass lamination
                               of China                                         and prepreg
                                                                                products
Termbray Property (B.V.I.)   The British Virgin      1 ordinary share of      Property investment
  Limited                      Islands                 US$1

------------

(i)  Directly held by Termbray Circuit Board Company Limited

(ii) Directly held by Kalex Circuit Board (China) Limited

(iii)Directly held by Termbray Laminate Company Limited

(iv) Indirectly held by Termbray Circuit Board Company Limited through Kalex Circuit Board (Guangzhou) Limited

100% of the equity interest, direct or indirect, of the above companies is attributable to the PCB Division.

     The combined financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission of the United States (the "SEC") for inclusion in a registration statement of public filing in the United States by Viasystems, Inc. They have been prepared on a historical cost basis from the books and records of these subsidiaries on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by the management of the PCB Division.

     The combined financial statements do not represent the combination of Hong Kong statutory financial statements of the PCB subsidiaries as certain reclassifications and changes in presentation have been made to the financial statements in order to conform more closely to presentations customary in filings with the SEC.

     The combined financial statements have been prepared in accordance with generally accepted accounting principles in Hong Kong and with accounting standards issued by the Hong Kong Society of Accountants ("HKGAAP"). These principles differ in certain significant respects from generally accepted accounting principles in the United States of America ("USGAAP"). The effect of these differences on net income and divisional equity is summarised in Note 18.

     The combined statement of income includes all items of revenue and income generated by the PCB Division, all items of expense directly incurred by it and certain corporate expenses allocated from a subsidiary of Termbray outside the PCB Division in the normal course of business. For additional information concerning expenses allocated by the subsidiary of Termbray to the PCB Division, see Note 16.

     The debt of the PCB Division consists of obligations that are specifically identifiable with associated capital expenditures of the PCB Division. No other debt of Termbray (or related interest expense) has been allocated to the Division. Because of the special purpose of the PCB Division's combined financial statements and the significant related party transactions (as described in Note 16), these combined financial statements may not necessarily be indicative of the combined financial position, results of its operations or cash flows that would have resulted if the Division had been operated as a separate entity. Management believes that the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accounting judgments, estimations and allocations made in preparing these combined financial statements were reasonable.

     All amounts are expressed in Hong Kong Dollars. Unless indicated otherwise, amounts in Hong Kong Dollars have been rounded to the nearest thousand.

2. PRINCIPAL ACCOUNTING POLICIES

     (A) BASIS OF COMBINATION

       (i) The combined financial statements of the PCB Division include the financial statements of the PCB subsidiaries as mentioned in Note 1 for the year ended 31st March 1999. All material intercompany accounts and transactions among the companies included in the PCB Division have been eliminated on combination.

      (ii) Goodwill on consolidation or acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, is charged against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

     (B) FIXED ASSETS AND DEPRECIATION

     The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the statement of income in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalised as an additional cost of the assets.

       (i) Leasehold land, buildings and improvements

           Leasehold land, buildings and improvements are stated at cost less accumulated amortization or depreciation and any provisions required to reflect recoverable amount.

      (ii) Amortization of leasehold land

           Amortization of leasehold land is calculated to write off its cost on the straight line basis over the unexpired period of the lease. Leasehold land is not amortised until such land has been put into operation.

      (iii) Depreciation of leasehold buildings and improvements

            Depreciation of leasehold buildings and improvements is calculated to write off their costs on the straight line basis over the unexpired periods of the leases or their expected useful lives, whichever is shorter. The principal annual rates used for this purpose are:

         Leasehold buildings      4% or over the unexpired term of the land leases,
                                  whichever is shorter
         Leasehold improvements   10 - 25%

      (iv) Other tangible fixed assets

           Other tangible fixed assets are stated at cost less accumulated depreciation except machinery and equipment acquired before 31st March 1987 which are stated at valuation less accumulated

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           depreciation. No depreciation is provided on fixed assets under construction until the assets are put into operation. Depreciation on other tangible fixed assets is calculated to write off their costs on the straight line basis over their expected useful lives. The principal annual rates used for this purpose are:

         Plant and machinery.........................................    10-25%
         Furniture, fixtures and office equipment....................    10-25%
         Moulds, tools, equipment and motor vehicles.................    10-25%

           Advantage has been taken of the transitional relief provided by paragraph 72 of Statement of Standard Accounting Practice 17 "Property, plant and equipment" issued by the Hong Kong Society of Accountants from the requirement to make regular revaluations of the PCB Division's machinery and equipment, which had been carried at revalued amounts prior to 30th September, 1995, and accordingly no further revaluation of such machinery and equipment is carried out.

           A decrease in net carrying amount of an asset arising on revaluation is charged to the statement of income to the extent that it exceeds the surplus, if any, held in revaluation reserve relating to previous revaluation of that particular asset.

       (v) Impairment of fixed assets and other long lived assets

           The carrying amounts of fixed assets are reviewed regularly to assess whether their recoverable amounts have declined below their carrying amounts, based on non-discounted future cash flows. When such a decline has occurred, their carrying amounts are reduced to their recoverable amounts. Recoverable amount is the amount which management expects to recover from the future use of the asset, including its residual value on disposal. The amount of any reduction to recoverable amount is charged to the statement of income.

           For purposes of the reconciliation of the PCB Division's financial statements to US GAAP, where the recoverable amount of fixed and other long lived assets is less than carrying value, an impairment loss is recognized to write the assets down to their fair value. No such impairment losses were required in the year ended 31st March 1999.

      (vi) Costs of restoring and improving fixed assets

           Major costs incurred in restoring fixed assets to their normal working conditions are charged to the statement of income. Improvements are capitalized and depreciated over their expected useful lives.

      (vii) Gain or loss on disposal of fixed assets

            The gain or loss arising on disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the statement of income. On disposal of a revalued asset, the attributable revaluation surplus not dealt with in retained profits in prior years is transferred directly to retained profits.

     (viii) Leased assets

            Where assets are acquired through finance leases or hire purchase contracts under which substantially all the risks and rewards of ownership, other than legal title, are transferred to the company, the assets are treated as if they had been purchased. An amount equivalent to the cost is recorded as a fixed asset. The corresponding lease commitments are shown as obligations under finance leases and hire purchase contracts. Payments to the lessor are treated as consisting of capital and interest elements. The interest element is charged to the statement of income using the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

straight line method over the period of the lease. Assets held under finance leases or hire purchase contracts are depreciated over the shorter of lease periods or their estimated useful lives as in (iv) above.

US GAAP requires interest on finance leases to be recognized so as to ensure a constant periodic rate of interest on the remaining balance of the obligation
        (the "interest method"). The difference between the straight line method used by the company and the interest method is not material.

All other leases are accounted for as operating leases (see note (h) below).

     (c) Inventories

     Inventories are stated at the lower of cost and net realisable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the raw material and work in progress to their present location and condition, is calculated using the first-in, first-out method. Net realisable value of finished goods represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

     Consumable stores are stated at purchase cost less amount allocated to production costs when such assets are consumed.

     (d) Foreign currencies

     Transactions in foreign currencies are translated into Hong Kong dollars at the rates of exchange ruling at the transaction dates. Monetary assets and liabilities denominated in currencies other than Hong Kong dollars are re-translated into Hong Kong dollars at the rates of exchange ruling at the balance sheet date. Exchange difference arising are dealt with in the statement of income.

     (e) Deferred taxation

     Deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future. In determining whether a liability is expected to be payable in the foreseeable future the company assesses the effect of its capital expenditure and other plans. If these plans indicate that sufficient accelerated tax allowances will be available to offset the effect of the reversal of timing differences a deferred tax liability is not established for such timing differences, in accordance with the requirements of HKGAAP.

     (f) Capitalisation of borrowing costs

     Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale.

     (g) Use of estimates

     The preparation of combined financial statements in conformity with HKGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses reported during the period. Actual results could differ from these estimates.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     (h) Operating leases

     Rentals payable under operating leases, where substantially all the risks and rewards of ownership of the assets remain with the lessors, are charged to the statement of income on a straight line basis over the term of the relevant lease.

     (i) Cash and cash equivalents

     Cash and cash equivalents represent short term highly liquid investments which are readily convertible into known amount of cash were within three months of maturity when acquired; less advances from banks repayable within three months from the date of the advance.

     (j) Revenue recognition

     Income from processing services is recognised when the relevant services are rendered.

     Sales of goods are recognised when the goods are delivered and title has passed.

     Interest income from bank deposits is accrued on a time proportion basis, by reference to the principal outstanding and at the interest rate applicable.

3. NET SALES

     Net sales represents invoiced value of inventories sold less returns.

4. INCOME BEFORE TAXATION

                                                                1999
                                                                 HK$
                                                               -------
Income before taxation is stated after crediting and
charging the following :
  Crediting
     Exchange gain..........................................     6,321
     Interest income from bank deposits.....................     4,607
                                                               =======
  Charging
     Cost of inventories sold...............................   934,387
     Depreciation:
       Owned fixed assets...................................    66,473
       Leased fixed assets..................................    14,008
     Operating leases
       Land and buildings...................................       932
       Hire of plant & machinery............................        65
     Interest expense comprises:
       Interest expense on bank loans and overdrafts........    20,588
       Interest element of finance lease rental payments....     7,990
                                                               =======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROVISION FOR INCOME TAXES

                                                                1999
                                                                 HK$
                                                               -------
Hong Kong profits tax.......................................    17,310
Overseas taxation...........................................     2,375
                                                               -------
                                                                19,685
                                                               -------
Deferred tax (note 11)......................................     3,931
                                                               -------
                                                                23,616
                                                               =======

     Hong Kong profits tax has been provided at the rate of 16.0% (1998: 16.5%) on the estimated assessable profit for the year. Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the PCB Division operates.

6. TRADE ACCOUNTS RECEIVABLE, NET

                                                                1999
                                                                 HK$
                                                               -------
Trade accounts receivable...................................   213,985
Less: provision for doubtful debts..........................    (7,900)
                                                               -------
                                                               206,085
                                                               =======

7. INVENTORIES, NET

                                                                1999
                                                                 HK$
                                                               -------
Inventories, net at 31st March 1999 consisted of the
following:
  Raw materials and supplies................................    71,999
  Work in progress and finished goods.......................    80,844
  Consumable stores.........................................    32,916
                                                               -------
                                                               185,759
                                                               =======

     Included in inventories, net at 31st March 1999 was an amount of HK$1,520 carried at net realisable value after making a provision for obsolete inventories of HK$3,256.

8. DUE FROM FORMER RELATED COMPANIES

     The amounts due from former related companies represent advances made to certain subsidiaries of Termbray Industries International (Holdings) Limited outside the PCB Division in order to finance the daily operations of these companies. The amounts due from these former related companies are unsecured, interest free and have no fixed terms of repayment.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. FIXED ASSETS

                                                             LAND AND
                                               LAND AND      BUILDINGS      FACTORIES,
                                               BUILDINGS    HELD UNDER    STAFF QUARTERS
                                              HELD UNDER    MEDIUM TERM        AND
                                              MEDIUM TERM     LEASES        MACHINERY
                                               LEASES IN      OUTSIDE         UNDER         LEASEHOLD
                                               HONG KONG     HONG KONG     CONSTRUCTION    IMPROVEMENTS
                                                  HK$           HK$            HK$             HK$
                                              -----------   -----------   --------------   ------------
Cost or valuation
  At 1st April 1998.........................    37,413        229,568         61,417         101,379
  Additions.................................        --          3,821         11,354             263
  Reclassification..........................        --             --        (17,545)          4,452
  Disposals.................................        --             --             --            (340)
                                                ------        -------        -------         -------
  At 31st March 1999........................    37,413        233,389         55,226         105,754
                                                ------        -------        -------         -------
Accumulated depreciation
  At 1st April 1998.........................     3,061         10,648             --          42,777
  Charge for the year.......................       935          3,673             --           8,059
  Disposals.................................        --             --             --              --
                                                ------        -------        -------         -------
  At 31st March 1999........................     3,996         14,321             --          50,836
                                                ------        -------        -------         -------
Net book value
  At 31st March 1999........................    33,417        219,068         55,226          54,918
                                                ======        =======        =======         =======

                                                                                 MOULDS,
                                                                  FURNITURE,     TOOLS,
                                                                   FIXTURES     EQUIPMENT
                                                      PLANT AND   AND OFFICE    AND MOTOR
                                                      MACHINERY    EQUIPMENT    VEHICLES      TOTAL
                                                         HK$          HK$          HK$         HK$
                                                      ---------   -----------   ---------   ---------
Cost or valuation
  At 1st April 1998.................................   624,294      23,230       12,737     1,090,038
  Additions.........................................    26,598       3,090        1,110        46,236
  Reclassification..................................    12,803         290           --            --
  Disposals.........................................    (1,662)         --         (688)       (2,690)
                                                       -------      ------       ------     ---------
  At 31st March 1999................................   662,033      26,610       13,159     1,133,584
                                                       -------      ------       ------     ---------
Accumulated depreciation
  At 1st April 1998.................................   182,388      11,379        4,340       254,593
  Charge for the year...............................    62,824       3,378        1,612        80,481
  Disposals.........................................       (40)         --         (482)         (522)
                                                       -------      ------       ------     ---------
  At 31st March 1999................................   245,172      14,757        5,470       334,552
                                                       -------      ------       ------     ---------
Net book value
  At 31st March 1999................................   416,861      11,853        7,689       799,032
                                                       =======      ======       ======     =========

------------

(a) Machinery and equipment with an aggregate carrying book value of approximately HK$93,175 (1998: HK$140,430) as at the balance sheet date were held under finance lease and hire purchase contracts.

(b) Included in the PCB Division's machinery and equipment were an amount of HK$3,508 carried at valuation in 1987 with an aggregate depreciation of HK$3,508 as at 31st March 1999 which would also have had no net carrying value (1998: HK$ nil) had these assets been carried in the financial statements at cost less aggregate depreciation.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     All other fixed assets were stated at cost less aggregate depreciation.

(c) Included in the PCB Division's factories, staff quarters and machinery under construction is net interest capitalised of approximately HK$6.2 million. No interest was capitalised during the year.

10. LONG-TERM LIABILITIES

                                                                1999
                                                                 HK$
                                                               -------
Unsecured bank loans repayable:
  Within one year...........................................    69,393
  Within two to five years..................................     2,393
                                                               -------
                                                                71,786
                                                               -------
Obligations under finance leases and hire purchase contracts payable
  Within one year...........................................    34,394
  Within two to five years..................................    32,506
                                                               -------
                                                                66,900
                                                               -------
                                                               138,686
Less: Current portion of long-term liabilities..............   103,787
                                                               -------
                                                                34,899
                                                               =======

11. DEFERRED TAXATION

                                                                1999
                                                                HK$
                                                               ------
At 1st April 1998...........................................   18,572
Transfer from statement of income (note 5)..................    3,931
                                                               ------
At 31st March 1999..........................................   22,503
                                                               ======
Provided in the financial statements in respect of:
  Accelerated depreciation allowances.......................   26,648
  Tax losses................................................   (4,145)
                                                               ------
                                                               22,503
                                                               ======

     The potential deferred taxation not provided for in the financial statements amounts to:

                                                                1999
                                                                HK$
                                                               ------
Accelerated depreciation allowances.........................    2,469
Tax losses..................................................   (1,574)
                                                               ------
                                                                  895
                                                               ======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. DIVISIONAL CAPITAL

     Divisional capital represents the combination of the share capital of the following former subsidiaries of Termbray.

NAME OF COMPANY          AUTHORISED CAPITAL     1999 HK$        ISSUED CAPITAL       1999 HK$
---------------          ------------------     --------        --------------       --------
Kalex Circuit Board      10 ordinary shares           1,000   2 ordinary shares              200
(China) Limited          of HK$100 each                       of HK$100 each
                         and 50,000 non-          5,000,000   and 50,000 non-          5,000,000
                         voting deferred                      voting deferred
                         shares of HK$100                     shares of HK$100
                         each                                 each
Kalex Circuit Board      1,000,000 ordinary      10,000,000   1,000,000 ordinary      10,000,000
  (Hong Kong) Limited    shares of HK$10                      shares of HK$10
                         each                                 each
Kalex Printed Circuit    10,000 ordinary             10,000   10,000 ordinary             10,000
  Board Limited          shares of HK$1                       shares of HK$1
                         each                                 each
Lee Lap & Sons Limited   9,998 ordinary               9,998   2 ordinary shares                2
                         shares of HK$1                       of HK$1 each
                         each
                         and 2 non-voting                 2   and 2 non-voting                 2
                         deferred shares of                   deferred shares of
                         HK$1 each                            HK$1 each
Termbray Circuit Board   10,000 ordinary             10,000   2 ordinary shares                2
  Company Limited        shares of HK$1                       of HK$1 each
                         each
Termbray Laminate        10,000 ordinary             10,000   10,000 ordinary             10,000
  Company Limited        shares of HK$1                       shares of HK$1
                         each                                 each
Termbray Property        50,000 ordinary            400,000   1 ordinary share                 8
  (B.V.I.) Limited       shares of US$1                       of US$1
                                              -------------                        -------------
                                              HK$15,441,000                        HK$15,020,214
                                              =============                        =============

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13. RETAINED PROFITS

     Retained profits of the PCB Division represents the combination of the post-acquisition profits/(losses) of the following former subsidiaries of Termbray attributable to the PCB Division:

                                                                 1999
                                                                  HK$
                                                               ---------
Guangzhou Kalex Laminate Company Limited....................        (139)
Guangzhou Termbray Electronics Technology Company Limited...     (11,978)
Guangzhou Termbray Circuit Board Company Limited............     (32,395)
Kalex Circuit Board (Hong Kong) Limited.....................      21,090
Kalex Circuit Board (China) Limited.........................     532,423
Kalex Circuit Board (Guangzhou) Limited.....................      47,753
Kalex Multi-Layer Printed Circuit Board Company Limited.....      (1,112)
Kalex Printed Circuit Board Limited.........................       2,212
Lee Lap & Sons Limited......................................     418,726
Termbray Circuit Board Company Limited......................       1,020
Termbray Laminate Company Limited...........................      81,869
Termbray Property (B.V.I.) Limited..........................      10,547
                                                               ---------
                                                               1,070,016
Less: Goodwill previously written off against statement of
  income....................................................      (7,230)
                                                               ---------
                                                               1,062,786
                                                               =========

14. COMMITMENTS
 (a) Capital commitments

                                                                1999
                                                                HK$
                                                               ------
Contracted but not provided for
  - purchase of fixed assets................................   16,607
                                                               ======

 (b) Operating lease commitments

     At 31st March 1999 the PCB Division had commitments to make payments in the next twelve months under operating leases which expire as follows:

                                                               1999
                                                               HK$
                                                               ----
Land and buildings
  - Within one year.........................................   367
  - In the second to fifth years inclusive..................   114
                                                               ---
                                                               481
                                                               ===

15. CONTINGENT LIABILITIES

     During the year, certain PCB subsidiaries within the PCB Division purchased production materials amounting to approximately HK$12 million from an outside supplier. Such production materials acquired were subsequently found to be defective and settlement of the purchases was therefore withheld by the Division. Legal actions for settlement of the purchases together with interest were taken by the supplier against these PCB subsidiaries. The Division also instituted a legal action against such supplier claiming

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

damages which may arise from the materials delivered by the supplier. While the outcome of these proceedings cannot at present be estimated with certainty, based on independent legal advice, management is of the opinion that the outcome of these cases would not have a material adverse impact on the financial position of the PCB Division, and that adequate disclosure having been made, no provision has been made in the financial statements accordingly.

16. RELATED PARTY TRANSACTIONS

     During the year, the PCB Division paid a management fee to a subsidiary of Termbray Industries International (Holdings) Limited amounting to HK$24,802 based on terms agreed by the relevant parties. The management fee was charged by the subsidiary of Termbray for the PCB Division's share of salaries and office expenses and comprised:

     - 95% of total office salaries based on human resources utilised

     - 89% of total management salaries based on estimated management hours, and

     - a pre-fixed percentage of 85% of the total office rental and communications expenses.

17. APPROVAL OF FINANCIAL STATEMENTS

     The financial statements of the PCB Division were approved by the board of directors of Termbray Industries International (Holdings) Limited on 24th September 1999.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

18. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     The combined financial statements of the PCB Division are prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States of America ("USGAAP"). Differences between HKGAAP and USGAAP which have an effect on the net income, total divisional equity and statement of cash flows of the Division are summarized as follows:

     (a) Net income and total divisional equity

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net income
  As stated under HKGAAP....................................           246,550
  USGAAP adjustments:
     Amortisation of goodwill...............................   (i)        (537)
     Deferred tax liabilities...............................  (ii)      (7,169)
     Capitalisation of interest costs.......................  (iii)      5,769
                                                                     ---------
Net income under USGAAP.....................................           244,613
                                                                     =========
          Total divisional equity
  As stated under HKGAAP....................................         1,077,806
  USGAAP adjustments:
     Goodwill...............................................            10,738
     Accumulated amortisation of goodwill...................   (i)      (3,982)
     Deferred tax liabilities...............................  (ii)      (2,505)
     Capitalisation of interest costs on assets under
      construction..........................................  (iii)      5,769
                                                                     ---------
          Total divisional equity under USGAAP..............         1,087,826
                                                                     =========

18. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     (a) Net income and total divisional equity

      (i) Amortisation of goodwill

          Under HKGAAP, the PCB Division offsets goodwill on acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

          Under USGAAP, goodwill on acquisition of a business should be capitalised and amortised. For such purpose, the goodwill is amortised on a straight-line basis over 20 years.

      (ii) Deferred tax liabilities

           Under HKGAAP, deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future.

           Under USGAAP, the PCB Division is required to recognise deferred tax assets and liabilities for the expected future tax consequences of all events that have been included in the financial

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits in respect of tax loss carry forwards are also required to be recognized in full. A valuation allowance is required to be established in respect of deferred tax assets to the extent that realisation of such benefits is less likely than not.

Details of deferred income taxes under USGAAP are disclosed in Note (b) below.

     (iii) Under HKGAAP, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Interest on borrowings not directly attributable to the acquisition, construction or production of qualifying assets is not capitalizable.

           Under USGAAP, the PCB Division is required to include interest costs as a component of the historical cost of any facilities constructed for the division's own use. Capitalizable interest cost is interest cost incurred that theoretically could have been avoided during the period required to bring a qualifying asset to the condition and location necessary for its intended use if expenditures for qualifying assets had not been made.

     (b) Deferred tax

     Under USGAAP, deferred tax liabilities and assets comprise the following:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Deferred tax liabilities
  Accelerated depreciation..................................     29,117
Deferred tax assets
  Tax loss carry forward....................................     (5,719)
  Valuation allowance.......................................      1,610
                                                                 ------
                                                                 25,008
                                                                 ======

     As of 31st March 1999, the PCB Division had accumulated tax losses amounting to $35,741 (the tax effect thereon is $5,719) which may be carried forward and applied to reduce future taxable income which is earned in or derived from Hong Kong. The tax losses have no expiry date. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income. A valuation allowance has been established against part of such tax losses since management believes it is more likely than not that insufficient taxable income will be generated in the foreseeable future to utilise part of the tax loss carry forwards.

     Certain losses incurred by certain subsidiaries of the PCB Division located in the People's Republic of China ("PRC") are not included on the basis that these losses are considered likely to be utilised in the years in which the profits of these subsidiaries are tax exempt, pursuant to the PRC tax law. Accordingly, the PCB Division will derive no benefit in respect of these losses.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Changes in the valuation allowance consist of:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Balance at beginning of the year............................        --
                                                                 -----
Additions to income tax expense.............................     1,610
                                                                 -----
Balance at end of the year..................................     1,610
                                                                 =====

     (c) Statement of changes in divisional equity under USGAAP

                                  ORDINARY SHARES                    NON-VOTING DEFERRED SHARES
                             -------------------------   --------------------------------------------------
                              NUMBER OF                   NUMBER OF
                               SHARES        AMOUNT        SHARES        AMOUNT                    TOTAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING   OUTSTANDING   RETAINED    DIVISIONAL
                              (NOTE 12)     (NOTE 12)     (NOTE 12)     (NOTE 12)     PROFITS      EQUITY
                             -----------   -----------   -----------   -----------   ---------   ----------
                                               HK$                         HK$          HK$         HK$
Balance at 1st April
1998.......................   1,020,007      10,020        50,002         5,000        828,193     843,213
Net income.................          --          --            --            --        244,613     244,613
                              ---------      ------        ------         -----      ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020        50,002         5,000      1,072,806   1,087,826
                              =========      ======        ======         =====      =========   =========

     (d) Statement of cash flows

     Under HKGAAP, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; investing activities and financing activities. Under USGAAP, however, only three categories of activities are reported, being operating activities; investing activities and financing activities. Cash flows from taxation, returns on investments and servicing of finance would, with the exception of servicing of divisional financing, be included as operating activities under USGAAP. The servicing of divisional financing would be included as financing activities under USGAAP.

     In addition, under USGAAP, cash and cash equivalents do not include bank loans overdrafts repayable within three months from the date of the advance as is the case under HKGAAP. For USGAAP purposes, the Division's cash and cash equivalents would be adjusted as follows:

     Under USGAAP, the following amounts would be reported:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
                                                                  HK$
Net cash provided from operating activities.................     368,004
Net cash used in investing activities.......................     (44,262)
Net cash used in financing activities.......................    (325,122)
                                                                --------
Decrease in cash and cash equivalents.......................      (1,380)
Cash and cash equivalents at the beginning of year..........      67,188
                                                                --------
Cash and cash equivalents at the end of year................      65,808
                                                                ========

                         REPORT OF INDEPENDENT AUDITORS

To: The Shareholders and Board of Directors of Forward Group PLC

     We have audited the accompanying consolidated profit and loss account and cash flow statement of Forward Group PLC and its subsidiaries for the year ended 31 January 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of Forward Group PLC and its subsidiaries for the year ended 31 January 1997 in conformity with generally accepted accounting principles in the United Kingdom.

     Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the profit for the financial year ended 31 January 1997 to the extent summarized in Note 17 to the consolidated financial statements.

                                            KPMG Audit Plc
                                            Chartered Accountants

Birmingham, England
7 April 1997

                               FORWARD GROUP PLC

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                     YEAR ENDED
                                                                     31 JANUARY
                                                              NOTE      1997
                                                              ----   ----------
                                                                       (L000)
Turnover
  Continuing operations.....................................    2      97,001
  Acquisitions..............................................    2       8,028
                                                                      -------
                                                                      105,029
                                                                      -------
Operating profit
  Continuing operations.....................................    3       8,079
  Acquisitions..............................................    3       1,022
                                                                        9,101
  Net interest payable......................................    5        (996)
                                                                      -------
Profit on ordinary activities before taxation...............    6       8,105
Tax on profit on ordinary activities........................    8      (2,707)
                                                                      -------
Profit for the financial year...............................            5,398
Dividends...................................................    9        (552)
                                                                      -------
Retained profit for the financial year......................   11       4,846
                                                                      =======

     The results on a historical cost basis are not materially different to those reported above.

     A reconciliation of the movement in shareholders' funds is shown in note
12.

                               FORWARD GROUP PLC

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                              YEAR ENDED
                                                              31 JANUARY
                                                                 1997
                                                              ----------
                                                                (L000)
Profit for the financial year...............................    5,398
Currency translation adjustment.............................      (22)
                                                                -----
                                                                5,376
                                                                =====

                               FORWARD GROUP PLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                     YEAR ENDED
                                                                     31 JANUARY
                                                              NOTE      1997
                                                              ----   ----------
                                                                       (L000)
Net cash inflow from operating activities...................  13a      18,561
Returns on investments and servicing of finance
  Interest received.........................................               85
  Interest paid.............................................           (1,018)
  Dividends paid............................................           (1,207)
                                                                      -------
Net cash outflow from returns on investments and servicing
  of finance................................................           (2,140)
UK tax paid.................................................           (3,633)
Investing activities
  Purchase of tangible fixed assets.........................  13e      (7,624)
  Acquisition of businesses (net of cash and cash
     equivalents acquired)..................................  13d      (9,184)
  Sale of tangible fixed assets.............................              435
                                                                      -------
Net cash outflow from investing activities..................          (16,373)
                                                                      -------
Net cash outflow before financing...........................           (3,585)
Financing
  Issue of Ordinary share capital...........................               92
  Capitalisation issue expenses.............................              (24)
  Repayment of bank loan....................................             (720)
  Capital element of hire purchase and finance lease
     payments...............................................           (2,393)
                                                                      -------
Net cash outflow from financing.............................  13b      (3,045)
                                                                      -------
Net decrease in cash and cash equivalents...................  13c      (6,630)
                                                                      =======

                               FORWARD GROUP PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

1. GENERAL

     As used in the consolidated financial statements and related notes, the term "Company" refers to Forward Group PLC and the term "Group" refers to Forward Group PLC and its subsidiary undertakings as set out in note 16.

  PRINCIPAL ACCOUNTING POLICIES

     The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the consolidated financial statements of Forward Group PLC:

     BASIS OF PREPARATION

     The consolidated financial statements have been prepared under the historical cost convention, modified to include the revaluation of certain freehold property, and in accordance with applicable Accounting Standards.

     BASIS OF CONSOLIDATION

     The consolidated financial statements incorporate the financial statements of Forward Group PLC and all of its subsidiary undertakings made up to 31 January 1997 under the acquisition method of accounting. The results of companies or businesses acquired during the year are included from the date of acquisition. Internal sales and profits are eliminated on consolidation. Goodwill arising on acquisitions is written off directly against reserves on acquisition.

     TURNOVER

     Turnover represents the amounts (excluding value added tax) derived from the provision of goods to third party customers and is recognized when goods are shipped and title has passed.

     GOVERNMENT REVENUE GRANTS

     Government revenue grants are recognized in the profit and loss account in the period during which the expenditure to which they relate is incurred.

     STOCKS AND WORK IN PROGRESS

     Stocks and work in progress are valued on a first in, first out basis at the lower of cost and net realizable value. Cost comprises materials, labor and an appropriate proportion of production overheads.

     DEPRECIATION

     Depreciation is provided so as to write off the cost or valuation, including commissioning costs, of tangible fixed assets to their estimated residual value on a straight line basis, at the following annual rates:

Freehold buildings..........................................      2.5%
Plant and machinery.........................................   10%-20%
Fixtures, fittings, tools and equipment.....................   10%-25%
Motor vehicles..............................................       25%

     Freehold land is not depreciated.

                               FORWARD GROUP PLC

     RESEARCH AND DEVELOPMENT

     Expenditure on research and development is expensed in the year in which it is incurred.

     DEFERRED TAXATION

     Deferred taxation is provided using the liability method in respect of the taxation effect of all timing differences to the extent that it is probable that liabilities will crystallise or assets be realized in the foreseeable future.

     HIRE PURCHASE AND LEASED ASSETS

     Assets held under hire purchase or finance lease contracts are capitalized and included in tangible fixed assets at their fair value. Each asset is depreciated over the shorter of the contract term or its estimated useful life. Obligations relating to such contracts, net of finance charges in respect of future periods, are included as appropriate under creditors. Finance charges are allocated to accounting periods over the period of the lease to produce a constant rate of return on the outstanding balance. Rentals under operating leases are charged to the profit and loss account on a straight-line basis over the life of the lease.

     PENSIONS

     The Group operates both a defined contribution pension scheme and a defined benefit pension scheme. The Group's contributions to the defined contribution scheme are charged against profits on an accruals basis in the year to which they relate. Contributions to the defined benefit scheme are charged against profits so as to spread the cost of pensions over employees' working lives. The funds of both schemes are administered by trustees and are independent of the Group's finances.

     FOREIGN EXCHANGE

     Transactions denominated in foreign currencies are translated at the rate of exchange ruling on the day the transaction occurs or at the contracted rate if the transaction is covered by a forward exchange contract.

     Foreign currency monetary assets and liabilities in the balance sheet are translated into sterling at the rates of exchange ruling at the end of the year or, if appropriate, at the forward contract rate. Any resulting exchange gains or losses are taken to the profit and loss account.

     The assets and liabilities of overseas subsidiary undertakings are translated at the closing exchange rate. The profit and loss accounts of those undertakings are translated using the average rate of exchange during the year. Net exchange differences arising on translation are taken to reserves.

2. SEGMENTAL ANALYSIS

     Turnover is analyzed by geographical destination as follows:

                                                                1997
                                                               -------
                                                               (L000)
United Kingdom..............................................    55,848
Rest of Europe..............................................    42,364
Rest of the world...........................................     6,817
                                                               -------
                                                               105,029
                                                               =======

     The Group's turnover, profit before taxation and assets relate to only one business segment, the electronics division.

                               FORWARD GROUP PLC

     In the opinion of the Directors an analysis of turnover, profit before taxation and net assets by geographical area of operation would be seriously prejudicial to the interests of the Group and therefore as permitted under SSAP25 no disclosure is made.

3. OPERATING PROFIT

                                                       CONTINUING
                                                       OPERATIONS   ACQUISITIONS    TOTAL
                                                       ----------   ------------   -------
                                                         (L000)        (L000)      (L000)
Turnover.............................................    97,001         8,028      105,029
Cost of sales........................................   (78,339)       (5,916)     (84,255)
                                                        -------        ------      -------
Gross profit.........................................    18,662         2,112       20,774
Selling, general and administrative expenses.........   (10,780)       (1,122)     (11,902)
Other income.........................................       197            32          229
                                                        -------        ------      -------
Operating profit.....................................     8,079         1,022        9,101
                                                        =======        ======      =======

     Included in the above are the following exceptional charges relating to the restructuring of continuing operations and acquired businesses:

                                                        CONTINUING
1997                                                    OPERATIONS   ACQUISITIONS    TOTAL
----                                                    ----------   ------------   -------
                                                          (L000)        (L000)      (L000)
Cost of sales.........................................     546           433           979
Selling, general and administrative expenses..........     168            97           265
                                                           ---           ---         -----
                                                           714           530         1,244
                                                           ===           ===         =====

     Acquisitions comprise the former GEC-Marconi hybrid business, Manchester Circuits Limited and TI Technologies (Pty) Limited.

4. STAFF NUMBERS AND COSTS

     The average number of persons employed by the Group (including executive Directors) during the year, analysed by category, was as follows:

                                                               1997
                                                               -----
Sales.......................................................      51
Administration..............................................      80
Production..................................................   1,642
                                                               -----
                                                               1,773
                                                               -----
Employees at end of year....................................   1,874
                                                               -----

     The aggregate payroll costs of these persons were as follows:

                                                                1997
                                                               ------
                                                               (L000)
Wages and salaries..........................................   30,503
Social security costs.......................................    2,916
Other pension costs.........................................    1,239
                                                               ------
                                                               34,658
                                                               ======

                               FORWARD GROUP PLC

5. NET INTEREST PAYABLE

                                                                1997
                                                               ------
                                                               (L000)
Bank loan and overdrafts....................................     609
Hire purchase and finance lease contracts...................     472
                                                               -----
Interest payable and similar charges........................   1,081
Interest receivable and similar income......................     (85)
                                                               -----
                                                                 996
                                                               =====

6. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

          Profit on ordinary activities before taxation is stated after charging/(crediting):

                                                               1997
                                                              ------
                                                              (L000)
As Directors................................................    86
  Remuneration as executives................................   333
                                                               ---
                                                               419
  Compensation for loss of office...........................    --
Grants receivable...........................................   (19)
Property rental income......................................   (87)
Auditors' remuneration......................................    84
Research and development expenditure........................   764
Payments under operating leases:
  Plant and equipment.......................................   245
  Other assets..............................................   324
                                                               ===

     In addition, KPMG Audit Plc and its associates received L97,000 in respect of other services provided during the year.

                               FORWARD GROUP PLC

7. DIRECTORS' EMOLUMENTS

     (a) Remuneration

     The emoluments of the Chairman, excluding pension contributions, were L97,000. The emoluments of the highest paid Director, excluding pension contributions, were L136,000.

     The emoluments of the Directors, excluding pension contributions, were within the following ranges:

                                                                          1997
                                                                          ----
  L5,001   - L10,000...................................................    --
 L10,001   - L15,000...................................................    --
 L15,001   - L20,000...................................................     1
 L20,001   - L25,000...................................................     1
 L25,001   - L30,000...................................................    --
 L40,001   - L45,000...................................................     1
 L70,001   - L75,000...................................................    --
 L75,001   - L80,000...................................................    --
 L95,001   - L100,000..................................................     1
L100,001   - L105,000..................................................     1
L135,001   - L140,000..................................................     1
                                                                           ==

     (b) Share options over Ordinary shares

                                AT        NUMBER OF OPTIONS        AT
                            1 FEBRUARY   -------------------   31 JANUARY   EXERCISE         NORMAL
                               1996      GRANTED   EXERCISED      1997       PRICE       EXERCISE PERIOD
                            ----------   -------   ---------   ----------   --------   -------------------
DA Bumpsteed.............    100,000         --          --     100,000      88.75p    06.07.98 - 05.07.05
                                                                =======
MJ Glanfield.............     80,000         --     (80,000)         --      56.25p    31.05.96 - 30.05.03
                              20,000         --          --      20,000      61.75p    24.02.98 - 23.02.05
                                  --     20,000          --      20,000        180p    13.02.99 - 12.02.06
                                                                -------
                                                                 40,000
                                                                =======

     The figures shown as at 1 February 1996 have been restated to reflect the 3 for 1 capitalisation issue.

     The closing price of the Company's Ordinary shares on the London Stock Exchange on 31 January 1997 was 171.5p. The range during the period was 103.5p to 289.5p.

8. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                1997
                                                               ------
                                                               (L000)
The charge for taxation all arises in the UK and comprises:
  Corporation tax on profit for the year at 33%.............   2,556
Deferred taxation...........................................     439
Prior year adjustments in respect of:
  Corporation tax...........................................    (281)
  Deferred taxation.........................................      (7)
                                                               -----
                                                               2,707
                                                               =====

     The current year charge includes the effect of tax losses which have not been relieved.

                               FORWARD GROUP PLC

9. DIVIDENDS

                                                                1997
                                                               ------
                                                               (L000)
Interim dividend paid.......................................    552
Proposed final dividend.....................................     --
                                                                ---
                                                                552
                                                                ===

10. INVESTMENTS

     (a) Acquisition of businesses

     On 26 March 1996 Technograph Microcircuits Limited acquired GEC-Marconi's hybrid business for a total cash consideration of L2,726,000.

     On 7 May 1996 the Company acquired the entire issued share capital of Manchester Circuits Limited for a total consideration of L830,000.

     On 27 June 1996 the Company acquired the entire issued share capital of TI Technologies (Pty) Limited (based in South Africa) for an initial consideration of L510,000. Further consideration, which has not been provided for, of up to L501,000 may become payable upon certain profit targets being achieved in the 22 months ending on 31 January 1998.

     The fair values of the assets and liabilities acquired as a result of the above are as follows:

                                                 GEC-                       TI
                                               MARCONI    MANCHESTER   TECHNOLOGIES
                                                HYBRID     CIRCUITS       (PTY)
                                               BUSINESS    LIMITED       LIMITED      TOTAL
                                               --------   ----------   ------------   ------
                                                (L000)      (L000)        (L000)      (L000)
Fixed assets.................................     123        2,098           302       2,523
Stocks.......................................   1,525          387           652       2,564
Debtors......................................     463          955           873       2,291
Cash in hand.................................      --           --            15          15
Creditors....................................    (431)        (960)       (1,190)     (2,581)
Bank loans and overdrafts....................      --       (1,645)         (698)     (2,343)
Taxation.....................................     113          (11)           --         102
Hire purchase obligations....................      --         (424)           --        (424)
Deferred tax.................................      83          (35)           --          48
                                                -----       ------        ------      ------
Fair value of net assets acquired............   1,876          365           (46)      2,195
                                                =====       ======        ======      ======

     Fair values are after taking account of adjustments of L755,000 to reflect an assessment of the differences between the book values and fair values of assets acquired, L97,000 of alignments to accord with group accounting policies and the recognition of unprovided liabilities of L265,000 at the relevant dates of acquisition.

     Following the triennial valuation of the Exacta Circuits Pension Plan on 5 April 1996 the provision at 31 January 1996 has been released resulting in an adjustment to the provisional assessment of fair values made at the date of acquisition.

                               FORWARD GROUP PLC

     Goodwill written off in the year comprises:

                                                               (L000)
Fair value of net assets acquired...........................   2,195
Consideration...............................................   4,225
Goodwill arising on current year acquisitions...............   2,030
Revision to provisional fair value assessment made in
  respect of the acquisition of Exacta Circuits Limited.....    (584)
                                                               -----
                                                               1,446
                                                               =====
The consideration was satisfied by:
Shares issued for non-cash consideration:
Nominal value...............................................       1
Fair value in excess of nominal value.......................     191
                                                               -----
                                                                 192
Cash consideration..........................................   3,874
Costs of acquisition........................................     159
                                                               -----
                                                               4,225
                                                               =====

     The following table, which is presented for the purposes of disclosure under US GAAP in accordance with the requirements of Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"), reflects the unaudited pro forma combined results of operations of the Group, together with the companies and businesses acquired during the year ended 31 January 1997 on the basis that the acquisitions had taken place on 1 February 1996:

                                                                  1997
                                                               -----------
                                                                 (L000)
                                                               (UNAUDITED)
Turnover....................................................     107,617
Profit on ordinary activities after taxation................       5,161

     These unaudited pro forma combined results have been prepared for comparative purposes only. In management's opinion the unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of the years presented or of future operations of the combined companies under the ownership and management of the Company.

11. RESERVES

                                                  SHARE                             PROFIT
                                                 PREMIUM   MERGER    REVALUATION   AND LOSS
                                                 ACCOUNT   RESERVE     RESERVE     ACCOUNT    TOTAL
                                                 -------   -------   -----------   --------   ------
                                                 (L000)    (L000)      (L000)       (L000)    (L000)
At 1 February 1996.............................   8,840       65         578        10,340    19,823
Retained profit for the financial year.........      --       --          --         4,846     4,846
Capitalization issue (including expenses of
  L24,000).....................................  (2,073)      --          --            --    (2,073)
Issue of shares................................      70      191          --            --       261
Goodwill written off on acquisition of
  businesses (note 10).........................      --     (256)         --        (1,190)   (1,446)
Currency translation adjustment................      --       --          --           (22)      (22)
Transfer.......................................      --       --         (12)           12        --
                                                 ------     ----         ---        ------    ------
At 31 January 1997.............................   6,837       --         566        13,986    21,389
                                                 ======     ====         ===        ======    ======

                               FORWARD GROUP PLC

     At the end of the year cumulative goodwill written off against reserves in respect of the acquisition of businesses amounted to L7,447,000.

12. RECONCILIATION OF MOVEMENT IN CONSOLIDATED EQUITY SHAREHOLDERS' FUNDS

                                                                1997
                                                               -------
                                                               (L000)
Profit for the financial year...............................     5,398
Dividends...................................................      (552)
                                                               -------
                                                                 4,846
Issue of shares.............................................       284
Shares to be issued.........................................        --
Expenses of capitalisation issue............................       (24)
Goodwill written off........................................    (1,446)
Currency translation adjustment.............................       (22)
                                                               -------
Net increase in equity shareholders' funds..................     3,638
At beginning of year........................................    20,505
                                                               -------
At end of year..............................................    24,143
                                                               =======

13. NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

     (a) Reconciliation of operating profit to net cash inflow from operating activities

                                                                1997
                                                               ------
                                                               (L000)
Operating profit............................................    9,101
Depreciation................................................    4,694
Profit on sale of tangible fixed assets.....................     (169)
                                                               ------
                                                               13,626
Movements in working capital:
(Increase)/decrease in stocks...............................    1,454
(Increase)/decrease in debtors..............................    2,837
Increase in creditors.......................................      644
                                                               ------
                                                                4,935
                                                               ------
Net cash inflow from operating activities...................   18,561
                                                               ======

                               FORWARD GROUP PLC

     (b) ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

                                                             SHARE         HIRE
                                                          CAPITAL AND    PURCHASE      BANK
                                                            PREMIUM     OBLIGATIONS    LOAN
                                                          -----------   -----------   ------
                                                            (L000)        (L000)      (L000)
1997
  At beginning of year..................................     9,522         4,639      3,240
  Acquisition of businesses.............................        --           424         --
  Net cash flows on financing...........................        68        (2,393)      (720)
  Issues of shares for non-cash consideration...........         1            --         --
  Inception of hire purchase contracts..................        --         4,548         --
  Currency adjustment...................................        --           (44)        --
                                                             -----        ------      -----
                                                             9,591         7,174      2,520
                                                             =====        ======      =====

     (c) Analysis of cash and cash equivalents

                                                                       CHANGE
                                                               1996    IN YEAR    1997
                                                              ------   -------   ------
                                                              (L000)   (L000)    (L000)
Cash at bank and in hand....................................   789       (789)       --
Bank overdrafts.............................................    --     (5,841)   (5,841)
                                                               ---     ------    ------
                                                               789     (6,630)   (5,841)
                                                               ===     ======    ======

     (d) Acquisition of businesses

     The investing cash flows arising in respect of acquisitions during the year were as follows:

                                                                1997
                                                               ------
                                                               (L000)
Exacta Circuits Limited
  Deferred cash consideration...............................   2,823
GEC-Marconi's hybrid business
  Cash consideration including costs of acquisition.........   2,756
Manchester Circuits Limited
  Cash consideration including costs of acquisition.........     759
  Overdraft.................................................   1,645
TI Technologies (Pty) Limited
  Cash consideration including costs of acquisition.........     518
  Overdraft.................................................     698
  Cash balances.............................................     (15)
                                                               -----
                                                               9,184
                                                               =====

Further information on the acquisitions is given in note 10.

     (e) MAJOR NON-CASH TRANSACTIONS

     Fixed asset additions of L4,548,000 were financed by hire purchase borrowings.

                               FORWARD GROUP PLC

14. PENSIONS

     Exacta Circuits Limited operates a funded defined benefit pension scheme covering substantially all of its employees. Employer contributions are determined by a qualified actuary on the basis of triennial valuations using the projected unit method.

     The most recent full valuation by William M. Mercer Limited was as at 5 April 1996. The assumptions which have the most significant effect on the result of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment returns would be 9% per annum, that salary increases would average 7% per annum, that present and future pensions would increase at rates of between 3% and 4.5% per annum and that equity dividend growth would average 5% per annum. The valuation showed that the market value of the scheme's assets at that date was L17,593,000 and that the actuarial value of assets represented 110% of the benefits that has accrued to members, after allowing for expected future increases in earnings. Group contributions to the scheme in the year were L955,000.

     As part of its provisional review of the fair value of the net assets of Exacta Circuits Limited the Group took actuarial advice regarding the current position of the pension scheme. This highlighted uncertainty concerning the impact of equalisation of retirement ages. In view of this uncertainty, the SSAP24 provision of Exacta Circuits Limited of L655,000 at the date of acquisition was replaced by a provision of the same amount. Following the valuation as at 5 April 1996 the provision was released.

     In addition, the Group made contributions of L284,000 during the year to several defined contribution schemes.

SFAS NO 87 DISCLOSURES (UNAUDITED)

     For the purpose of the disclosure in accordance with US GAAP, the pension cost of the Exacta Circuits Limited pension scheme has been restated in the following tables, in accordance with the requirements of SFAS No 87. The funded status of the scheme, under SFAS No 87 is as follows:

                                                                1997
                                                               ------
                                                               (L000)
Projected benefit obligations...............................   19,380
Plan assets at fair value...................................   19,864
                                                               ------
Projected benefit obligations less than plan assets.........     (484)
Unrecognised net gain.......................................    1,099
                                                               ------
Accrued pension at end of year..............................      615
                                                               ======

     Plan assets consist primarily of investments in UK and overseas equity and fixed interest securities. The principal assumptions used for SFAS No 87 purposes were as follows:

                                                               PERCENT
                                                               -------
Discount rate...............................................     8.5
Long term rate of increase in remuneration..................     6.5
Long term rate of increase in pensions......................     3.5

                               FORWARD GROUP PLC

     The net periodic pension cost for the pension scheme under SFAS No 87 comprised:

                                                                1997
                                                               ------
                                                               (L000)
Service cost -- present value of benefits earned in the
year........................................................    1,476
Interest cost on projected benefit obligations..............    1,397
Actual return on assets.....................................   (1,893)
Net amortization and deferral...............................      328
Contributions by employees..................................     (513)
                                                               ------
Net periodic pension cost...................................      795
                                                               ======

15. POST BALANCE SHEET EVENT

     On 26 March 1997 the Recommended Cash Offer for Forward Group PLC by Hicks, Muse, Tate and Furst Equity Fund III, L.P. was declared unconditional in all respects and, in due course, the Company will become a wholly owned subsidiary of PCB Investments plc.

16. SUBSIDIARY UNDERTAKINGS

     The Company has the following trading subsidiary undertakings:

                                COUNTRY OF
                                PRINCIPAL     CLASS OF
           COMPANY              OPERATION      SHARE      HOLDING     PRINCIPAL ACTIVITY
           -------             ------------  ----------   -------     ------------------
Forward Circuits Limited       England       L1            100%     Manufacture of printed
                                             Ordinary                 circuit boards
Exacta Circuits Limited        Scotland      L1            100%     Manufacture of printed
                                             Ordinary                 circuit boards
Technograph Microcircuits      England       L1            100%     Manufacture of ceramic
  Limited                                    Ordinary                 based microcircuits
Forward Circuits               England       L1            100%     International trading
  International Limited                      Ordinary                 in printed circuit
                                                                      boards
Manchester Circuits Limited    England       L1            100%     Manufacture of printed
                                             Ordinary                 circuit boards
                                             L1            100%
                                             Preferred     100%
                                             Ordinary
                                             L1
                                             Cumulative
                                             redeemable
                                             preference
TI Technologies (Pty) Limited  South Africa  R1            100%     Manufacture of printed
                                             Ordinary                 circuit boards
Swift International (Pty)      South Africa  R1            100%     Manufacture of printed
  Limited                                    Ordinary                 circuit boards
Exacta Circuits (France) SARL  France        FF 100        100%     Sale of printed
                                             Ordinary                 circuit boards in
                                                                      France

                               FORWARD GROUP PLC

17. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES OF AMERICA GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's consolidated financial statements are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in the United States of America (US GAAP). These differences, together with the approximate effects of the adjustments on net profit and equity shareholders' funds, relate principally to the items set out below:

          (a) Goodwill: Under UK GAAP, goodwill arising from acquisitions is written off against equity shareholders' funds. Upon the subsequent disposal of the business, goodwill previously written off is reinstated and considered in the calculation of the gain or loss on disposal. Under US GAAP, goodwill is capitalised and amortised over its estimated useful life. For the purpose of calculating the amortisation of goodwill a life of 40 years has been assumed. Upon the subsequent disposal of the business, unamortised goodwill is considered in the calculation of the gain or loss on disposal.

          (b) Dividends: Under UK GAAP, proposed dividends on ordinary shares, as recommended by the Directors, are deducted from equity shareholders' funds and shown as a liability in the balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are deducted from equity shareholders' funds at the date of declaration of the dividend.

          (c) Deferred taxation: UK GAAP requires that no provision for deferred taxation should be made if there is reasonable evidence that such taxation will not be payable in the foreseeable future. Under US GAAP, deferred taxation is recognised under the full liability method which permits deferred tax assets to be recognised if their realisation is considered more likely than not.

          Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

          (d) Revaluation of properties: UK GAAP allows periodic revaluations of freehold land and buildings and the related depreciation is calculated on the revalued amounts. The surplus on revaluation of property is credited directly to equity shareholders' funds. Under US GAAP, such revaluations are not permitted and depreciation is provided on the original cost.

          (e) Pension costs: Under UK GAAP, the expected cost of pensions is charged to the profit and loss account so as to spread the cost of pensions over the expected service lives of employees. Surpluses arising from the actuarial valuation are similarly spread. Under US GAAP, costs and surpluses are also spread over the expected service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ from those used for UK GAAP.

          (f) Cash flows: The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, investing activities, and financing activities. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, under UK GAAP, cash and cash equivalents include short term borrowings which under US GAAP would be presented as financing activities.

                               FORWARD GROUP PLC

     Under US GAAP, the following amounts would be reported:

                                                              YEAR ENDED
                                                              31 JANUARY
                                                                 1997
                                                              ----------
                                                                (L000)
Net cash provided by operating activities...................    13,995
Net cash used in investing activities.......................   (16,373)
Net cash provided by financing activities...................     1,589
                                                               -------
Net decrease in cash and cash equivalents...................      (789)
                                                               =======
Cash and cash equivalents under US GAAP.....................        --
                                                               =======

     Approximate effects on net profit of differences between UK and US GAAP:

                                                              YEAR ENDED
                                                              31 JANUARY
                                                                 1997
                                                              ----------
                                                                (L000)
Net profit in conformity with UK GAAP.......................    5,398
Adjustments:
  Goodwill..................................................     (188)
  Revaluation of properties.................................       12
  Pension cost..............................................      160
  Tax effect of US GAAP adjustments.........................      (53)
                                                                -----
Net profit in conformity with US GAAP.......................    5,329
                                                                =====

     Approximate effects on equity shareholders' funds of differences between UK and US GAAP at 31 January:

                                                               1997
                                                              ------
                                                              (L000)
Equity shareholders' funds in conformity with UK GAAP.......  24,143
Adjustments:
  Goodwill..................................................   7,690
  Deferred taxation.........................................    (744)
  Revaluation of properties.................................    (566)
  Pension cost..............................................    (615)
  Tax effect of US GAAP adjustments.........................     203
                                                              ------
  Equity shareholders' funds in conformity with US GAAP.....  30,111
                                                              ======

18. COMPANIES ACT 1985

     These consolidated financial statements do not comprise the Company's statutory accounts within the meaning of Section 240 of the Companies Act 1985 of Great Britain. Statutory accounts have been prepared for the year ended 31 January 1997, on which the auditors' report was unqualified. The statutory accounts for the year ended 31 January 1997 have not yet been delivered to the Registrar of Companies for England and Wales.

                         REPORT OF INDEPENDENT AUDITORS

To: The Directors
Interconnection Systems (Holdings) Limited

     We have audited the accompanying consolidated profit and loss account and statement of total recognized gains and losses and of cash flows of Interconnection Systems (Holdings) Limited for the year ended April 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of Interconnection Systems (Holdings) Limited for the year ended April 4, 1997 in conformity with accounting principles generally accepted in the United Kingdom.

     Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted principles in the United States. The application of generally accepted principles in the United States would have affected the profit and cash flows for the year ended April 4, 1997 to the extent summarized in Note 13 to the consolidated financial statements.

                                            PricewaterhouseCoopers
                                            Chartered Accountants
                                            Birmingham, England

September 28, 1998

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                       YEAR ENDED
                                                              NOTES   APRIL 4, 1997
                                                              -----   -------------
                                                                         (L000)
Turnover....................................................    2        141,643
Cost of sales...............................................             120,628
                                                                         -------
Gross profit................................................              21,015
Distribution costs..........................................               1,632
Administrative expenses.....................................               9,491
                                                                         -------
                                                                           9,892
Other operating income......................................                  44
                                                                         -------
Operating profit............................................    3          9,936
Interest receivable.........................................    6            414
Interest payable............................................    7         (1,232)
                                                                         -------
Profit on ordinary activities before taxation...............               9,118
Tax on profit on ordinary activities........................    8          6,874
                                                                         -------
Profit for the year after taxation*.........................               2,244
Dividends...................................................    9            450
                                                                         -------
Retained profit for the period..............................               1,794
                                                                         -------

------------

 * A summary of the significant adjustments to profit for the year that would be required if United States generally accepted accounting principles had been applied instead of those generally accepted in the United Kingdom is set forth in Note 13 of the Notes to the Consolidated Financial Statements.

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Note of historical cost profits
  Reported profit on ordinary activities before taxation....       9,118
  Depreciation charged during the period in respect of the
     excess of valuation over historical cost of revalued
     assets.................................................       9,148
                                                                  ------
  Historical cost profit on ordinary activities before
     taxation...............................................      18,266
                                                                  ======
  Historical cost profit on ordinary activities after
     taxation and dividends.................................       3,294
                                                                  ======

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                               YEAR ENDED
                                                              APRIL 4, 1997
                                                              -------------
                                                                 (L000)
Profit on ordinary activities after taxation................      2,244
Unrealized surplus on revaluation of freehold land and
  buildings.................................................     (1,564)
Unrealized surplus on revaluation of plant and machinery....     23,743
                                                                 ------
Total recognized gains and losses relating to the period....     24,423
                                                                 ======

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              (EXPRESSED IN THOUSANDS OF BRITISH POUNDS STERLING)

                                                                       YEAR ENDED
                                                              NOTES   APRIL 4, 1997
                                                              -----   -------------
                                                                         (L000)
Net cash inflow from operating activities...................  3(b)        33,842
                                                                         -------
Returns on investments and servicing of finance
  Interest paid.............................................              (1,077)
  Interest received.........................................                 414
  Dividends paid to parent company shareholders.............                (450)
                                                                         -------
Net cash outflow from returns on investments and servicing
  of finance................................................              (1,113)
                                                                         -------
Taxation
  Corporation tax paid......................................              (4,903)
                                                                         -------
Tax paid....................................................              (4,903)
                                                                         -------
Management of liquid resources
  Investment in term deposit................................             (16,000)
                                                                         -------
Net cash outflow from management of liquid resources........             (16,000)
                                                                         -------
Investing activities
  Payments to acquire tangible fixed assets.................             (24,119)
Net cash outflow from investing activities..................             (24,119)
                                                                         -------
Net cash inflow/(outflow) before financing..................             (12,293)
                                                                         =======
Financing
  New loans.................................................             (22,089)
  Repayment of loans........................................               1,183
  Repayment of finance leases...............................               1,005
                                                                         -------
Net cash outflow/(inflow) from financing....................             (19,901)
Increase in cash and cash equivalents.......................               7,608
                                                                         -------
                                                                         (12,293)
                                                                         =======

     The significant differences between the cash flow statement presented above and that required under United States generally accepted accounting principles are described in Note 13 of the Notes to the Consolidated Financial Statements.

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

1. ACCOUNTING POLICIES

     ACCOUNTING CONVENTION

     The financial statements are prepared under the historical cost convention modified to include the revaluation of certain tangible fixed assets.

     The financial statements are prepared in accordance with applicable United Kingdom accounting standards.

     BASIS OF CONSOLIDATION

     The consolidated financial statements consolidate the accounts of Interconnection Systems (Holdings) Limited (the "Company") and its subsidiary undertaking Interconnection Systems Limited (together the "Group"). They do not include the financial statements of Interconnection Systems Sales Limited as, in the opinion of the directors, it would be of no real value to the Company's members in view of the insignificant amounts involved. Interconnection Systems Sales Limited has not traded since incorporation. The accounting period for both companies comprises 52 weeks ending on the Friday nearest to March 31. Periodically a 53 week period will be necessary to realign the accounting period with the calendar. On December 4, 1997 the Company changed names to Viasystems II Limited.

     RESTATEMENT OF RESULTS

     In previous filings financial statements for the Company have been reported for the year ended April 4, 1997. These previously reported financial statements have been adjusted by the directors of the Company for a revaluation of land and buildings and plant and machinery at an earlier date of the year as allowed under UK GAAP. This adjustment has the effect of increasing depreciation on these assets for the year ended April 4, 1997 under UK GAAP. The adjusted profits under US GAAP as shown in Note 13 are not effected by this change in the revaluation date and the related impact on profit under UK GAAP.

     REVENUE RECOGNITION

     Revenue is recognized in the period in which goods are dispatched to customers.

     GOODWILL

     Goodwill, both positive and negative, arising on the acquisition of Interconnection Systems Limited has been taken directly to reserves under "Other reserves."

     DEPRECIATION

     Depreciation is provided on all tangible fixed assets, at rates calculated to write off the cost or valuation of each asset evenly over its expected useful life, as follows:

               Freehold buildings -- over 40 years
               Plant and machinery -- over 2 to 10 years
               Fixtures and fittings -- over 3 to 10 years

     The part of the annual depreciation charge on revalued assets which relates to the surplus over cost is transferred from the revaluation reserve to retained profits.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     GOVERNMENT GRANTS

     Regional Selective Assistance is credited to income over the period to which it relates.

     DEFERRED FUNDING ARRANGEMENTS

     Amounts secured by way of loan arrangements which if certain conditions are achieved may not be repaid are shown in creditors and credited to income over the life of the primary term of the funding arrangement.

     STOCKS

     Stocks are stated at the lower of cost and net realizable value as follows:

          Costs incurred in bringing each product to its present location and condition:

            Raw materials                        -- purchase cost on a first-in, first-out basis

            Work in progress and finished goods  -- cost of direct materials and labor plus attributable overheads based on a normal
                                                    level of activity

     Net realizable value is based on estimated selling price less further costs expected to be incurred to completion and disposal.

     FINANCE LEASES

     Assets held under finance leases are capitalized in the balance sheet and are depreciated over their useful lives. The interest element of rental obligations is charged to the profit and loss account over the period of the lease in accordance with Statement of Standard Accounting Practice 21.

     RESEARCH AND DEVELOPMENT

     Research and development expenditure is written off as incurred.

     FOREIGN CURRENCIES

     Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

     DEFERRED TAXATION

     Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable.

     PENSIONS

     Interconnection Systems Limited operates a defined benefit pension scheme which is funded by the payment of contributions to a separately administered fund.

     Contributions to the fund are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives.

     Future variations in pension cost, which are identified as a result of an actuarial valuation, will be amortised over the expected remaining lives of current employees in the scheme. Differences between the

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED amounts funded and the amounts charged to the profit and loss account will be treated as either provisions or prepayments in the balance sheet.

2. TURNOVER

     Turnover represents the net invoiced sales, excluding value added tax, of goods sold during the period.

     The Company's operations are all located in the United Kingdom and its turnover and pre-tax profit is attributable to one continuing activity, the manufacture of printed circuit boards.

     An analysis of turnover by geographical market is given below:

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
United Kingdom..............................................       61,209
Belgium.....................................................       16,915
Germany.....................................................       19,524
Sweden......................................................       21,630
Other Continental Europe....................................       22,365
                                                                  -------
                                                                  141,643
                                                                  =======

     Of the total turnover, 16.3% related to one customer and 15.8% to another.

3. OPERATING PROFIT

     (a) This is stated after charging/(crediting):

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Directors' remuneration (see note 4)........................         192
Auditors' remuneration for audit services -- previous.......          35
Auditors' remuneration for audit services -- current........          30
Auditors' remuneration for non audit services -- previous...          75
Depreciation of tangible fixed assets.......................      26,771
Research and development expenditure........................         475
Exchange gains..............................................        (431)
Hire of plant and machinery.................................          18
Regional Selective Assistance...............................        (600)
                                                                  ======

     (b) Reconciliation of operating profit to net cash inflow from operating activities:

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Operating profit............................................       9,936
Depreciation................................................      26,771
Government grants released..................................        (600)
Increase in debtors.........................................      (6,632)
Increase in stocks..........................................      (1,685)
Increase in creditors.......................................       6,052
                                                                  ------
Net cash inflow from operating activities...................      33,842
                                                                  ======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

4. DIRECTORS' REMUNERATION

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Fees........................................................         --
Other emoluments (including pension contributions)..........        192
                                                                    ---
                                                                    192
                                                                    ===
Emoluments of the chairman (excluding pension contributions)
  were:.....................................................          9
                                                                    ===
Emoluments of the highest paid director (excluding pension
  contributions) were:......................................        181
                                                                    ===

     Directors emoluments (excluding pension contributions) fell within the following ranges:

                                                                        YEAR ENDED
                                                                         APRIL 4,
                                                                           1997
                                                                        ----------
L5,001    -- L10,000..................................................      1
L180,001  -- L185,000.................................................      1

5. STAFF COSTS

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Wages and salaries..........................................      26,429
Social security costs.......................................       2,185
Other pension costs.........................................         212
                                                                  ------
                                                                  28,826
                                                                  ======

     The average weekly number of employees during the period was made up as follows:

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
Sales and administration....................................          67
Manufacturing...............................................       1,332
                                                                   -----
                                                                   1,399
                                                                   =====

6. INTEREST RECEIVABLE

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Bank deposit interest.......................................        414
                                                                    ===

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

7. INTEREST PAYABLE

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Bank overdraft..............................................          10
Other loans wholly repayable within five years (net of
  rebate)...................................................         478
Other loans not wholly repayable within five years..........         544
Loan stock..................................................         200
                                                                   -----
                                                                   1,232
                                                                   =====

8. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
The taxation charge is made up as follows:
  Based on the profit for the period Corporation tax at
     33%....................................................       6,463
  Corporation tax under provided in previous Periods........         411
                                                                   -----
                                                                   6,874
                                                                   =====

     If full recognition had been made in respect of deferred taxation for the period in respect of capital allowances in advance of depreciation and other timing differences the taxation charge would have decreased by L2,252,930.

9. DIVIDENDS

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Ordinary -- interim paid on equity shares...................        450
                                                                    ===

10. PENSION COMMITMENTS

     Interconnection Systems Limited operates a defined benefit pension scheme which is funded by the payment of contributions to a separately administered fund.

     The contributions to the scheme are determined on behalf of the company with the advice of an independent qualified actuary on the basis of a triennial valuation using the Projected Unit Method. The most recent valuation was carried out as at January 1, 1996. The actuary's valuation used the following main assumptions:

Long term investment return.................................   8.5% per annum
Increase in pensionable salaries............................   6.5% per annum
Increase in pensions in payment.............................   3.0% per annum

     This valuation showed that the market value of the Scheme's assets at January 1, 1996 amounted to L5,660,314 and the actuarial value was sufficient to cover 103% of the benefits that had accrued to members after projecting pensionable salaries to the assumed date of retirement or death.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     The net periodic pension cost for each fiscal year is as follows:

                                                               APRIL 4, 1997
                                                               -------------
                                                                     L
Service cost................................................        263
Interest cost...............................................        443
Actual return on plan assets................................       (509)
Net amortization and deferral...............................        (57)
                                                                   ----
Net periodic pension cost...................................        140
                                                                   ====

11. DIRECTORS' INTERESTS

     I H Bradbury has an interest in payments of L389,933 made by Interconnection Systems Limited to Interconnection Systems (Holdings) Limited in the period ended 4 April 1997 in respect of consultancy services provided to Interconnection Systems Limited by I H Bradbury.

     In addition, the company purchased a property during the year at its market value of L145,000 from T P Robinson, a director of Interconnection Systems Limited and Interconnection Systems (Holdings) Limited.

12. COMPANIES ACT 1985

     These financial statements do not comprise the Company's statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the year ended April 4, 1997, have been delivered to the Registrar of Companies for England and Wales. The auditors' report on these accounts was unqualified.

13. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the Group are summarized below.

     PENSION COSTS

     The Group provides for the cost of retirement benefits based upon consistent percentages of employees' pensionable pay as recommended by independent qualified actuaries. US GAAP require that the projected benefit obligation (pension liability) be matched against the fair value of the plan's assets and be adjusted to reflect any unrecognized obligations or assets in determining the pension cost or credit for the year. For the purposes of the reconciliation below, US GAAP have been adopted as of April 1, 1995. The Company has not implemented FAS 87 as of the effective date specified in the standard for a foreign plan (fiscal years beginning after December 15, 1988) due to the unavailability of actuarial data. A portion of the transition liability at April 1, 1995 has been allocated to shareholders' funds based on a ratio of 6/15, being the number of years elapsed between the effective date of FAS 87 and April 1, 1995 over the 15 year period being used to amortize the transition liability.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     Summary of principal assumptions made by the actuary:

                                                               APRIL 4, 1997
                                                               --------------
                                                                     %
Discount rate...............................................        8.5%
Salary growth...............................................        6.5
Long-term return on assets..................................        9.0
Pension increases...........................................        3.0

     The following table details the funded status of the plan under US GAAP:

                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Vested benefit obligation...................................       5,800
Accrued benefit obligation..................................       5,800
Projected benefit obligation................................       6,520
Assets at market value......................................       6,368
Funded status...............................................        (152)
Unrecognized transition asset...............................        (395)
Other unrecognised net loss.................................         787
Prepaid pension cost........................................         240

     Amounts funded to the pension are primarily invested in equity and fixed income securities.

     GOODWILL AND NEGATIVE GOODWILL

     Under UK GAAP, goodwill and negative goodwill arising on acquisitions is set off against or credited to shareholders' funds in the year of acquisition. Under US GAAP, such goodwill would be capitalized and amortized over its estimated useful life which in the case of the acquisition of Interconnection Systems Limited is estimated to be 10 years. Under US GAAP, negative goodwill would be eliminated by reducing the value of the interest in the noncurrent assets acquired.

     Accordingly, under US GAAP the carrying value of the additional 20% interest in the tangible fixed assets of Interconnection Systems Limited acquired in 1994 would have been reduced by L1,067,000 and subsequent depreciation would have been reduced by L201,000 per annum.

     REVALUATION OF FIXED ASSETS

     Under UK GAAP, the Group's tangible fixed assets are carried at valuations and depreciation is computed based on the revalued amounts. Under US GAAP, such revaluation is not permitted and all tangible assets would be carried at cost subject to any impairment write down and the depreciation charge would be based on such carrying amount. The gain or loss arising on the disposal of tangible assets under US GAAP would differ from that arising under UK GAAP by the amount of the revaluation gain thus realized, which in the year ended April 4, 1997 is not material.

     DEFERRED TAXATION

     Under UK GAAP, deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable. Under US GAAP, deferred taxation would be computed on all temporary differences between the tax and book bases of assets and liabilities, which will result in taxable or

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED tax deductible amounts in future years. Deferred taxation assets would be recognized to the extent that it is more likely than not that they will be realized.

     Deferred taxation also arises in relation to the tax effect of other UK GAAP to US GAAP adjustments.

     Approximate effects on net income of differences between UK GAAP and US
GAAP:

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Profit for the year as reported in the consolidated profit
and loss account............................................       2,244
Pension costs...............................................          77
Amortization of Goodwill....................................         (84)
Depreciation of tangible fixed assets.......................       9,333
Deferred taxation -- methodology............................         787
                   -- on adjustments........................         (25)
                                                                  ------
Net income for the year as adjusted to accord with US
  GAAP......................................................      12,332
                                                                  ======

     CONSOLIDATED STATEMENT OF CASH FLOWS

     The consolidated statement of cash flows prepared under UK GAAP presents substantially the same information as that required under US GAAP. The statements differ however with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

     Under US GAAP, cash and cash equivalents would not include bank overdrafts. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing. US GAAP require only three categories of cash flow activity to be reported; operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP.

     The categories of cash flow activity under US GAAP can be summarized as follows:

                                                                YEAR ENDED
                                                               APRIL 4, 1997
                                                               -------------
                                                                  (L000)
Cash inflow from operating activities.......................       27,826
Cash outflow on investing activities........................      (24,119)
Cash (outflow)/inflow from financing activities.............       19,901
                                                                  -------
Increase in cash and cash equivalents.......................       23,608
Cash and cash equivalents:
  Opening balance...........................................        2,636
                                                                  -------
  Closing balance...........................................       26,244
                                                                  =======

                                VIASYSTEMS LOGO

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued January 10, 2000

                                                    Shares

                                VIASYSTEMS LOGO

                                  COMMON STOCK
                            ------------------------

VIASYSTEMS GROUP, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND
$     PER SHARE.
                            ------------------------

WE INTEND TO APPLY TO LIST OUR COMMON STOCK ON [THE NEW YORK STOCK EXCHANGE]/[THE NASDAQ NATIONAL MARKET] UNDER THE SYMBOL " ."
                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                            ------------------------
                              PRICE $     A SHARE
                            ------------------------

                                                UNDERWRITING
                                   PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                    PUBLIC       COMMISSIONS    VIASYSTEMS
                                 ------------   -------------   -----------
Per Share......................             $              $              $
Total..........................  $               $              $

Viasystems Group, Inc. has granted the underwriters the right to purchase up to
an additional        shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the shares to
purchasers on           , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                                      CREDIT SUISSE FIRST BOSTON
                                                                       CHASE H&Q

            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with the issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Registrant.

Securities and Exchange Commission Registration Fee.........  $132,000
NASD Fee....................................................    30,500
[NYSE]/[Nasdaq] Listing Fee.................................     *
Printing and Engraving Expenses.............................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Transfer Agent Fees and Expenses............................     *
Miscellaneous...............................................     *
                                                              --------
          Total.............................................  $
                                                              ========

------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted under the DGCL (including the right to be paid expenses incurred in investigating or defending any such proceeding in advance of its final disposition).

     Article Eleventh of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has purchased a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In March 1997, the Registrant issued 200,000 shares of its common stock, $0.01 par value ("common stock"), to two of its directors for an aggregate purchase price of $200,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     In May 1997, the Registrant issued 100,000 shares of its common stock to one of its directors for an aggregate purchase price of $100,000. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     In June 1997, the Registrant issued 85,000,000 shares of its common stock to the holders of its series A preferred stock in exchange for all of its outstanding shares of series A preferred stock. The securities were issued in reliance on Section 3(a)(9) of the Securities Act.

     In June 1997, the Registrant issued 140,000,000 shares of its common stock to the stockholders of Chips Holdings, Inc. in connection with the merger of Chips Holdings, Inc. with the Registrant.

     In June 1997, the Registrant issued 1,175,000 shares of its common stock to certain directors, officers and consultants of the Registrant for an aggregate purchase price of $1,175,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     In April 1998, the Registrant issued 45,983,857 shares of its common stock to some of its existing stockholders, an individual and a limited partnership for an aggregate purchase price of $55,550,305. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     In October 1998, the Registrant issued 15,000 shares of its common stock to an employee upon exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In December 1998, the Registrant issued 15,000 shares of its common stock to an employee upon exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In February 1999, the Registrant issued 15,000 shares of its common stock to an employee upon exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In April 1999, the Registrant issued 1,639,344 shares of its common stock to the former stockholders of PAGG Corporation, which the Registrant acquired in a stock purchase transaction in April 1999, as partial consideration for the purchase price of such acquisition. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     In July 1999, the Registrant issued 163,934,427 shares of its common stock to a limited liability company for $200,000,000 in cash. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     In September 1999, the Registrant issued 10,000 shares of its common stock to an employee upon exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In October 1999, the Registrant issued 20,000 shares of its common stock to an employee upon exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement(2)
          2.1            -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(3)
          2.2            -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.)and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
          2.3            -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
          2.4            -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(3)
          2.5            -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(8)
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Viasystems Group, Inc.(2)
          3.2            -- Amended and Restated Bylaws of Viasystems Group, Inc.(2)
          4.1            -- Third Amended and Restated Credit Agreement, dated August
                            5, 1999, among Viasystems Group, Inc., Viasystems, Inc.,
                            the Foreign Subsidiary Borrowers parties thereto, the
                            lenders party thereto, The Chase Manhattan Bank of
                            Canada, Chase Manhattan International Limited, The Chase
                            Manhattan Bank and Chase Securities Inc.(8)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP(2)
         10.1            -- Supply Agreement dated as of November 26, 1996, by and
                            between Lucent Technologies Inc. and Circo Craft
                            Technologies, Inc. (confidential treatment was granted
                            with respect to certain portions of this exhibit)(5)
         10.2            -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                            Option Plan(3)
         10.3            -- Amended and Restated Stock Option Agreement dated as of
                                             , 2000 between Viasystems Group, Inc.
                            and James N. Mills(2)
         10.4            -- Amended and Restated Stock Option Agreement dated as of
                                             , 2000 between Viasystems Group, Inc.
                            and David M. Sindelar(2)
         10.5            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
         10.6            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
         10.7            -- Third Amended and Restated Monitoring and Oversight
                            Agreement, dated as of June 6, 1997, among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp., Circo Craft Co. Inc., Viasystems International,
                            Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8            -- Third Amended and Restated Financial Advisory Agreement
                            dated as of June 6, 1997, among Viasystems Group, Inc.,
                            Viasystems, Inc., Viasystems Technologies Corp., Circo
                            Craft Co. Inc., Viasystems International, Inc., PCB
                            Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.9            -- Executive Employment Agreement, dated as of January 1,
                            1997, by and among Viasystems Group, Inc. (formerly known
                            as Circo Technologies Group, Inc.), Viasystems, Inc.
                            (formerly known as Circo Craft Technologies, Inc.) and
                            James N. Mills(4)
         10.10           -- Executive Employment Agreement, dated as of January 1,
                            1997, by and among Viasystems Group, Inc. (formerly known
                            as Circo Technologies Group, Inc.), Viasystems, Inc.
                            (formerly known as Circo Craft Technologies, Inc.) and
                            David M. Sindelar(4)
         10.11           -- Agreement, dated as of December 30, 1996, between
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.) and the Communication Workers of
                            America(4)
         10.12           -- Environmental, Health and Safety Agreement, dated as of
                            November 26, 1996, between Lucent Technologies and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
         10.13           -- Executive Employment Agreement, dated as of October 16,
                            1998, by and among Viasystems Group, Inc., Viasystems,
                            Inc. and Viasystems Technologies Corp. and Timothy L.
                            Conlon(7)
         10.14           -- Amended and Restated Stockholders Agreement, dated as of
                            June 6, 1997, among Viasystems Group, Inc. and certain
                            stockholders of Viasystems Group, Inc.(2)
         10.15           -- First Amendment to Amended and Restated Stockholders
                            Agreement, dated as of November 4, 1998, among Viasystems
                            Group, Inc. and certain stockholders of Viasystems Group,
                            Inc.(2)
         10.16           -- Parts Sourcing Contract, dated as of December 2, 1994,
                            among Wirekraft Industries, Inc. and General Electric
                            Company (Confidential treatment has been granted with
                            respect to certain portions of this exhibit.)(9)
         10.17           -- Agreement dated as of December 29, 1995 among Wirekraft
                            Industries, Inc. and General Electric Company
                            (Confidential treatment has been granted with respect to
                            certain portions of this exhibit.)(10)
         21.1            -- Subsidiaries of Viasystems Group, Inc.(2)
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(1)
         23.3            -- Consent of PricewaterhouseCoopers LLP(1)
         23.4            -- Consent of PricewaterhouseCoopers LLP(1)
         23.5            -- Consent of PricewaterhouseCoopers(1)
         23.6            -- Consent of KPMG Audit plc(1)
         23.7            -- Consent of PricewaterhouseCoopers(1)
         24.1            -- Power of Attorney (included on signature page of this
                            Registration Statement)

---------------

 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K.

    (b) FINANCIAL STATEMENT SCHEDULE

PAGE NUMBER                          DESCRIPTION
-----------                          -----------
             Report of Independent Public Accountants on Financial
S-1          Statement Schedule
   S-2       Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on January 10, 2000.

                                            VIASYSTEMS GROUP, INC.

                                            By:   /s/ DAVID M. SINDELAR
                                             -----------------------------------
                                                     David M. Sindelar
                                                 Senior Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James N. Mills and David M. Sindelar, and each of them, his true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----


                 /s/ JAMES N. MILLS                      Chairman of the Board and     January 10, 2000
-----------------------------------------------------      Chief Executive Officer
                   James N. Mills                          (Principal Executive
                                                           Officer)

                /s/ TIMOTHY L. CONLON                    President, Chief Operating    January 10, 2000
-----------------------------------------------------      Officer and a Director
                  Timothy L. Conlon

                /s/ DAVID M. SINDELAR                    Senior Vice President and     January 10, 2000
-----------------------------------------------------      Chief Financial Officer
                  David M. Sindelar                        (Principal Financial and
                                                           Accounting Officer)

                  /s/ JACK D. FURST                      Director                      January 10, 2000
-----------------------------------------------------
                    Jack D. Furst

                /s/ KENNETH F. YONTZ                     Director                      January 10, 2000
-----------------------------------------------------
                  Kenneth F. Yontz

                 /s/ THOMAS O. HICKS                     Director                      January 10, 2000
-----------------------------------------------------
                   Thomas O. Hicks

                /s/ RICHARD W. VIESER                    Director                      January 10, 2000
-----------------------------------------------------
                  Richard W. Vieser

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors of Viasystems Group, Inc.:

     In connection with our audits of the consolidated financial statements of Viasystems Group, Inc. and its subsidiaries at December 31, 1997 and 1998 and for the period from inception (August 28, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, which financial statements are included in this prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 7, 2000

                                                                     SCHEDULE II

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

ALLOWANCE FOR DOUBTFUL ACCOUNTS    BALANCE AT                   CHARGES TO                               BALANCE AT
-- DEDUCTED FROM RECEIVABLES IN    BEGINNING                     COST AND     ACCOUNTS     TRANSLATION     END OF
       THE BALANCE SHEET           OF PERIOD     ACQUISITIONS    EXPENSES    WRITTEN OFF   ADJUSTMENTS     PERIOD
-------------------------------   ------------   ------------   ----------   -----------   -----------   ----------
Year Ended December 31, 1997....     $  409         $1,632        $7,176       $(7,636)       $992         $2,573
                                     ======         ======        ======       =======        ====         ======
Year Ended December 31, 1998....     $2,573         $1,470        $  158       $  (548)       $141         $3,794
                                     ======         ======        ======       =======        ====         ======

                               INDEX TO EXHIBITS

    EXHIBIT
     NUMBER                              DESCRIPTION                             PAGE
    -------                              -----------                             ----
      1.1        -- Form of Underwriting Agreement(2)
      2.1        -- Securities Purchase Agreement, dated as of October 1,
                    1996, among Viasystems Group, Inc. (formerly known as
                    Circo Craft Holding Company) and certain Purchasers (as
                    defined therein)(3)
      2.2        -- Acquisition Agreement, dated as of November 26, 1996,
                    among Lucent Technologies Inc., Viasystems Group, Inc.
                    (formerly known as Circo Technologies Group, Inc.)and
                    Viasystems, Inc. (formerly known as Circo Craft
                    Technologies, Inc.)(3)
      2.3        -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                    L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                    Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
      2.4        -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                    Inc.(3)
      2.5        -- Share Purchase Agreement, dated August 1, 1999, among
                    Termbray Electronics (B.V.I.) Limited, Termbray
                    Industries International (Holdings) Limited, Viasystems,
                    Inc. and Viasystems Group, Inc.(8)
      3.1        -- Amended and Restated Certificate of Incorporation of
                    Viasystems Group, Inc.(2)
      3.2        -- Amended and Restated Bylaws of Viasystems Group, Inc.(2)
      4.1        -- Third Amended and Restated Credit Agreement, dated August
                    5, 1999, among Viasystems Group, Inc., Viasystems, Inc.,
                    the Foreign Subsidiary Borrowers parties thereto, the
                    lenders party thereto, The Chase Manhattan Bank of
                    Canada, Chase Manhattan International Limited, The Chase
                    Manhattan Bank and Chase Securities Inc.(8)
      5.1        -- Opinion of Legality of Weil, Gotshal & Manges LLP(2)
     10.1        -- Supply Agreement dated as of November 26, 1996, by and
                    between Lucent Technologies Inc. and Circo Craft
                    Technologies, Inc. (confidential treatment was granted
                    with respect to certain portions of this exhibit)(5)
     10.2        -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                    Option Plan(3)
     10.3        -- Amended and Restated Stock Option Agreement dated as of
                                     , 2000 between Viasystems Group, Inc.
                    and James N. Mills(2)
     10.4        -- Amended and Restated Stock Option Agreement dated as of
                                     , 2000 between Viasystems Group, Inc.
                    and David M. Sindelar(2)
     10.5        -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
     10.6        -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
     10.7        -- Third Amended and Restated Monitoring and Oversight
                    Agreement, dated as of June 6, 1997, among Viasystems
                    Group, Inc., Viasystems, Inc., Viasystems Technologies
                    Corp., Circo Craft Co. Inc., Viasystems International,
                    Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                    Acquisition Limited and Hicks, Muse & Co. Partners,
                    L.P.(4)

    EXHIBIT
     NUMBER                              DESCRIPTION                             PAGE
    -------                              -----------                             ----
     10.8        -- Third Amended and Restated Financial Advisory Agreement
                    dated as of June 6, 1997, among Viasystems Group, Inc.,
                    Viasystems, Inc., Viasystems Technologies Corp., Circo
                    Craft Co. Inc., Viasystems International, Inc., PCB
                    Acquisition Limited, PCB Investments PLC, Chips
                    Acquisition Limited and Hicks, Muse & Co. Partners,
                    L.P.(4)
     10.9        -- Executive Employment Agreement, dated as of January 1,
                    1997, by and among Viasystems Group, Inc. (formerly known
                    as Circo Technologies Group, Inc.), Viasystems, Inc.
                    (formerly known as Circo Craft Technologies, Inc.) and
                    James N. Mills(4)
     10.10       -- Executive Employment Agreement, dated as of January 1,
                    1997, by and among Viasystems Group, Inc. (formerly known
                    as Circo Technologies Group, Inc.), Viasystems, Inc.
                    (formerly known as Circo Craft Technologies, Inc.) and
                    David M. Sindelar(4)
     10.11       -- Agreement, dated as of December 30, 1996, between
                    Viasystems, Inc. (formerly known as Circo Craft
                    Technologies, Inc.) and the Communication Workers of
                    America(4)
     10.12       -- Environmental, Health and Safety Agreement, dated as of
                    November 26, 1996, between Lucent Technologies and
                    Viasystems, Inc. (formerly known as Circo Craft
                    Technologies, Inc.)(3)
     10.13       -- Executive Employment Agreement, dated as of October 16,
                    1998, by and among Viasystems Group, Inc., Viasystems,
                    Inc. and Viasystems Technologies Corp. and Timothy L.
                    Conlon(7)
     10.14       -- Amended and Restated Stockholders Agreement, dated as of
                    June 6, 1997, among Viasystems Group, Inc. and certain
                    stockholders of Viasystems Group, Inc.(2)
     10.15       -- First Amendment to Amended and Restated Stockholders
                    Agreement, dated as of November 4, 1998, among Viasystems
                    Group, Inc. and certain stockholders of Viasystems Group,
                    Inc.(2)
     10.16       -- Parts Sourcing Contract, dated as of December 2, 1994,
                    among Wirekraft Industries, Inc. and General Electric
                    Company (Confidential treatment has been granted with
                    respect to certain portions of this exhibit.)(9)
     10.17       -- Agreement dated as of December 29, 1995 among Wirekraft
                    Industries, Inc. and General Electric Company
                    (Confidential treatment has been granted with respect to
                    certain portions of this exhibit.)(10)
     21.1        -- Subsidiaries of Viasystems Group, Inc.(2)
     23.1        -- Consent of Weil, Gotshal & Manges LLP (included in the
                    opinion filed as Exhibit 5.1)
     23.2        -- Consent of PricewaterhouseCoopers LLP(1)
     23.3        -- Consent of PricewaterhouseCoopers LLP(1)
     23.4        -- Consent of PricewaterhouseCoopers LLP(1)
     23.5        -- Consent of PricewaterhouseCoopers(1)
     23.6        -- Consent of KPMG Audit plc(1)
     23.7        -- Consent of PricewaterhouseCoopers(1)
     24.1        -- Power of Attorney (included on signature page of this
                    Registration Statement)

---------------

 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727)

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K.